As filed with the Securities and Exchange Commission on December 20, 2006	Registration No. 333-133779

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

PRE-EFFECTIVE AMENDMENT NO. 4 ON
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

Cougar Biotechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	20-2903204
(State or other jurisdiction of	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

	10990 Wilshire Boulevard, Suite 1200 Los Angeles, CA 90024 (310) 943-8040
(Address and telephone number off principal executive offices and principal place of business)

Mr. Alan H. Auerbach
Chief Executive Officer
Cougar Biotechnology, Inc.
10990 Wilshire Boulevard, Suite 1200
Los Angeles, CA 90024
Telephone: (310) 943-8040
Facsimile: (310) 943-8059
 (Name and address of agent for service)

Copies to:
Christopher J. Melsha, Esq.
Ranga Nutakki, Esq.
Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 642-8343

__________________________________

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

OFFERING PROSPECTUS
Subject to completion, dated December 20, 2006

Cougar Biotechnology, Inc.

11,643,871 Shares
Common Stock

The selling stockholders identified on pages 56-61 of this prospectus are offering on a resale basis a total of 11,643,871 shares of our common stock, including 9,486,752 shares issuable upon the conversion of preferred stock and 1,103,035 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the OTC Bulletin Board®. The selling stockholders identified herein will be required to sell the common stock (including shares of common stock issued upon conversion of preferred stock and exercise of warrants) registered hereunder at a fixed price of $4.50 per share until such time such securities are eligible for trading on a national securities exchange, the Nasdaq or other over-the-counter markets. At and after such time that such securities are eligible for trading in such a manner, the selling stockholders may sell such securities at the prevailing market price or at a privately negotiated price.
________________

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 8.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is _____, 2006.

Table of Contents

PROSPECTUS SUMMARY	3
RISK FACTORS	8
NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
MANAGEMENT’S DISCUSSION AND ANALYSIS	18
BUSINESS	30
MANAGEMENT	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	53
CHANGES IN OUR CERTIFYING ACCOUNTANT	54
USE OF PROCEEDS	54
DETERMINATION OF OFFERING PRICE	55
SELLING STOCKHOLDERS	56
PLAN OF DISTRIBUTION	62
DESCRIPTION OF CAPITAL STOCK	63
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	64
ABOUT THIS PROSPECTUS	65
WHERE YOU CAN FIND MORE INFORMATION	65
VALIDITY OF COMMON STOCK	65
EXPERTS	65
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus before making an investment decision. All references in this prospectus to “Cougar,” “we,” “us” and “our” refer to Cougar Biotechnology, Inc.

Company Overview

We are a development stage biopharmaceutical company based in Los Angeles, California that in-licenses novel therapeutics and develops such therapeutics for the treatment of cancer. Our strategy is to license technologies that have previously been tested in clinical trials, enabling us to obtain an initial indication of the drug’s safety and biological activity in humans before committing capital to the drug’s development.

We were incorporated in Delaware in May 2003. On April 3, 2006, we entered into a “reverse merger” transaction whereby SRKP Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SRKP 4, Inc., a Delaware corporation, merged with and into us and we became a wholly owned subsidiary of SRKP 4, Inc., which will hereinafter be referred to as SRKP. In accordance with the terms of the merger, our outstanding common stock and preferred stock automatically converted into shares of SRKP common stock and preferred stock, respectively, at a conversion ratio of .38411. Subsequent to the merger, the holders of our capital stock held the same percentage of our capital stock that they held immediately prior to the merger. On April 6, 2006, we completed a short-form merger with SRKP, whereby we merged with and into SRKP, and changed our name to “Cougar Biotechnology, Inc.”

Our executive offices are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Our telephone number is (310) 943-8040. Our website is www.cougarbiotechnology.com. None of the information on our internet site is part of this prospectus.

We currently own the rights to three clinical stage oncology drug candidates. We have attracted a management team, Board of Directors and Scientific Advisory Board experienced in biotechnology, pharmaceuticals and cancer treatment.

CB7630

In April 2004, we licensed the exclusive worldwide rights to CB7630 (abiraterone acetate) from BTG plc, a British corporation. CB7630 is an orally active targeted inhibitor of the steroidal enzyme (17a-hydroxylase/C17,20 lyase) which is involved in testosterone production. In preclinical studies, CB7630 has demonstrated the ability to selectively inhibit the target enzyme, reducing levels of testosterone production in both the adrenals and the testes that is believed to stimulate the growth of prostate cancer cells.

Phase I trials on CB7630 have been performed by the Centre for Cancer Therapeutics, Institute of Cancer Research (Sutton, United Kingdom), and Royal Marsden NHS Trust (Sutton, United Kingdom). We believe that the data from these clinical studies appears to indicate that CB-7630 can successfully inhibit testosterone production and has an acceptable safety profile for a cancer drug. The results from these Phase I studies of CB-7630 were published in the British Journal of Cancer in June 2004. In December 2005, we initiated a Phase I/II trial of CB7630 for the treatment of advanced prostate cancer. The Phase I/II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden Hospital in the United Kingdom. This clinical trial is an open-label, dose-escalating study to evaluate safety and efficacy administered as a second-line hormonal agent to chemotherapy-naïve hormone refractory patients with rising prostate-specific antigen, or PSA, levels. In October 2006, we announced results of the Phase I portion of this clinical trial, which included eight of 12 patients with PSA declines of more then 50 percent and that CB7630 was well-tolerated. See “Business - Our Product Candidates - CB7630 (Abiraterone acetate) - Results of Clinical Trials for CB7630.”

In February 2006, we announced that our Investigational New Drug Application for CB7630 had been approved by the US Food and Drug Administration, or FDA. A Phase I trial of CB7630 as a second line hormonal agent for advanced prostate cancer patients that have failed treatment with first line hormone therapy was initiated at the University of California San Francisco Comprehensive Cancer Center in May 2006. In December 2006, we also initiated a Phase II trial of CB7630 at The Institute for Cancer Research UK center for Cancer Therapeutics, and at  The Royal Marsden NHS Foundation Trust in the United Kingdom. See "Business - Our Product Candidates - CB7630 (Abiterone Acetate)."

We are planning additional clinical studies relating to CB7630, and will require additional financing to complete development of CB7630.

CB3304

In March 2004, we licensed from Emory University the exclusive worldwide rights to CB3304 (noscapine), an orally active alkaloid derived from opium, which we believe has potential applications in the treatment of a number of tumor types where tubulin inhibitors are known to have activity, including non-Hodgkin’s lymphoma, or NHL, multiple myeloma, breast cancer, lung cancer, ovarian cancer and prostate cancer. A Phase I trial of CB3304 in patients with relapsed or refractory non-Hodgkin’s lymphoma has been initiated at the University of Southern California Norris Comprehensive Cancer Center.

In December 2005, we announced results from preclinical experiments that we believe demonstrate the effectiveness of CB3304 for the treatment of NHL and multiple myeloma and that warrant our continued development of the drug in hematological malignancies.

            We will require additional financing to complete development of CB3304.

CB1089

In June 2005, we exclusively licensed from LEO Pharma A/S, a Danish corporation,  the worldwide rights to CB1089 (seocalcitol), a synthetic vitamin D analog, that we believe can be used in combination with chemotherapy for prostate cancer patients. Pre-clinical studies in prostate cancer have shown that CB1089 is a more potent anti-cancer drug than calcitriol, which may result in better efficacy when used in combination therapy to treat prostate cancer as opposed to calcitriol. We anticipate beginning clinical trials of CB1089 in prostate cancer in the second half of 2006.

               We will require additional financing to complete development of CB1089.

Recent Developments

Reverse Merger

Pursuant to an Agreement and Plan of Merger dated February 17, 2006, by and among us, SRKP and SRKP Acquisition Corp., SRKP Acquisition Corp. merged with and into us, and we survived as a wholly-owned subsidiary of SRKP. The merger was effective April 3, 2006. In consideration for their shares of our pre-merger Cougar capital stock, and in accordance with the merger agreement, our stockholders received an aggregate of 4,607,105 shares of SRKP common stock and 9,486,752 shares of SRKP’s newly designated Series A Preferred Stock. Upon completion of the merger and a redemption of shares of SRKP common stock outstanding prior to the merger (as referenced below under the caption "Redemption Agreement"), our stockholders held 100% of SRKP capital stock. In addition, we assumed all of the rights and obligations relating to all other securities convertible into and exercisable for shares of pre-merger Cougar capital stock outstanding immediately prior to the merger, which constitute, on a fully-diluted basis, the rights to acquire an aggregate 2,327,299 shares of SRKP common stock.

Except as otherwise noted, all share and per share data in this prospectus have been adjusted to give effect to the conversions effected as part of the merger.

As a condition to the merger, we entered into an Indemnity Agreement dated April 3, 2006 with Richard A. Rappaport and Anthony C. Pintsopoulos, the officers and directors of SRKP prior to the merger, pursuant to which we agreed to indemnify such persons for actions taken in their official capacities as officers and directors relating to the consideration, approval and consummation of the merger.

On April 6, 2006, we changed our name from SRKP 4, Inc. to Cougar Biotechnology, Inc.

Redemption Agreement

Contemporaneously with the closing of the merger, pursuant to the terms of a Redemption Agreement dated February 27, 2006 by and among SRKP and Debbie Shwartzberg, Richard Rappaport, Thomas Poletti, Anthony Pintsopoulos and Glenn Krinsky, all of whom were SRKP’s then-current stockholders, SRKP completed a redemption of an aggregate of 2,700,000 shares of common stock from such former stockholders in consideration of an aggregate of $200,000 less (i) the aggregate amount of fees, costs and expenses of our attorneys, accountants and other service providers incurred by SRKP on or prior to the effective time and (ii) an aggregate of $12,500 to be paid to such former stockholders on a pro rata basis in satisfaction of loans made by such individuals to SRKP. The 2,700,000 shares constituted all of the issued and outstanding shares of SRKP’s capital stock, on a fully-diluted basis, immediately prior to the merger.

Private Placement Offering

On April 3, 2006, immediately prior to our reverse acquisition of SRKP, we completed a private placement offering of 8,803,332 units at a price per unit of $4.50, each unit constituting 0.9 shares of our preferred stock and 0.1 shares of our common stock, in consideration of gross proceeds of $39,650,000. Accordingly, we issued 7,922,998 shares of our newly designated Series A Preferred Stock and 880,334 shares of our common stock to investors in the offering. Paramount BioCapital, Inc. and Cowen & Co., each of whom are registered with the NASD as broker-dealers, acted as placement agents in the offering. Each placement agent received a placement fee of approximately $1,387,750 and was issued a five-year warrant to purchase 440,167 shares of our common stock at an exercise price of $4.95 per share. The value of the warrants, which was determined using the Black-Sholes option pricing model, was approximately $2,400,000. The model assumed a risk-free interest rate of 4.78%, a five-year terms and stock volatility of 72%. Reimbursable expenses associated with the placement were approximately $76,000, $26,000 of which was reimbursed to Paramount. The Chairman and Chief Executive Officer of Paramount BioCapital, Inc. is Lindsay A. Rosenwald, M.D., one of our directors. Additionally, Paramount BioCapital, Inc. is an affiliate of Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member, and which is one of our substantial stockholders.

Additionally, upon completion of the private placement on April 3, 2006, we converted the aggregate principal balance of $6,145,120, together with accrued and unpaid interest of approximately $89,000 thereon, of a series of 5% senior convertible notes that we originally issued in November 2005 and January 2006 into 3,603,568 units under the same terms as provided in the offering referenced above. As adjusted pursuant to the merger, we issued an additional 1,245,746 shares of our preferred stock and 138,416 shares of our common stock to the former holders of such convertible notes.

We also issued 133,217 units, consisting of 119,895 shares of preferred stock and 13,322 shares of common stock, under the same terms and conditions as provided in the private placement offering referenced above, to a trust established for the benefit of the family of Dr. Lindsay A. Rosenwald, one of our directors and the managing member of Horizon BioMedical Ventures, LLC, a significant stockholder, for approximately $600,000. Additionally, we converted an aggregate of $950,000 of notes, together with interest thereon, in favor of five individuals, one of whom was Dr. Arie Belldegrun, a director, into 220,125 units, consisting of 198,113 shares of preferred stock and 22,012 shares of common stock. Of the shares issued to the noteholders, 140,764 shares of preferred stock and 15,641 shares of common stock were issued to a trust established for the benefit of Dr. Belldegrun’s children, of which Dr. Belldegrun would be deemed a beneficial owner. This trust also subscribed for 1,110 shares of common stock and 9,991 shares of preferred stock in the private placement offering described above.

Changes in Board of Directors

At the effective time of the merger, our board of directors was reconstituted by the appointment of Arie S. Belldegrun, M.D., Lindsay A. Rosenwald, M.D., Alan H. Auerbach, David M. Tanen and Harold J. Meyers as directors (all of whom were directors of Cougar immediately prior to the merger), and the resignations of Richard A. Rappaport and Anthony C. Pintsopoulos from their roles as directors.

On April 15, 2006, David M. Tanen, who served as our director since inception, resigned from the board. On June 8, 2006, our board of directors appointed Michael S. Richman to the board to fill the vacancy created by Mr. Tanen’s resignation.

In connection with our April 3, 2006 private placement, we entered into an agreement with Adage Capital Partners, L.P., an investor in the offering, whereby we agreed to increase the number of directors to serve on our board by two members, and to elect to the board two additional directors we select from a list of five candidates named by Adage Capital. The candidates selected by Adage Capital are not required to be either affiliated with or independent from us or Adage Capital. Notwithstanding the foregoing, each of the candidates must be qualified, as determined in our discretion, after consideration of a number of factors, including without limitation such candidate’s experience and background, independence, and ability to serve on any committees of the board of directors. The agreement does not set forth any penalties for failure of either party to comply with its terms. On September 6, 2006, pursuant to our agreement with Adage, we appointed Dr. Russell H. Ellison to our board of directors. We anticipate naming the remaining Adage director candidate by the end of 2006.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 8 of this prospectus.

The Offering

The selling stockholders identified on pages 56-61 of this prospectus are offering on a resale basis a total of 11,643,871 shares of our common stock, of which 9,486,752 shares are issuable upon conversion of preferred stock and 1,103,035 shares are issuable upon exercise of outstanding warrants.

Common stock offered	11,643,871 shares

Common stock outstanding before the offering(1)	4,696,303 shares

Common stock outstanding after the offering(2)	15,286,090 shares

____________
(1)  Based on the number of shares outstanding as of December 15, 2006, not including 9,486,752 shares issuable upon conversion of preferred stock and 3,049,210 shares issuable upon exercise of various warrants and options to purchase common stock.

(2) Assumes the issuance of all shares offered hereby that are issuable upon conversion of preferred stock and exercise of warrants.

Selected Financial Data

The following selected financial data of Cougar should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as our financial statements included elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 2004 and 2005 are derived from our audited financial statements, which are included elsewhere in this prospectus. The selected financial data for the nine months ended September 30, 2005 and 2006 and for the period from May 14, 2003 (inception) through September 30, 2006 are derived from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,		Nine Months Ended September 30,		Period from May 14, 2003 (inception) to September 30, 2006
	2004	2005	2005	2006
			(unaudited)		(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Operating expenses:
General and administrative and depreciation	$1,240	$1,269	$934	$3,144	$6,957
Research and development	1,941	6,257	4,068	4,077	11,352
Total operating expenses	3,181	7,526	5,002	7,221	18,309
Total other income (expense)	21	(285)	(36)	(513)	(775)
Net loss	(3,160)	(7,811)	(5,038)	(7,734)	(19,084)
Net loss applicable to common stock	(3,160)	(7,811)	(5,038)	(8,820)	(20,169)
Net loss per common share, basic and diluted	$(.96)	$(2.20)	$(1.42)	$(2.07)
Weighted average common shares outstanding , basic and diluted	3,276	3,553	3,553	4,256

	As of September 30, 2006 (unaudited)	As of December 31, 2005
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$34,179	$1,041
Total current assets	35,141	1,252
Total assets	35,457	1,874
Total liabilities	2,247	8,092
Series A redeemable convertible preferred stock	38,955	—
Deficit accumulated during the development stage	(19,084)	(11,350)
Total stockholders’ deficiency	(5,745)	(6,218)

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

Risks Relating to our Business

We currently have no product revenues and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until, and unless, we receive approval from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Currently, our only product candidates are CB7630, CB3304, CB6604, the noscapine analogs and CB1089, and none of these products is approved by the FDA for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand and, potentially, future offerings. Currently, we believe we have cash on hand to fund our operations through December 2007. However, changes may occur that would consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional candidates and changes in regulation.

We will need to seek additional sources of financing, which may not be available on favorable terms, if at all.

If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2005, we had a net loss of $7,811,338 and from our inception in May 2003 through September 30, 2006, we have incurred a net loss of $19,083,702. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for product candidates;

•	seek regulatory approvals for product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision.

We are a development-stage company and have not demonstrated an ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

If we do not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidate, we will not be able to sell our product candidates.

We cannot assure you that we will receive the approvals necessary to commercialize any of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089), or any product candidate we acquire or develop in the future. We will need FDA approval to commercialize our product candidate in the U.S. and approvals from the FDA-equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidate in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We may never obtain regulatory clearance for any of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089). Failure to obtain FDA approval of any of our product candidates will severely undermine our business by leaving us without a saleable product, and therefore without any source of revenues, until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our product candidate for sale outside the United States.

Our success depends on our ability to enhance our existing pipeline of product candidates through the in-license or other acquisition of products in clinical development , and if our business development efforts are not successful, our ability to achieve profitability will be negatively impacted.

Our current product portfolio consists of three drugs that are in the clinical stages of development. We intend to continue to expand our current portfolio and in-license or acquire additional products that are currently in clinical development. If we are not successful in acquiring products that are currently in clinical development, then we will be dependent upon our ability to raise financing for, and the successful development and commercialization of, our current product candidates.

Many other large and small companies within the pharmaceutical and biotechnology industry seek to establish collaborative arrangements for product research and development, or otherwise acquire products in later-stage clinical development, in competition with us. We face additional competition from public and private research organizations, academic institutions and governmental agencies in establishing collaborative arrangements for products in later-stage clinical development. Many of the companies and institutions that compete against us have substantially greater capital resources, research and development staffs and facilities than we have, and substantially greater experience in conducting business development activities. These entities represent significant competition to us as we seek to expand our pipeline through the in-license or acquisition of compounds.

While it is not feasible to predict the actual cost of acquiring additional product candidates, the cost of licensing drugs that are in the clinical stages of development is generally significantly higher than the costs of licensing drugs that have not yet entered clinical development (preclinical drugs). Moreover, we expect that any product candidates we acquire will require significant additional development and other efforts prior to obtaining commercialization, if we ever commercialize any such product. The cost of licensing additional clinical stage drugs and completing additional development necessary could be substantial and we may need to raise additional financing or issue additional equity securities, either of which may further dilute existing stockholders, in order to acquire and further development of such new products.

If we are able to enhance our existing pipeline of product candidates through the in-license or other acquisition of later-stage clinical development candidates, we may expose ourselves to new risks that were not identified prior to negotiating the in-license or other acquisition agreement that may prevent us from successfully developing or commercializing our product candidates.

Even if we are able to in-license or acquire potential products, we may fail to identify risks during our due diligence efforts, or new risks may arise later in the development process of our product candidates, that we may be unable to adequately address. If we are unable to address such previously unidentified risks in a timely manner, we may be required to discontinue our development of one or more of our product candidates, and our business and results of operations will be harmed.

Our product candidates are in early stages of clinical trials and will require extensive pre-clinical testing and clinical testing. If we are unsuccessful in obtaining regulatory approval for any of our product candidates, we may be required to delay or abandon development of such product candidate.

Each of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089), are in early stages of development and requires extensive pre-clinical and clinical testing. We cannot predict with any certainty if or when we might submit an NDA for regulatory approval for any of our product candidate or whether any such NDA will be accepted. In the event we do not receive regulatory approval for any of our product candidates, we will be required to delay or terminate development of such product candidate.

Clinical trials are very expensive, time-consuming and difficult to design and implement. If clinical trials for any of our product candidates don’t provide positive results, we may be required to abandon or repeat such clinical trials.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidate will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug, or IND, submissions or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

If the results of our clinical trials do not support our product candidate claims, the completion of development of such product candidates may be significantly delayed or we may be forced to abandon development of such product candidates altogether.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results. In addition, the initial clinical trial for CB7630 was performed outside the United States, and therefore, may not have been performed in accordance with standards normally required by the FDA and other regulatory agencies.

If physicians and patients do not accept and use our drugs, our ability to generate revenue from sales of our products will be materially impaired.

Even if the FDA approves one or more of our product candidates, physicians and patients may not accept and use it. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drug;

•	cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

We are dependent upon third-party researchers and developers in the development of our product candidates, and such parties are, to some extent outside of our control.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Our intention to rely exclusively on third parties to formulate and manufacture our product candidates expose us to a number of risks that may delay the testing, development, regulatory approval and commercialization of our product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently have no agreements for the commercial scale manufacture of our product candidates. We intend to enter into agreements with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our current product candidates or any product candidates we may develop or acquire in the future receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Some of the drugs that we are attempting to develop, such as CB7630, CB3304, CB6604, the noscapine analogs and CB1089, should we obtain regulatory approval for such drugs, will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the United States and abroad. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we hold certain exclusive patent rights, including rights under U.S. patent Nos. 5,604,213, 5,618,807, 6,376,516, 6,673,814, 5,190,935, 6,310,226 and U.S. patent applications as well as rights under foreign patents and patent applications. See “License Agreements & Intellectual Property” below. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing drug candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such drug. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced.

If we are unable to successfully manage our growth, our business may be harmed.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. In particular, over the next 12 months, we expect to hire up to five new employees devoted to research and development. We expect that the hiring of such additional personnel will increase our annual expenditures by approximately $1,000,000. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators.

Certain of our license agreements require payments in foreign currencies and are subject to exchange rate fluctuations.

        Our license agreement with BTG International, LTD. for the in-license of CB7630 requires the payment of license maintenance fees and milestone payments, if any, in British pounds. Additionally, it is possible that we will enter into license agreements for future product candidates that require payments in currencies other than the U.S. Dollar. Fluctuations in exchange rates, in particular between the U.S. Dollar and other currencies, may affect the actual amounts of these payments and potentially may be in excess of the amounts we have budgeted for payment of these fees and other payments.

A substantial stockholder possesses a significant portion of our voting power and could exert significant control over our management and direction.

As of December 15, 2006, Horizon BioMedical Ventures, LLC holds approximately 22.5% of our voting power, including approximately 68% of our common stock. Additionally, the managing member of Horizon BioMedical Ventures is Dr. Lindsay A. Rosenwald, a director. This significant holding by Horizon BioMedical Ventures, and Dr. Rosenwald’s position on the board, enables Horizon BioMedical Ventures to exert considerable influence over our management and direction and affairs through the election and removal of our board of directors, and all other matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets.

There are certain interlocking relationships among us and certain affiliates of Paramount, which may present potential conflicts of interest.

Lindsay A. Rosenwald, M.D., one of our directors and the managing member of Horizon BioMedical Ventures, LLC, a substantial stockholder, may be deemed to beneficially own approximately 24% of our common stock assuming the issuance of all shares issuable upon the exercise or conversion of options, warrants and other rights to acquire common stock. Further, a trust in which Dr. Rosenwald has a pecuniary interest owns 133,217 shares of our voting stock (including 119,895 shares of Series A Preferred Stock), representing approximately 2.8% of our outstanding voting power. Dr. Rosendwald is Chairman and Chief Executive Officer of Paramount BioCapital, Inc., an investment banking firm that served as placement agent in connection with certain private placement offerings completed by Cougar. In connection with these transactions, we paid fees in the aggregate amount of $1,387,750 to Paramount and issued to Paramount and its designees five-year warrants to purchase an aggregate of 440,172 shares of common stock at an exercise price of $4.95 per share, of which warrants to purchase 201,055 shares of common stock were allocated to Dr. Rosenwald. We have also given Paramount a right of first refusal to act as the placement agent for the private sale of our securities until January 24, 2008 (subject to Cowen & Co.’s right to act as co-placement agent). Additionally, pursuant to our bridge offering completed in November 2005 and January 2006, we paid Paramount fees of approximately $430,000 and warrant to purchase an aggregate of 74,227 shares of our common stock at an exercise price of $8.28 per share. Paramount allocated the warrant to its designees, including 32,752 to Dr. Rosenwald.

Paramount and Dr. Rosenwald are not obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance that any biomedical or pharmaceutical products or technologies identified in the future by such parties will be made available to us. In addition, certain of our current officers and directors, as well as officers or directors that may be hereafter appointed, may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

We are contractually obligated to one of our directors to pay bonuses in the event of certain in-licenses of potential products, which may present a conflict of interest.

Pursuant to our scientific advisory agreement with Dr. Arie S. Belldegrun, a director, we have agreed to pay a cash bonus to Dr. Belldegrun in the event we acquire a new technology and he plays a certain role in such acquisition, which determination would be made by the disinterested members of our board of directors. We have agreed to pay a bonus if Dr. Belldegrun introduces the technology to us or actively participates in the evaluation process of a new technology that we subsequently acquire. The payment of a qualifying bonus would likely come within a short period of time after in-licensing, after which time we will likely be required to expend a significant amount of time and funds towards the testing and development of such technology before determining its scientific or economic viability. It is possible that we will obtain regulatory approval for only a small percentage, if any at all, of the technologies we acquire through the assistance of  Dr. Belldegrun. The payment of a bonus at a time before we can fully determine the potential success of the product candidate creates a financial incentive for Dr. Belldegrun to assist us in obtaining licenses for product candidates that may not ultimately satisfy our goals, and creates a potential conflict of interest on the part of Dr. Belldegrun.

Risks Relating to this Offering and our Securities

If our presentation at an investor conference in May 2006 were found to be “gun jumping” in violation of the Securities Act, the selling stockholders could be required to repurchase securities sold in this offering, and we might be subject to significant claims for damages from the selling stockholders.

On May 16, 2006, after the initial filing of the registration statement that contains this prospectus, Alan H. Auerbach, our President and Chief Executive Officer, made a presentation about our company at a healthcare conference sponsored by Rodman and Renshaw in Monte Carlo, Monaco. The presentation was attended by, among other people, institutional and other biotechnology and healthcare company investors. The presentation was concurrently available to any interested viewers by webcast, and the webcast presentation was archived for later viewing. We filed the transcript of the presentation as Exhibit 99.1 to our Form 8-K filed on September 12, 2006. The archived version of the webcast has not been available for viewing since July 2006.

While some of the factual information in our presentation at the conference is also included in this prospectus, some of the statements in the presentation were presented without the complete explanation provided in this prospectus, and the presentation did not disclose many of the related risks and uncertainties described in this prospectus. You should carefully evaluate all the information in this prospectus, including the risks described in this section and throughout the prospectus. You should only rely on the information contained in this prospectus in making your investment decision.

It is uncertain whether our presentation and the related webcast could be found to be a violation of Section 5 of the Securities Act of 1933. If such activities were held by a court to be in violation of Section 5, then we and/or the selling stockholders could be required to repurchase the shares sold to some or all of the purchasers in this offering at the original purchase price for a period of one year following the date of the violation. In the event selling stockholders are required to repurchase shares, then we could be subject to damage claims from the selling stockholders for an amount equal to the difference between the original purchase price of the shares paid by the selling stockholders and the fair market value of the shares at the time of the resales made under this prospectus by the selling stockholders. If we were required to pay such damages, it would have a material adverse effect on our financial position. We would contest vigorously any claim that a violation of the Securities Act occurred.

There is not now and never has been any market for our securities and an active market may never develop. You may therefore be unable to re-sell our securities at times and prices that you believe are appropriate.

We became a public reporting company voluntarily and have never completed an initial public offering of our stock. There is no market - active or otherwise - for our common stock and our common stock is not eligible for listing or quotation on any securities exchange, automated quotation system (e.g., Nasdaq) or any other over-the-counter market, such as the OTC Bulletin Board®, or the OTCBB. Until such time that our securities are eligible for listing or quotation on such exchange or markets, selling stockholders will be required to sell the common stock (including shares of common stock issuable upon conversion of preferred stock and exercise of warrants) at a fixed price of $4.50 per share. After such time, such shares may be sold at prevailing market prices or privately negotiated prices. Even if we are successful in obtaining approval to have our common stock quoted on the OTCBB, it is unlikely that an active market for our common stock will develop any time soon thereafter. Accordingly, our common stock is highly illiquid. Because of this illiquidity, you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

We cannot assure you that our common stock will be listed on NASDAQ or any other securities exchange.

We plan to seek listing of our common stock on a national securities exchange or on the Nasdaq as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of the common stock on either of those or any other stock exchange. We anticipate seeking a listing of our common stock on the OTCBB or another over-the-counter quotation system, before we seek a listing on the Nasdaq or a national securities exchange. An investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock while our common stock is listed on the OTCBB. If our common stock is listed on the OTCBB, we would be subject to an SEC rule that, if it failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further limit its liquidity. This would also make it more difficult for us to raise additional capital.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend penny stocks to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker-dealer must make an individualized written suitability determination for the purchaser, considering such purchaser’s financial situation, investment experience and investment objectives, with respect to penny stock transactions and receive the purchaser’s written consent prior to the transaction. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as it meets certain per share price requirements (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. See "Regulation of Penny Stocks" under section entitled "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS" below for a more detailed discussion relating to penny stock requirements.

The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of Cougar. Because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to provide analyst coverage of Cougar in the future.

The resale of shares offered by this prospectus could adversely affect the market price of our common stock in the public market, should one develop, which result would in turn negatively affect our ability to raise additional equity capital.

Currently, we have outstanding 4,696,303 shares of common stock, none of which are free trading or eligible for transfer under Rule 144. The sale, or availability for sale, of common stock in the public market pursuant to this prospectus may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities. This prospectus covers the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale 11,643,871 shares of our common stock (including shares of common stock issuable upon conversion of preferred stock and exercise of warrants that are registered hereunder). This figure represents approximately 77% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement (assuming the conversion of preferred stock and exercise of warrants for which the underlying common stock is registered hereunder).

When the registration statement that includes this prospectus is declared effective, 11,643,871 shares being offered hereby will be available for resale. The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a large number of shares offered hereby, the selling stockholders will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if Cougar had remained privately held and did not consummate the merger.

We have never paid dividends on our common stock and do not intend to do so for the foreseeable future.

We have never paid dividends on our common stock and we do not anticipate that we will pay any dividends on our common stock for the foreseeable future. Accordingly, any return on an investment in our common stock will be realized, if at all, only when you sell shares of our common stock.

We have a limited number of preferred shares authorized for issuance in payment of dividends on our preferred stock. In the event we are required to pay cash dividends on these shares, our ability to fund our development will be diminished.

The terms of our Series A Preferred Stock require us to pay dividends at the annual rate of 4%. These dividends may be payable in cash or in additional shares of preferred stock, at our election. We are authorized to issue a total of 10,000,000 shares of preferred stock, and have outstanding as of September 30, 2006 an aggregate of 9,486,752 shares. Unless we obtain stockholder approval to increase the number of shares of preferred stock we are authorized to issue, we will only be able to satisfy our dividends payments by issuing additional shares of preferred stock for a period of less than two years. If we are not able to pay dividends on our preferred stock through the issuance of additional shares of preferred stock, we will be required to pay such dividends in cash. Any cash used in payment of dividends on our preferred stock will diminish our ability to fund our development programs or satisfy our other obligations and will require us to seek additional financing sooner than we currently anticipate.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as otherwise required by law, we undertake no obligation to update forward-looking statements. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Since the inception of Cougar Biotechnology, Inc. in May 2003, our efforts and resources have been focused primarily on acquiring and developing our pharmaceutical technologies, raising capital and recruiting personnel. We are a development stage company and have no product sales to date and we will not receive any product sales until we receive approval from the United States Food and Drug Administration, or FDA, or equivalent foreign regulatory bodies to begin selling our pharmaceutical candidates. Developing pharmaceutical products, however, is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety issues during the course of developing our product candidates, we do not expect to complete the development of a product candidate until approximately 2011. Currently, a large portion of the development expenses have related to our lead product candidate, CB-7630. As we proceed with the clinical development of CB-7630 and as we further develop CB-3304 and CB-1089, our second and third product candidates, respectively, our research and development expenses will further increase. To the extent we are successful in acquiring additional product candidates for our development pipeline, our need to finance further research and development will continue increasing. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of the products. Our major sources of working capital have been proceeds from various private financings, primarily private sales of our common stock and other equity securities.

On April 3, 2006, SRKP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SRKP 4, Inc., a Delaware corporation, referred to herein as SRKP, merged with and into us, and we survived as the wholly owned subsidiary of SRKP. Our stockholders received, in exchange for all of the outstanding shares of capital stock in Cougar, shares of capital stock of SRKP representing 100% of the outstanding capital stock of SRKP, on a fully-diluted basis, after giving effect to the merger and a redemption completed contemporaneously with the closing of the merger of all shares of SRKP capital stock held by SRKP’s former stockholders immediately prior to the merger. In addition, at the time of effectiveness of the merger, the board of directors of SRKP was reconstituted, such that the directors of SRKP immediately prior to the merger resigned and were replaced by the directors of Cougar immediately prior to the merger. Further, upon the effective time of the merger, the business of SRKP was abandoned and our business plan was adopted. The transaction was therefore accounted for as a reverse acquisition with us as the acquiring party and SRKP as the acquired party. Accordingly, when we refer to our business and financial information relating to periods prior to the merger, we are referring to the business and financial information of Cougar, unless otherwise indicated.

Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for manufacturing, regulatory consulting and clinical trial monitoring services, fees paid to acquire licenses to drug compounds, and other expenses relating to the manufacture, development, testing and enhancement of our product candidates. We expense our research and development cost as they are incurred.

General and administrative expenses consist primarily of salaries and related expense for executive, finance and other administrative personnel, professional fees, business insurance, rent, general legal activities, and other corporate expenses.

Our results include non-cash compensation expense as a result of the issuance of stock and stock option grants. Compensation expense for options granted to employees and directors (excluding directors who are also scientific advisory board member or consultants) represents the difference between the fair value of our common stock and the exercise price of the options at the date of grant. Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements using the intrinsic method in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and complied with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” As the exercise prices of our employee stock options was equal to the fair value of the underlying common stock on the date of grant, we did not record any compensation expense. On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” and began to record compensation expense for all employee stock options based on the fair value of the options on the grant date over the related service period. Compensation for options granted to consultants for all periods has been determined in accordance with SFAS No. 123 also based on the fair value of the equity instruments issued. The expense is included in the respective categories of expense in the statement of operations. We expect to record additional non-cash compensation expense in the future, which may be significant.

Results of Operations

Years Ended December 31, 2005 and 2004

General and administrative expenses: For the year ended December 31, 2005, general and administrative expense was $1,266,620 compared to $1,238,918 for the year ended December 31, 2004, an increase of $27,702. In November 2004, we acquired our initial directors and officers insurance and in early 2005 we acquired our initial general liability and clinical liability insurance resulting in additional expenses for 2005 of approximately $55,800. During 2005, we incurred expenses of approximately $60,000 relating to a potential merger compared to $0 expense for that purpose in 2004. In late 2005, we increased the amount of office space rented as additional employees were hired, resulting in an increase in rent expense of approximately $25,800. Management bonus expense for 2005 decreased by $75,000 compared to 2004. We are obligated to pay a bonus of $75,000 to our chief executive officer under the terms of his employment agreement for each new technology that we in-license and that he first introduced to us. Accordingly, the reason for the $75,000 decreased bonus expense in 2005 was because we in-licensed two technologies in 2004 and only one in 2005 that was introduced to us by our chief executive officer. Our chief executive officer and treasurer are also eligible to receive annual discretionery bonuses in a maximum amounts of $150,000 and $70,000, respectively. We accrued the maximum amount of such discretionary bonuses, subject to adjustment for the actual amounts approved by our board of directors. Recruiting expense was $42,000 less in 2005, as no additional staff was added.

Research and development expenses: For the year ended December 31, 2005, research and development expense was $6,256,700 compared to $1,941,271 for the year ended December 31, 2004. This increase of $4,315,429 was primarily due to an increase in expenses incurred in third party manufacturing, regulatory consulting and clinical trial monitoring services associated with the development of our three lead compounds of approximately $3,952,150 from $452,300 in 2004 to $4,404,450 in 2005. The total cost of these services will continue to increase as the company expands its product development programs. Additionally, we recorded approximately $445,150 of stock-based compensation for Scientific Advisory Board members in 2005 compared to approximately $14,700 in 2004. The $445,150 of stock-based compensation was comprised of approximately $244,200 of newly vested options and $200,950 from the revaluation of previously vested options. Payroll cost for the year ended December 31, 2005 increased approximately $259,600, primarily due to the fact that Dr. Lee, our Vice President of Clinical Research and Development, was hired in November 2004. At the time of her hire, we gave Dr. Lee an advance retention bonus of $96,000 that was contingent upon her continued employment with us. The advance retention bonus is subject to complete repayment in the event Dr. Lee's employment is terminated within the first year of her employment, and $48,000 of such bonus is subject to repayment if Dr. Lee's employment is terminated between her first anniversary and second anniversary with us. Accordingly, we have included as a research and development expense in 2005 $48,000 of the advance retention bonus as her continued employment with us for a full year makes such amount no longer subject to repayment. The remaining $48,000 of the $96,000 advance bonus given to Dr. Lee upon the commencement of her employment will be expensed in 2006 upon the completion of Dr. Lee's second year of continued employment with our company. Additionally, the bonus expense for the year ended December 31, 2005 increased approximately $116,300 as Dr. Lee was hired during November of 2004. Dr. Lee is also entitled to an annual discretionary bonus of up to $124,000 upon the approval of the board of directors. We accrued the maximum amount of such bonus, subject to adjustment for the actual amount approved by the board. Scientific Advisory Board fees increased approximately $31,800 for the year ended December 31, 2005, as we increased the size of the advisory board.

Partially off-setting the increases was a reduction in recruiting fees of approximately $143,200, as no additional staff was hired in 2005. Additionally, licensing fees decreased approximately $383,600, from $923,100 in 2004 to $539,500 in 2005. This $539,500 consisted of licensing fees of one compound ($250,000) and the payment of a license maintenance fee ($289,500). In 2004, the $923,100 recorded for license fees related to the in-licensing one new product candidate. We will continue to pay license maintenance fees until such time as our products are marketable.

Interest expense: For the year ended December 31, 2005 interest expense was $299,235 as compared to $0 for the year ended December 31, 2004. During 2005 we issued promissory notes with warrants, convertible notes with warrants and secured a revolving credit facility. The interest expense includes a non-cash charge for amortization of note discounts of approximately $130,100, a non-cash charge for amortization of debt and note issuance cost of approximately $89,600 and accrued interest on the notes of approximately $51,400, interest charged by vendors of approximately $18,100 and interest on the credit facility of approximately $10,100.

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

General and administrative expenses: For the nine months ended September 30, 2006, general and administrative expenses were $3,124,549 compared to $932,503 for the nine months ended September 30, 2005. This increase of approximately $2,192,000 is primarily attributable to increases in stock based compensation of approximately $716,100, consulting fees of approximately $755,300, audit fees of approximately $248,200, legal fees of approximately $210,800, rent expense of approximately $93,100, increase in compensation of approximately $54,000 due to an increase in staff from two employees at the beginning of 2006 to five by the end of September 2006, increases in insurance expense of approximately $44,000, travel and entertainment expense of approximately $14,400, recruiting expense of approximately $44,000, printing expense of approximately $19,100, and employer’s contribution to the 401(k) plan of approximately $16,100. The increase in stock based compensation resulted primarily from the implementation of SFAS 123R. Partially offsetting this increase was a decrease in management bonus expense of approximately $144,000 resulting from a change in executive compensation package which reduced accrued bonus by $41,000, reduction of licensing bonus of $75,000, and a reduction of management performance bonus of $28,000. Partially offsetting the decrease in bonus expense was an increase in management salaries of approximately $54,000 due to the change in an executive compensation package. The increase in consulting fees was due to stock-based compensation for service rendered in the nine months ended September 30, 2006. The increase in audit fees was a result of expediting the year-end audit, and review of SEC filings related to our equity placement and the reverse merger noted above as well as the review of SEC filings related to being a public company in 2006 and not in 2005. The increased legal fees are associated with work on the reverse merger and review of SEC filings. In April 2006, we moved our corporate offices to our current location and are currently leasing approximately 7,300 square feet of office space resulting in additional rent expense. The increase in insurance cost reflects the increased insurance requirements of being a public company. The increase in travel cost was associated with investor relations and reverse acquisition of SRKP. The Company implemented a 401(k) savings plan in the fourth quarter of 2005 and thus there were no related costs during the first nine months of 2005.

Research and development expenses: For the nine months ended September 30, 2006, research and development expenses were $4,076,926 compared to $4,068,425 for the nine months ended September 30, 2005, representing an increase of approximately $8,500. Third party manufacturing expenses for this period in 2006 were approximately $702,700 higher than the same period in 2005 due to increased drug manufacturing costs necessary to support our preclinical toxicology studies and our clinical trials. Clinical expenses in the first nine months of 2006 were approximately $660,000 higher than in the first nine months of 2005 due to an increase in Company sponsored clinical trials in 2006 compared to 2005. Costs associated with preclinical studies during the first nine months of 2006 were approximately $767,800 lower than during the same period in 2005 due to a decrease in preclinical toxicology and other non-clinical programs. Licensing fees decreased approximately $250,000 in 2006 as we did not have any licensing fees payable in 2006 while we did have one licensing fee payable in 2005. We also experienced a decrease in licensing fee maintenance cost of approximately $21,000 due to favorable exchange rates. Contract regulatory affairs/quality assurance cost were approximately $587,700 less then we experienced in the first months of 2005 as we required heavy contract regulatory affairs/quality assurance assistance in preparing IND submissions in early 2005 along with major assistance in writing protocols for product testing and for our clinical trials. Use of outside consultants increased by approximately $74,400 compared to the same period last year. Compensation expense increased by approximately $50,000 due to the hiring of three employees. There was a decrease in bonus expense of approximately $52,700 as the bonus accrual was adjusted for actual payments. In addition, we had an increase in recruiting expense of approximately $136,900 and printing expense of approximately $76,100 compared to 2005.

Interest income: For the nine months ended September 30, 2006 we recognized approximately $699,300 in interest income compared to approximately $12,400 of interest income for the same period last year. The increase is attributed to the proceeds of private placement being placed in an asset management account.

Interest expense: For the nine months ended September 30, 2006 interest expense was approximately $1,012,700. For the same period last year interest expense was approximately $48,400. The interest expense for the nine months ended September 30, 2006 and 2005, includes a non-cash charge for amortization of note discounts of approximately $377,000 and $33,100, respectively. The note discounts were associated with the promissory notes issued in June of 2005 and convertible notes issued in November 2005 and January 2006. During the nine months ended September 30, 2006, we recorded a favorable charge to interest expense for the revaluation of the outstanding warrants classified as liabilities of approximately $69,000. With the conversion of promissory and convertible notes into equity in April 2006, the remaining balance of the note discounts of approximately $332,500 was written off to interest expense and variable accounting for the warrants was no longer required. Interest on the promissory and convertible notes of approximately $80,000 and $13,700 was recorded for the nine months ended September 30, 2006 and 2005, respectively. The nine months ended September 30, 2006 also includes non-cash charges for amortization of debt  issuance costs of approximately $613,000. Interest on the credit facility opened in October 2005 of approximately $13,000 was recorded in the nine months ended September 30, 2006. The nine months ended September 30, 2005 includes interest on trade accounts payable of approximately $1,600 which did not occur in 2006. We do not expect to incur additional interest charges for the remainder of 2006.

Other expense: Contemporaneously with the closing of the Merger, SRKP redeemed an aggregate of  2,700,000 shares of its common stock from its stockholders in consideration of an aggregate cash payment of $200,000. This transaction was considered as a capital transaction in substance, rather than a business combination, resulting in a charge of $200,000 for consideration paid.

Liquidity and Capital resources

We reported a net loss of $7,733,853 and negative cash flow from operating activities of $5,781,266 for the nine months ended September 30, 2006. The net loss from date of inception, May 14, 2003 to September 30, 2006 amounted to $19,083,702.

We have financed our operations since inception primarily through equity and debt financing. During the nine months ended September 30, 2006, we had a net increase in cash and cash equivalents of $33,138,491. This increase resulted from net cash provided by financing activities of $39,051,742, substantially all of which was derived from our private placement offering of units of preferred and common stock which provided us with net proceeds of $37,251,520. The increase in cash provided by financing activities was reduced by net cash used in operating activities of $5,781,266 and net cash used in investing activities of $131,985 for the nine months ended September 30, 2006. Total cash resources as of September 30, 2006 were $34,179,355 compared to $1,040,864 at December 31, 2005. The net cash used in operating activities includes a net loss of $7,733,853 adjusted for non-cash items of approximately $2,487,700, an increase in accounts payable and accrued expenses of approximately $212,700, and an increase in prepaid expenses and other assets of approximately $747,800. The major non-cash items were: stock option compensation for non-employees of $799,000, employee stock option compensation of $744,800, write-off of note issuance costs of $613,000, and write-off of note discounts of $377,000. The increase in prepaid expenses and other assets resulted from progress payments for: a pre-clinical study of approximately $360,100; progress payments in support of on-going clinical trials of approximately $201,000, and a progress payment for the manufacture of product of approximately $154,000. The increase in our various insurance policies resulted in an increase in prepaid expenses of approximately $60,000. The increase in accounts payable of approximately $212,700 reflects the increase in our research and development activities. Also, since closing of the equity placement, we have maintained our accounts payable aging in line with vendor terms.  The net cash used in investing activities was due to the move into our new office location and the addition of personnel necessitated the purchase of additional furniture, a phone system, work station for new employees, and a computer network.

Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from licensing of its products or by entering into strategic alliances to sustain its operations until it can achieve profitability and positive cash flows from operating activities, if ever.

 Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. Through September 30, 2006, a significant portion of our financing has been through private placements of common and preferred stock and debt financing.

We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. There can be no assurance that such capital will be available to us on favorable terms or at all. If we are unable to raise additional funds in the future on acceptable terms, or at all, we may be forced to curtail our desired development. In addition, we could be forced to delay or discontinue product development, and forego attractive business opportunities. Any additional sources of financing will likely involve the sale of our equity securities, which will have a dilutive effect on our stockholders.

Financings

On July 15, 2005, we entered into a credit facility with a commercial bank that allowed for borrowing under a line of credit of up to $1,000,000. The credit facility was guaranteed by Dr. Lindsay Rosenwald, one of our directors and the managing member of Horizon BioMedical Ventures, a significant stockholder. In return for such guaranty, we agreed to grant Dr. Rosenwald warrants to purchase a number of shares of Cougar common stock determined based upon the amount of the credit facility that was drawn upon. Prior to terminating the credit facility in 2006, we utilized a maximum of $600,000 of the credit facility, and issued Dr. Rosenwald a five-year warrant to purchase 31,732 shares of common stock at an exercise price of $8.28 per share (as adjusted pursuant to the merger) in consideration of the guaranty. Using the Black-Scholes option pricing model, the warrant the company record a debt issuance cost of approximately $91,000. The model assumed a risk free rate of 4.33%, a five year term, and stock volatility of 72%. The warrants are exercisable upon written notice of exercise delivered to Cougar, together with the warrant and payment of the exercise price. The warrants do not include any cashless exercise or redemption provisions. The warrants (and common stock issuable upon exercise thereof) are not registered, and include restrictions upon transfer. We have no obligation to settle any exercise of the warrants in cash or registered shares; we intend to settle such exercise only in unregistered shares. We have provided the warrantholders piggyback registration rights relating to the resale of the common stock issuable upon exercise of the warrants.

On June 30, 2005, we issued unsecured promissory notes to six individuals, including Dr. Arie Belldegrun, a director, in the aggregate amount of $1,000,000 in consideration for aggregate proceeds to us of $1,000,000. In addition to the promissory notes, we issued the six individuals five-year warrants to purchase an aggregate of 52,887 shares of common stock at an exercise price of $8.28 per share (as adjusted pursuant to the merger) in consideration for the guaranty. Of these warrants, warrants to purchase 35,699 shares of common stock were issued to the Belldegrun Children’s Trust, a trust created for the benefit of Dr. Belldegrun’s children, of which Dr. Belldegrun would be deemed a beneficial owner. The warrants issued to the noteholders were valued at approximately $131,000 using the Black-Scholes option pricing model and recorded as debt discount. The model assumed a risk-free rate of 4.2%, a five year term and stock volatility of 72%. The warrants may be exercised by the holder in whole or in part by written notice of exercise delivered to Cougar, together with the warrant and payment of the warrant exercise price for such warrant. The warrants do not include any cashless exercise or redemption provisions. The warrants (and common stock issuable upon exercise thereof) are not registered and include restrictions upon transfer. We have no obligation to settle any exercise of the warrants in cash or registered shares; we intend to settle such exercise only in unregistered shares. We have also provided the warrantholders piggyback registration rights relating to the resale of common stock issuable upon exercise of the warrant.

In two closings on November 23, 2005 and January 24, 2006, Cougar sold an aggregate of $6,145,120 in aggregate principal amount of senior convertible notes, referred to herein as bridge notes, to certain institutional and individual accredited investors in a private placement transaction, referred to herein as the bridge offering. The bridge note holders received five year warrants to purchase an aggregate of 148,460 shares of our common stock at a price per share of $8.28 per share (as adjusted pursuant to the merger). These warrants were valued at $455,958 using the Black-Scholes option pricing model and recorded as debt discount. The model assumed a five year term, risk free rate of 4.3% and stock volatility of 72%. The warrants may be exercised by the holder in whole or in part by written notice of exercise delivered to Cougar, together with the warrant and payment of the warrant exercise price for such warrant. The warrants are redeemable at our option if our common stock is traded on the OTCBB, Nasdaq or a national securities exchange and has had an average closing price per share over 30 consecutive calendar days equal to or greater than twice the exercise price of the warrant, which initially is $3.18. The warrants do not provide for cashless exercise. The warrants (and common stock issuable upon exercise thereof) are not registered and include restrictions upon transfer. We have no obligation to settle any exercise of the warrants in cash or registered shares; we intend to settle such exercise only in unregistered shares. We have, however, provided the holders of the warrants piggyback and demand registration rights relating to the resale of common stock issuable upon exercise of the warrant. Additionally, Cougar issued warrants to purchase an aggregate of 74,227 shares of common stock at an exercise price per share of $8.28 per share to Paramount BioCapital, Inc., our placement agent, and its designees and paid commissions of $430,158 and other offering-related expenses aggregating approximately $31,000 to Paramount BioCapital. These warrants were valued at approximately $212,500 using the Black-Scholes option pricing model and recorded as debt issuance cost. Lindsay A. Rosenwald, M.D., one of our directors and the managing member of Horizon BioMedical Ventures, LLC, a significant stockholder, is the Chairman and Chief Executive Officer of Paramount BioCapital, Inc. We have no obligation to settle any exercise of the placement warrants in cash or registered shares; we intend to settle such exercises only in unregistered shares. We have, however, provided the holders of the warrants piggyback and demand registration rights relating to the resale of common stock issuable upon exercise of the placement warrant.  The principal balance of $6,145,120, together with accrued and unpaid interest of approximately $89,000 thereon, was automatically converted into units of our securities on April 3, 2006 at a price per share of $4.50, pursuant to the terms of such private placement offering. Accordingly, the holders of the bridge notes received an aggregate of 138,416 shares of common stock and 1,245,746 shares of preferred stock upon conversion (as adjusted pursuant to the merger).  We have no obligation to settle any exercise of the warrants or conversion of the preferred stock in cash or registered shares; we intend to settle only in unregistered shares. The holders of the bridge securities are entitled to piggy-back registration rights with respect to the shares of common stock issued or issuable upon conversion of preferred stock.

On April 3, 2006, immediately prior to the closing of the merger with SRKP, we completed a private placement offering whereby we raised gross proceeds of approximately $39,650,000 through the sale of 7,922,998 shares of preferred stock and 880,334 shares of common stock. Additionally, on terms similar to that in the offering, we sold 35,334 shares of common stock and 318,008 shares of preferred stock (as adjusted pursuant to the merger) in consideration of cash in the amount of approximately $600,000 and the cancellation of certain of our note obligations in the aggregate amount of approximately $990,000, including principal and interest. Each share of preferred stock, designated as Series A Convertible Preferred Stock, is convertible, in whole or in part, at the option of the holder at any time into shares of our common stock initially on a one-for-one basis and at an initial conversion price of $4.50 per share. At our election, we may require each holder to convert its outstanding shares of preferred stock into shares of our common stock if the price per share of common stock trades at or above 200% of the initial purchase price of $4.50 for a period of twenty consecutive trading days on any securities exchange, automated quotation system or any other over-the-counter market. The holders of the preferred stock have the rights under certain circumstances to demand redemption after the tenth anniversary of the original issuance date. Accordingly, the preferred stock is recorded outside of permanent equity on our balance sheet. Under the terms of the Certificate of Designation for the Series A Convertible Preferred Stock and the subscription agreements entered into with the investors in the offering, we have no obligation to settle any conversion of the Series A Convertible Preferred Stock in cash (other than pursuant to a redemption as referenced above) or registered shares; we intend to settle such conversions only in unregistered shares. We have, however, provided the holders of the Series A Convertible Preferred Stock with registration rights relating to the resale of the common stock issuable upon conversion of the Series A Convertible Preferred Stock.

Current and Future Financing Needs

We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and our research and discovery efforts. Given the current and desired pace of clinical development of our three product candidates, over the next 12 months we estimate that that our research and development expenses will be approximately $21 million and project total development expenses per product candidate of approximately $50 - 75 million. We will need approximately $5 million for general administrative expenses over the next 12 months.

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following:

•	The progress of our research activities;

•	the number and scope of our research programs;

•	the progress of our pre-clinical and clinical development activities;

•	the progress of the development efforts of parties with whom we have entered into research and development agreements;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	the cost involved in prosecuting and enforcing patent claims and other intellectual property rights; and

•	the cost and timing of regulatory approvals.

We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner then planned or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed. In such event, we will be required to undertake a thorough review of our programs and the opportunities presented by such programs and allocate our recourses in the manner most prudent.

Plan of Operation

We focus on in-licensing and further developing drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer. Although the cost of licensing drug candidates for which the initial clinical testing has been completed may be significantly higher than those for which clinical testing has not been completed, we believe that there is significantly less risk associated with our investment and continued development of clinical stage drugs due to the fact that we are able to obtain an initial indication of the drug’s safety and efficacy before we decide to invest our capital in the drug’s development.

We consider potential drug acquisitions through a number of sources, including solicitations from potential sellers of such drugs and through searches completed by both our employees and directors and by independent consulting firms. In considering potential acquisitions, we complete an evaluation of the scientific and medical viability of the drug. Depending on the drug, this evaluation will be completed by us internally, if any of the members of our team have specific experience with the related technology, or by third party consultants with specific experience with the related technology. In addition to scientific and medical viability factors, we also consider the drug from a market perspective, considering not only the prospective expense of development and commercialization of the drug, but also the economic potential of the drug on such market if successfully developed. Internal evaluation, when undertaken, is completed by our Scientific Advisory Board, whose members assist management in the assessment of research, development and commercial programs of biotechnology or pharmaceutical companies that Cougar may consider acquiring and provide advice and guidance with respect to the research and commercial development plans of our product portfolio. We will not enter into any licensing transaction unless our board of directors has first approved the transaction. Its decision will depend on several factors, including the scientific merits of the technology, the costs of the transaction and other economic terms of the proposed license, the amount of capital required to develop the technology, and the economic potential of the drug candidate should it be commercialized.

Currently, we do not follow any policy or formula as to our acquisition of product candidates, other than seeking drugs for which pre-clinical or clinical testing has commenced. To date, we have acquired in-licenses from entities of varied backgrounds, including large companies (LEO Pharma A/S), small companies (BTG plc) and academic institutions (Emory University). We will continue to consider potential acquisitions based on the consideration of the factors identified above.

As we move our product candidates through development toward regulatory approval, we will evaluate several options for each product candidate’s commercialization strategy. These options include building our own internal sales force, entering into a joint marketing partnership with another pharmaceutical or biotechnology company whereby we jointly sell and market the product, and out-licensing our product whereby another pharmaceutical or biotechnology company sells and markets our product and pays us a royalty on sales. Our decision will be made separately for each product and will be based on a number of factors including capital necessary to execute on each option, size of the market that needs to be addressed and terms of potential offers from other pharmaceutical and biotech companies. It is too early for us to know which of these options we will pursue for our product candidates, assuming their successful development.

Our plan of operation for the next twelve months is to continue implementing our business strategy of in-licensing novel clinical stage products in order to accelerate clinical development and time to commercialization, and continue the clinical development of our three product candidates. We expect our principal expenditures during the next 12 months to include:

•	Operating expenses, including expanded research and development and general and administrative expenses; and

•	product development expenses, including the costs incurred with respect to applications to conduct clinical trials in the United States for our three products.

As part of our planned expansion, we have budgeted hiring up to 4 additional full-time employees devoted to research and development activities and up to 2 additional full-time employees for general and administrative activities. We anticipate hiring additional professional research and development staff in the fourth quarter of 2006. These positions will require an advanced degree in the medicine and or bioscience and significant experience in the pharmaceutical or biotechnology industries. Our annual payroll expense will increase by approximately $1.0 million and our annual benefits and payroll taxes will increase by approximately $108,000. We anticipate spending approximately $465,900 on recruiting and relocation expenses for these positions. In addition, we intend to use contract research organizations and third parties to perform our clinical studies and manufacturing. As indicated above, at our current and desired pace of clinical development of our three product candidates, during the next 12 months we expect to spend approximately $21 million on clinical development and research and development activities and expend approximately $5 million on general and administrative expenses and $242,000 on facilities rent.

Research and Development Projects

CB-7630. In April 2004, we exclusively licensed the worldwide rights to CB-7630 (abiraterone acetate) from BTG plc. CB-7630 is an orally active targeted inhibitor of the steroidal enzyme 17α-hydroxylase/C17,20 lyase, a cytochrome p450 complex that is involved in testosterone production. In preclinical studies, CB-7630 has demonstrated the ability to selectively inhibit the target enzyme, reducing levels of testosterone production in both the adrenals and the testes that is believed to stimulate the growth of prostate cancer cells.

In Phase I trials performed by the Centre for Cancer Therapeutics, Institute of Cancer Research (Sutton, United Kingdom), and Royal Marsden NHS Trust (Sutton, United Kingdom), CB-7630 was administered as a single agent to 26 patients with prostate cancer. We believe that the data from these clinical studies indicate that: 1) CB-7630, at an oral dose of 800mg, can successfully suppress testosterone levels to the castrate range; 2) CB-7630 can suppress testosterone produced by both the testes and the adrenals; and 3) CB-7630 is well tolerated with an acceptable toxicity profile. The results from these Phase I studies of CB-7630 were published in the British Journal of Cancer in June 2004.

In December 2005, we initiated a Phase I/II trial of CB-7630 for the treatment of advanced prostate cancer. The Phase I/II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden Hospital in the United Kingdom. The Phase I/II study is an open label, dose escalating study to evaluate the safety and efficacy of CB-7630 administered daily to patients with chemotherapy-naïve hormone refractory prostate cancer (HRPC) with a rising PSA (prostate specific antigen) despite hormonal therapy.

In October 2006, we announced the results of the Phase I portion of this clinical trial, and announced further results of this trial in December 2006. Together, the clinical trial included a total of 18 patients. The results include the following findings:

•	In the patients tested, CB7630 was well-tolerated with minimal toxicity at daily doses as high as 2000 mg. No dose limiting toxicity was observed.

•
Of the 13 patients that were evaluable for anti-tumor activity, nine patients experienced a decline in their PSA levels of greater than 50 percent, and six patients experienced PSA level declines of greater than 90 percent.

•
Of the eight evaluable patients with measurable tumor lesions, five patients experienced partial radiological responses, as measured by the criteria of the Response Evaluation Criteria in Solid Tumors Group, or RECIST, an accepted standard for measuring anti-cancer activity.

•	One patient in the clinical trial also experienced radiographic regression of bone metastases and another experienced decrease in pain.

•	Sixteen of the 18 patients continue on treatment with CB7630, with some patients having received doses for over 11 months.

In July 2006, we announced that we initiated a Phase I trial of CB7630 for the treatment of advanced prostate cancer. The Phase I trial of CB7630 will be conducted at the University of California, San Francisco, Comprehensive Cancer Center. The study is an open label, dose escalating study to evaluate the safety and efficacy of CB7630 administered daily to patients with chemotherapy-naïve HRPC with a rising PSA despite hormonal therapy.
In previous filings with the SEC, we had stated our belief that we would be initiating one Phase II trial of CB7630 in 2006. However, as a result of the data we recently announced from the Phase I trial conducted in the United Kingdom, we intend to initiate two Phase II trials of CB7630 during 2006. The first of these, a Phase II trial of CB7630 as a second line hormonal agent for advanced prostate cancer patients that have failed treatment with first line hormone therapy, was initiated in December 2006. The Phase II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden NHS Foundation Trust in the United Kingdom. The Phase II study will evaluate the efficacy of CB7630 administered daily to patients with chemotherapy-naïve HRPC with a rising PSA despite hormonal therapy. Efficacy evaluations in the trial will include declines in PSA levels, tumor shrinkage (as measured using the RECIST criteria), duration of response (by PSA and RECIST criteria) and time to disease progression. We expect a total of 35 patients will be enrolled in the trial. Also in December 2006, we initiated a Phase II trial of CB7630 that will evaluate the efficacy of the drug in patients with advanced prostate cancer that have failed treatment with first line chemotherapy (e.g. Taxotere). The trial will enroll 33 patients and will be conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden NHS Foundation Trust in the United Kingdom as well as at Memorial Sloan-Kettering Cancer Center and the University of California, San Francisco, Comprehensive Cancer Center in the United States. Efficacy evaluations in the trial will include declines in PSA levels, tumor shrinkage (as measured using the RECIST criteria), duration of response (by PSA and RECIST criteria) and time to disease progression.

Through September 2006, we have incurred approximately $9,744,200 of cost related to the development of CB-7630. Currently, we anticipate that we will need to expend approximately an additional $1,900,000 to $2,400,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-7630. Should we choose to continue development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-7630, if ever.

CB-3304. In March 2004, we exclusively licensed the worldwide rights to CB-3304 (noscapine), an orally active alkaloid derived from opium. Preclinical studies have demonstrated that CB-3304 has anti-tumor activity and acts as an inhibitor of microtubule dynamics. Therefore, we believe that CB-3304 has potential applications in the treatment of a number of different tumor types where tubulin binding agents are known to have activity. These tumor types include, but are not limited to, non-Hodgkin’s lymphoma, multiple myeloma, breast cancer, lung cancer, ovarian cancer and prostate cancer.

In December 2005, we announced positive interim data from an ongoing investigator sponsored Phase I trial of CB-3304 in patients with relapsed or refractory non-Hodgkin’s lymphoma. The trial is an open label dose escalating study, being conducted at the University of Southern California Norris Comprehensive Cancer Center, where cohorts of patients with relapsed/refractory non-Hodgkin’s lymphoma (NHL) or chronic lymphocytic leukemia (CLL/SLL) were treated at one of three different dose levels involving total daily doses of 1 g, 2 g, and 3 g per day. At each dose level, noscapine was administered orally on a three times a day schedule for 49 days. In the trial, responses for NHL patients were evaluated using the International Working Group Response Criteria for NHL and responses for CLL patients were evaluated using the NCI Working Group criteria. For both NHL and CLL patients, toxicity was graded according to the NCI common toxicity criteria.

At this interim analysis, 12 patients with a median age of 65 years (range 38-71) have been accrued. Four subjects had CLL/SLL, 2 had mantle cell lymphoma, one had follicular grade III lymphoma, 4 had diffuse large cell lymphoma (DLC), and one had lymphoplasmacytic low grade lymphoma. These interim results suggest:

·
Of the 10 patients that are evaluable for response, one patient with follicular grade III disease has had a partial response. This patient initially demonstrated stabilization of their disease for a period of approximately four years before achieving a partial response. In addition, two patients, one with mantle cell lymphoma and one with DLC have demonstrated stable disease of duration 30 days and 77 days, respectively.

·	CB-3304 has been well tolerated, with no grade 3 or 4 hematological toxicities. One grade 3 neurotoxicity consisting of depressed level of consciousness was experienced at the 3 gram dose level.

·	A larger study of noscapine is warranted to evaluate the efficacy of the compound in patients with lymphoma.

In December 2005, we also announced results from preclinical experiments that we believe demonstrate the effectiveness of CB-3304 for the treatment of NHL and multiple myeloma and that warrant our continued development of the drug in hematological malignancies. The preclinical studies demonstrate that CB-3304 exhibits potent antitumor activity against NHL and myeloma in vitro, as well as in vivo in xenograft models. More specifically, the in vitro studies demonstrated that following exposure to CB-3304, the OPM2 (multiple myeloma), H9 (T cell lymphoma) and RL (B cell lymphoma) tumor cell lines exhibited an IC50 of approximately 30 nM, 700 nM, and 500 nM for the OPM2, H9 and RL lines, respectively. Treatment with noscapine resulted in the induction of apoptosis in each of the cell lines tested. Additionally, in vivo studies demonstrated that in xenograft models, daily administration of noscapine resulted in tumor growth delays of between 30-80% of the control tumor volumes.

In previous filings with the SEC, we stated that we intended to complete the Phase I portion of a Phase I/II clinical trial of CB3304 in hematological malignancies (non-Hodgkin’s lymphoma, multiple myeloma and chronic lymphocytic leukemia) during the second half of 2006, and to initiate the Phase II portion by the end of 2006. As a result of our plan to initiate a second Phase II clinical trial of CB7630 in 2006, as discussed above under “CB7630”, we subsequently decided to focus our clinical development of CB3304 in only multiple myeloma for the near future. Accordingly, we anticipate initiating a Phase I/II trial of CB3304 in multiple myeloma in either late 2006 or in early 2007.

Through September 2006, we have incurred approximately $949,700 of cost related to the development of CB-3304. Currently, we anticipate that we will need to expend approximately an additional $200,000 to $300,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-3304. Should we choose to continue development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-3304, if ever.

CB-1089. In June 2005, we exclusively licensed the worldwide rights to CB-1089 (seocalcitol), a synthetic vitamin D analog. In prostate cancer, clinical studies of a metabolite of vitamin D (calcitriol) given in combination with chemotherapy suggested that patients that received the combination of calcitriol plus chemotherapy had an improvement in their survival over the patients that received chemotherapy plus placebo without an increase in the toxicity of the chemotherapy. Preclinical studies in prostate cancer have shown that CB-1089 is a more potent anti-cancer drug than calcitriol, which may result in better efficacy when used in combination therapy to treat prostate cancer as opposed to calcitriol.

In previous filings with the SEC, we stated that we intended to initiate two clinical trials of CB1089 during 2006 for the treatment of prostate cancer, including a Phase II trial with CB1089 as a single agent and a Phase I/II clinical trial with CB 1089 as a combination therapy. However, prior to initiating Phase II trials for the treatment of prostate cancer, we determined that we needed to better understand the safety of CB1089 in prostate cancer patients. Therefore, we now plan to initiate only a Phase I trial of CB1089 in advanced prostate cancer patients by mid 2007.

Through September 2006, we have incurred approximately $427,500 of cost related to the development of CB-1089. Currently, we anticipate that we will need to expend approximately an additional $1,000,000 to $1,500,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-1089. Should we choose to continue development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-1089, if ever.

Penalty Relating to Registration Requirements

In conjunction with our April 3, 2006 private placement offering, we were required to use our best efforts to register the resale of the common stock issued to the investors, including the shares issuable upon conversion of the Series A Preferred Stock, within 180 days after the closing. Our penalty for not meeting the registration requirement is to make compensatory payments in the amount equal to one percent of the aggregate purchase price paid by the investors for each 30-day period (or prorated portion thereof) in which we are in default of our obligation to have the registration statement become effective. However, in no event will we be required to pay an aggregate amount that exceeds 12.0% of the aggregate purchase price paid by the investors. As of December 18, 2006, the registration statement had not become effective. Beginning on October 1, 2006 and up to the date the registration statement  (of which this prospectus is a part) becomes effective, we will be in default of this obligation. We are subject to compensatory payments to each such investor, payable within five business days of the end of each 30-day period in which such penalty accrues. For each 30-day period in which we are in default, we will be required to pay compensatory payments in the amount of approximately $412,000. Our maximum potential exposure, based on the 12% cap, is approximately $4,944,000. As a result of the liquidating damages provision, we performed an evaluation of the transaction to determine whether it would cause the underlying instruments to be treated as liabilities under EITF 00-19. We reviewed the variance in the value of unregistered and registered stock to determine if it exceeded the 12% cap of the liquidating damages provision in accordance with provisions of EITF 05-4, “The Effect of a Liquidating Damages Clause in a Freestanding Financial Instrument Subject to Issue No. 00-19.” Based on this review, management has concluded that the liquidated damages provision does not cause the underlying instruments to be treated as liabilities under EITF 00-19.

 In December 2006, we issued to certain investors in our April 3, 2006 private placement an aggregate of 89,198 shares of our common stock in lieu of an aggregate of $401,391 in compensatory cash payments we would otherwise have been required to make under the liquidating damages provision. We have not provided the investors registration rights relating to these shares.

License Agreement Obligations

CB-3304. On February 23, 2004, we entered into a license agreement with Emory University for the worldwide, exclusive rights to discover, develop, have made, use, sell, have sold, offer for sale and import the products described in Emory’s intellectual property portfolio for noscapine and analogs of noscapine. The license agreement terminates upon the date of the last to expire patent contained in the licensed technology (currently, July 2018). In consideration for the rights under the license agreement, we paid Emory an initial license fee of $72,435 in 2004. We sponsored a research project involving the licensed technology in the amount of $114,000 of which $28,688 and $85,312 were paid in 2005 and 2004, respectively. In connection with the license agreement, we have agreed to future milestone payments to Emory for the first technology from the intellectual property portfolio in the aggregate of up to $3,500,000, payable upon the achievement of certain clinical and regulatory milestones. We anticipate that the first required milestone payment of $200,000 will occur in 2006, but cannot at this time determine when subsequent milestone payments may occur, if at all. Should a product incorporating the licensed technology be commercialized, we will be obligated to pay to Emory an annual royalty based on net sales of the product. In the event that we sublicense the licensed technology to a third party, we will be obligated to pay royalties to Emory based on a fixed rate of fees or royalties received from the sublicensee.

CB-7630. Effective April 20, 2004, we entered into a license agreement with BTG International, LTD. for the exclusive worldwide rights to make, use, lease and sell abiraterone acetate. The agreement terminates upon the date of the last to expire patent contained in the licensed technology (currently, September 2014). In consideration for the rights under the BTG license agreement, we paid BTG an initial license fee of £500,000 (currently, approximately $923,100) in 2004 and agreed to pay BTG an annual license maintenance fee of £150,000 ($288,000) until the first commercial sale of the licensed product. In addition, the license agreement requires us to make aggregate milestone payments of up to £9,000,000 ($16,614,000), payable upon the achievement of certain clinical and regulatory milestones. As the license maintenance fee and milestone payments are denominated in foreign currencies we are subject to fluctuation in exchange rates which could significantly increase or decrease our cost. The company is currently investigating methods to minimize our exposure in this area. Should abiraterone acetate become commercialized, we will be obligated to pay to BTG an annual royalty based on net sales of the product. In the event that we sublicenses abiraterone acetate to a third party, we will be obligated to pay royalties to BTG based on a fixed rate of fees or royalties received from the sublicensee.

CB-1089. Effective June 27, 2005, we entered into a license agreement with LEO Pharma A/S for the exclusive worldwide right to make, use, lease and sell seocalcitol. The agreement terminates upon the later of the date of the last patent contained in the licensed technology to expire (currently, October 2017) or twenty years. In consideration for the rights under the LEO license agreement, we paid LEO an initial license fee of $250,000 in 2005. In addition, the license agreement requires we to make aggregate milestone payments of up to $13,000,000, payable upon the achievement of certain clinical and regulatory milestones. Should seocalcitol become commercialized, we will be obligated to pay to LEO an annual royalty based on net sales of the product. In the event that we sublicenses seocalcitol to a third party, we will be obligated to pay royalties to LEO based on a fixed rate of fees or royalties received from the sublicensee.

Series A Preferred Stock Dividend Requirements

We have a limited number of preferred shares authorized for issuance in payment of dividends on our preferred stock. The terms of our Series A Preferred Stock require us to pay dividends at the annual rate of 4%. These dividends are payable in cash or in additional shares of preferred stock, at our election. We are authorized to issue a total of 10,000,000 shares of preferred stock, and, as of December 15, 2006, had an aggregate of 9,486,752 shares outstanding. Unless we obtain shareholder approval to increase the number of shares of preferred stock we are authorized to issue, we will only be able to satisfy our dividend payments through the issuance of additional shares of preferred stock for a period of less than two years. If we are not able to pay dividends on our preferred stock through the issuance of additional shares of preferred stock, we will be required to pay such dividends in cash. Any cash used in payment of dividends on our preferred stock will diminish our ability to fund development programs or satisfy our other obligations.

Critical Accounting Policies

In December 2001, the SEC request that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Net loss per share:
Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the periods presented as required by SFAS No. 128, “Earnings Per Share”. For the purpose of determining basic net loss per share, dividends accreted on preferred stock and accreted issuance costs have been added to the net loss to arrive at net loss applicable to common stockholders. Diluted earnings per share have not been presented because the assumed exercise of the Company’s outstanding options and warrants would have been anti-dilutive. Potentially dilutive securities excluded from the calculations amounted to 12,535,953 shares for nine months ended September 30, 2006, comprised of 9,486,752 shares of Series A Convertible Preferred Stock, 1,861,556 shares issuable upon exercise of options and 1,187,645 shares issuable upon exercise of warrants.

Stock-based compensation:

As required, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123, “Share-Based Payment” (“SFAS 123R”) on January 1, 2006. SFAS 123R requires the fair value of all share-based payments to employees, including grants of stock options, to be recognized in the statement of operations over the requisite service period. We will continue to account for the fair value of all share-based payments to non-employees, including stock options, in a similar manner as required by SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123R eliminated the option provided by SFAS 123 that we used prior to January 1, 2006 to account for stock options granted to employees using the intrinsic value method under Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees.” Under APB 25, we only recorded compensation expense for stock options granted to employees for the excess, if any, of the fair value over the exercise price of an option as of the date of grant. By electing the intrinsic value method, we were required to present pro forma disclosures as if we had used the provisions of SFAS 123 and had recorded the fair value of employee stock options over the vesting period.

We have adopted SFAS 123R using the modified-prospective method and accordingly financial statement amounts for periods prior to January 1, 2006 have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options. The adoption of SFAS 123R’s fair value method had and will continue to have a material impact on our results of operations, although it will have no impact on our cash flows or overall financial position. Under SFAS 123R, employee option grants are generally valued at the grant date and those valuations do not change once they have been established. As a result, the stock-based compensation expense we expect to record in 2006 will be based largely upon the amortization of costs for awards granted in 2006 and amounts related to the amortization of the fair value of unvested options granted in prior periods. As SFAS 123R includes further guidance on the assumptions to be used in the stock option pricing models, we expect to have differences between the expenses the we would have recognized for the pro-forma disclosures required by SFAS 123 and the expenses we will recognize under SFAS 123R. Because of the variability in the assumptions to be used in the valuation of stock options we may grant in 2006 and the variability in the quantity and other terms of stock based awards we may issue in 2006, our ability to predict the 2006 stock-based compensation expense is limited.

In accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” all other issuances of common stock, stock options or other equity instruments to non-employees (including consultants and all members of the Scientific Advisory Board) as the consideration for goods or services received are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Any options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity (deficiency) or warrant liability in current liabilities over the applicable service periods using variable accounting through the vesting date based on the fair value of the options at the end of each period.

Debt and note issuance costs and debt discounts:

Debt and note issuance costs related to obtaining the line of credit and the issuance of notes and debt discounts attributable to the value of warrants issued with the notes are amortized to interest expense over the terms of the related debt instruments on a straight-line basis, which approximates the effective interest method.

Warrants issued with debt instruments:

For warrant and debt issuances in June 2005, we accounted for the value of warrants arising from the issuance of debt instruments pursuant to Accounting Principles Board Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," by allocating the proceeds from issuance to the debt instruments and the warrants based on their relative fair values. The fair value of the warrants was allocated to additional paid-in capital and to debt or note discount, which was amortized to interest expense over the term of the instrument on a straight-line basis, which approximates the effective interest method.

In November 2005 and January 2006, we issued convertible notes payable and warrants. Since the conversion of the convertible notes payable could result in a conversion into an indeterminable number of common shares, we determined that under the guidance in EITF Issue No. 00-19 ("EITF 00-19") "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock", we were prohibited from concluding that it had sufficient authorized and unissued shares to net-share settle any warrants or options granted to non-employees. Therefore, on the date convertible notes were issued, we reclassified the related fair value of all warrants and options issued to non-employees that were outstanding from additional paid-in capital to current liabilities. Additionally, we retroactively revalued warrants issued in June 2005 to fair value in accordance with EITF 00-19. The fair value of all warrants is based on the Black-Scholes option pricing model and was marked to market at the end of each reporting period in which a change in fair value occurs. Changes in the fair value of warrants were recorded as interest expense. As a result of the change in valuation methods for the warrants issued in June 2005, a $20,000 charge was recorded to interest expense during 2005. The first quarter revaluation of the warrants resulted in a reduction of interest expense of approximately $68,600. Upon conversion of the convertible notes to stock on April 3, 2006 we no longer had debt or equity instruments that could result in a conversion or exercise into an indeterminable number of common shares. Accordingly, on April 3, 2006 the warrants and non-employee options were reclassified from current liability to additional paid in capital on the balance sheet.

For warrants and convertible notes payable issued in January 2006, we accounted for the value of the warrants arising from the issuance of debt instruments pursuant to EITF 00-19, by allocating the proceeds first to the fair value of warrants, and then any residual amounts to the debt instruments. The fair value of the warrants was allocated to liabilities and to note discount. Upon conversion of the convertible notes to stock on April 3, 2006, warrants and non-employee options classified as current liabilities were reclassified to additional paid- in capital in the balance sheet.

We account for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the money at the commitment date pursuant to the consensus of EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF Issue No. 00-27 ("EITF00-27"), "Application of Issue No. 98-5 to Certain Convertible Instruments." Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants included in the exchange based on the fair values of the warrants and the debt instruments as explained above. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital or liabilities and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved.

Series A Convertible Preferred Stock:

In connection with the private placement and debt conversion that we completed on April 3, 2006, we issued 9,486,752 shares of Series A Convertible Preferred Stock, the terms of which are set forth in a Certificate of Designation filed with the Secretary of State of Delaware, for an aggregate amount of $42,728,037 in cash and debt conversion. The Series A Preferred Stock has a stated value of $4.50 per share. Commencing on the date of issue, the holders of the Series A Preferred Stock are entitled to receive cumulative dividends on each share of preferred stock, payable at our election in kind or in cash, at the rate of 4% per annum of the stated value, payable annually in arrears on each anniversary of the original issuance date. Among other rights, in the event of a liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock are entitled to receive an amount equal to the greater of the stated value plus an amount equal to all accrued and unpaid dividends and the amount such holders would have been entitled to receive upon such liquidation event had the Series A Preferred Stock been converted immediately prior to such liquidation event. The Series A Preferred Stock may be converted at any time at the option of the stockholder in whole or in part into shares of our common stock at an initial conversion price per share of common stock of $4.50. Cumulative dividends as of September 30, 2006 were $842,845, or $0.09 per share.

Each share of Series A Preferred Stock automatically converts into shares of our common stock in the event that the closing price of our common stock exceeds 200% of the conversion price for twenty consecutive trading days. At any time after the tenth anniversary of the original issue date, the holders of a majority of the Series A Preferred Stock then outstanding may demand that we redeem all of the remaining outstanding shares of Series A Preferred Stock for a cash amount equal to the stated value, plus all accrued and unpaid dividends. Payment shall be made by us quarterly over the three following such mandatory redemption date. We do not have an option to redeem such outstanding shares.

Under the terms of the Certificate of Designation and the subscription agreements entered into with the investors in our April 3, 2006 offering, we have no obligation to settle any conversion of the Series A Convertible Preferred Stock in cash (other than pursuant to a mandatory redemption as referenced above) or registered shares; we intend to settle such conversions only in unregistered shares. We have, however, provided the holders of the Series A Convertible Preferred Stock with registration rights relating to the resale of the common stock issuable upon conversion of the Series A Convertible Preferred Stock.

Pursuant to Rule 5-02-28 of Regulation S-X under the Exchange Act, the mandatory redemption feature of the Series A Preferred Stock requires that it be presented in the balance sheet outside of permanent equity, as redemption is outside our control. Accordingly, we have recorded the Series A Preferred Stock outside of permanent equity at its fair value at date of issue and has adjusted its carrying value for accreted dividends and issuance costs. The issuance costs are amortized over the period between the issuance date and the initial mandatory  redemption date, using the interest method.

New Accounting Pronouncements

As discussed above, we have adopted, effective January 1, 2006, SFAS 123R using the modified prospective method.

BUSINESS

Cougar Biotechnology, Inc. is a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of cancer. We focus on in-licensing drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer, and then developing those drug candidates for commercial use.

We currently have rights to four drug candidates:

•	CB7630 (Abiraterone Acetate), which we are developing as a second line hormonal agent for advanced prostate cancer patients;

•	CB3304 (Noscapine and related analogs), which we are developing for the treatment of hematological malignancies (non-Hodgkin’s lymphoma and multiple myeloma);

•	CB6604, which is an extended release version of CB3304 currently in the preclinical development stage; and

•	CB1089 (seocalcitol), an analog of Vitamin D that we are developing to be used in the treatment of prostate cancer.

We were originally incorporated under Delaware law in May 2003 under the name Cougar Biotechnology, Inc. Over the course of the next year, we retained our executive officers and members of our board of directors and began searching for product candidates. In March 2004, April 2004 and June 2004, respectively, we in-licensed our three product candidate. We continue to search for additional product candidates.

In April 2006, we were acquired by SRKP 4, Inc., a shell corporation formed under Delaware law, in a “reverse” merger whereby a wholly-owned subsidiary of SRKP 4 merged with and into Cougar Biotechnology, with Cougar Biotechnology remaining as the surviving corporation and a wholly-owned subsidiary of SRKP 4. In accordance with the terms of this merger, the stockholders of Cougar Biotechnology exchanged all of their shares of Cougar Biotechnology for shares of SRKP 4’s capital stock. Immediately following the merger, SRKP 4 redeemed all of the shares of SRKP capital stock that were outstanding immediately prior to the merger for aggregate consideration of $200,000. As a result of the issuance of the shares of SRKP 4 capital stock to the former Cougar Biotechnology stockholders and the redemption of the shares held by the former SRKP 4 stockholders, following the merger and redemption, the former stockholders of Cougar Biotechnology hold all of the outstanding shares of SRKP 4’s capital stock. Upon the completion of the merger, all of the former officers and directors of SRKP 4 resigned and were replaced by the officers and directors of Cougar Biotechnology. Additionally, following the merger, SRKP 4 changed its name to Cougar Biotechnology, Inc.

Our executive offices are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Our telephone number is (310) 943-8040 and our internet address is www.cougarbiotechnology.com.

Our Strategy

We focus on in-licensing and further developing drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer. Although the cost of licensing drug candidates for which the initial clinical testing has been completed may be significantly higher than those for which clinical testing has not been completed, we believe that there is significantly less risk associated with our investment and continued development of clinical stage drugs due to the fact that we are able to obtain an initial indication of the drug’s safety and efficacy before we decide to invest our capital in the drug’s development.

We consider potential drug acquisitions through a number of sources, including solicitations from potential sellers of such drugs and through searches completed by both our employees and directors and by independent consulting firms. In considering potential acquisitions, we complete an evaluation of the scientific and medical viability of the drug. Depending on the drug, this evaluation will be completed by us internally, if any of the members of our team have specific experience with the related technology, or by third party consultants with specific experience with the related technology. In addition to scientific and medical viability factors, we also consider the drug from a market perspective, considering not only the prospective expense of development and commercialization of the drug, but also the economic potential of the drug on such market if successfully developed. Internal evaluation, when undertaken, is completed by our Scientific Advisory Board, whose members assist management in the assessment of research, development and commercial programs of biotechnology or pharmaceutical companies that Cougar may consider acquiring and provide advice and guidance with respect to the research and commercial development plans of our product portfolio. We will not enter into any licensing transaction unless our board of directors has first approved the transaction. Its decision will depend on several factors, including the scientific merits of the technology, the costs of the transaction and other economic terms of the proposed license, the amount of capital required to develop the technology, and the economic potential of the drug candidate should it be commercialized.

Currently, we do not follow any policy or formula as to our acquisition of product candidates, other than seeking drugs for which pre-clinical or clinical testing has commenced. To date, we have acquired in-licenses from entities of varied backgrounds, including large companies (LEO Pharma A/S), small companies (BTG plc) and academic institutions (Emory University). We will continue to consider potential acquisitions based on the consideration of the factors identified above.

As we move our product candidates through development toward regulatory approval, we will evaluate several options for each product candidate’s commercialization strategy. These options include building our own internal sales force, entering into a joint marketing partnership with another pharmaceutical or biotechnology company whereby we jointly sell and market the product, and out-licensing our product whereby another pharmaceutical or biotechnology company sells and markets our product and pays us a royalty on sales. Our decision will be made separately for each product and will be based on a number of factors including capital necessary to execute on each option, size of the market that needs to be addressed and terms of potential offers from other pharmaceutical and biotech companies. It is too early for us to know which of these options we will pursue for our product candidates, assuming their successful development.

Our Product Candidates

CB7630 (Abiraterone Acetate)

In April 2004, we licensed from BTG plc., a British corporation, the exclusive, worldwide rights to abiraterone acetate, or CB7630, which is an orally available, targeted inhibitor of the steroidal enzyme known as 17a-hydroxylase/C17,20 lyase. This enzyme is expressed in both testicular and adrenal tissues and is involved in the production of testosterone in these organs. Scientists believe that testosterone levels in the testes and adrenals stimulate the growth of prostate cancer cells. We believe that by inhibiting this enzyme, CB7630 may reduce the testosterone levels in both the testes and adrenals, thereby reducing the growth of prostate cancer cells.

Prostate cancer patients are commonly treated with one or more types of hormone therapy, including hormone-releasing hormone agonists, or LHRH agonists, and anti-androgens. LHRH agonists are designed to suppress testosterone and anti-androgens are designed to block testosterone from stimulating the prostate cancer cell. Based on clinical trials performed to date, we believe that CB7630 has potential applications in the treatment of prostate cancer, including (i) serving as a second-line therapy for patients with hormone refractory prostate cancer that have failed traditional first-line (initial) LHRH agonist and/or anti-androgen therapy; and (ii) serving as a first-line therapy for patients with advanced prostate cancer that have yet to receive traditional first-line LHRH agonist and/or anti-androgen therapy.

Background on Prostate Cancer

According to the American Cancer Society, prostate cancer is the most common tumor in men in the United States, with over 234,460 new cases and over 27,350 deaths expected in 2006. At present, men in the United States have a one in five lifetime risk of being diagnosed with prostate cancer, and approximately 10-15% will have metastatic, or advanced, disease at the time of diagnosis.

In men, the prostate is a walnut-shaped gland located just below the bladder and in front of the rectum. When cells in the prostate begin to grow out of control, a cancerous tumor can form. As the tumor grows, it can spread to the interior of the prostate gland, to tissues near the prostate, to sac-like structures attached to the prostate (seminal vesicles), and to distant parts of the body (e.g., bones, liver, lungs).

For patients with advanced, metastatic prostate cancer, the standard of care is treatment with hormonal ablation therapy (hormone therapy). Hormonal therapies are used to suppress or block male steroid hormones, called androgens. Androgens, particularly testosterone and dihydrotestosterone, have been shown to stimulate prostate cancer cell growth. Hormonal therapies may include surgery to remove the testicles (also known as orchiectomy) or the use of two classes of hormonal agents: (i) LHRH agonists and (ii) anti-androgens. LHRH agonists work by shutting off the production of luteinizing hormone by the pituitary gland, which stops testosterone production by the testes. In contrast, anti-androgens block the androgen receptors on prostate cancer cells, thereby preventing androgens from stimulating the growth of such prostate cancer cells.

Initially, these hormonal ablation therapies relieve prostate cancer symptoms and decrease the levels of prostate-specific antigen, or PSA. However, the median duration of response to these hormonal ablation therapies is less than two years. All patients with advanced prostate cancer who are treated with androgen deprivation eventually develop progressive hormone-refractory prostate cancer, as evidenced by increasing PSA levels, progressive disease on imaging studies, or progressive symptoms such as pain. Because the molecular basis for this progression to the hormone-refractory state is poorly understood, the treatment of patients with hormone-refractory prostate cancer remains a clinical challenge.

One important strategy for treatment of hormone-refractory prostate cancer involves secondary hormonal manipulations after the failure of primary hormonal ablation therapy. This approach is based on the observation that most tumors that are hormone refractory continue to maintain a functional androgen-receptor signaling pathway despite castrated levels of testosterone resulting from first-line hormonal therapies. In addition, studies published in Nature Medicine in 2004 have shown that there is an increase in the expression of the androgen receptor when the tumor has become hormone refractory. In this way, androgen receptor over-expression may allow for the continued growth of prostate cancer cells in the environment of the minute levels of androgens (such as testosterone) that are present during the combined use of LHRH agonists and anti-androgens.

Strategies for second-line hormonal therapies are based on two factors. First, extra-testicular sources of testosterone represent an important secondary source of androgen stimulation in patients with prostate cancer. More specifically, as much as 10% of circulating testosterone is produced by the adrenal glands, thus making the adrenal production of testosterone an important target for secondary hormonal manipulations. Consequently, it has been shown that drugs that inhibit adrenal testosterone production can induce clinical responses in prostate cancer patients that have failed first line hormonal therapy. Second, the development of hormone-refractory prostate cancer is caused in part by changes in the androgen receptor regulation as the sensitivity of the androgen receptor is increased by the over-expression of the androgen receptor in the environment of lower testosterone concentrations.

Current treatments such as orchiectomy and LHRH agonists result in reduced androgen production by the testes but do not interfere with androgen production by the adrenals, which may contribute androgen precursors to the prostate and thereby to hormone-refractory prostate cancer. More specifically, since these first-line hormonal treatments leaves testosterone derived from adrenal sources intact, PSA levels begin to rise over the two to three years following initial treatment, and prostate tumors eventually progress to become hormone refractory. Unfortunately, currently about half of patients with hormone-refractory prostate cancer die within 12 months of becoming hormone-refractory because, at present, there is no successful treatment for hormone-refractory prostate cancer.

Advantages of CB7630

Based on preclinical and clinical studies to date, we believe that CB7630 may offer an advantage over existing treatments that are used as second-line hormonal therapies for the treatment of prostate cancer that have failed first line hormone therapy. Currently, there is no drug specifically approved as a second-line hormonal agent for the treatment of prostate cancer. Rather, the standard of care for second-line hormonal therapies includes using existing drugs, such as steroids (hydrocortisone, dexamethasone), hormones (estrogen, aminoglutethimide) and antifungal agents (ketoconazole), in “off-label” settings, and each of these drugs has characteristics limiting its usefulness as a treatment for prostate cancer. We believe that CB7630 may have potential advantages over such existing treatments, most notably due to its increased selectivity and stronger inhibition of the target enzyme (17a-hydroxylase/C17,20 lyase) resulting in more selective inhibition of adrenal androgens. Moreover, while existing second-line hormonal treatments have detrimental side effects limiting their use (including the gastrointestinal side effects, hepatotoxicity and cutaneous side effects, or “sticky skin syndrome”, associated with certain anti-fungal agents, and the adrenal insufficiency, hypotension and deep vein thrombosis that are associated with certain hormones), no such side effects appear to be triggered by the use of CB7630. Should CB7630 continue to demonstrate a lack of serious side effects, it could position the drug favorably against other agents. Finally, agents used as second line hormonal agents for hormone refractory prostate cancer need to be taken multiple times during the day. In its clinical testing to date, CB7630 has shown the potential to be given once per day. Such a convenient dosing schedule may result in better patient compliance compared to the other agents that are used as second line hormonal treatments.

Results of Clinical Trials for CB7630

In three separate trials performed by Cancer Research UK Centre for Cancer Therapeutics, Institute of Cancer Research, located in Sutton, United Kingdom, and Royal Marsden NHS Trust, also located in Sutton, United Kingdom, CB7630 was administered as a single agent to a total of 26 prostate cancer patients. In all three clinical studies, treatment with CB7630 was seen to be well tolerated with no serious adverse biochemical or hematological side effects. The results of these Phase I trials were published in the British Journal of Cancer in June 2004.

In the first study (“single dose castrate study”), CB7630 was given as a single oral dose to 16 patients that had previously undergone orchiectomy or were currently receiving hormone therapy. Therefore, these patients had castrate levels of testosterone. The goal of the study was to determine the dose of CB7630 that could cause suppression of testosterone synthesis to undetectable and super-castrate levels (<0.14 nmol/l, or 4 ng/dL) in these patients. This was achieved at the highest dose level tested (500 mg).

In the second study, CB7630 was given as a single oral dose to four patients that had not previously undergone orchiectomy and were not currently receiving hormone therapy. Therefore, these patients had noncastrate levels of testosterone. The goal of the study was to determine the dose of CB7630 that was sufficient to cause suppression of testosterone synthesis in these patients. In all three patients tested at the 500 mg levels, a reduction in testosterone levels of more than 50% from baseline was observed.

In the third study, CB7630 was given daily for 12 consecutive days to six patients that had not previously undergone orchiectomy and were not currently receiving hormone therapy. Therefore, these patients had noncastrate levels of testosterone. The goal of the study was to determine the dose of CB7630 that was sufficient to suppress testosterone synthesis both to castrate levels (<2.0 nmol/l, or 50 ng/dL) and to levels that are comparable to those typically seen in patients that are treated with hormonal ablation therapy, such as LHRH agonists (<0.7 nmol/l, or 20 ng/dL). The results showed that all patients treated at the 500 mg and 800 mg level experienced suppression of testosterone to castrate levels. In addition, 2 out of 3 patients treated at 800 mg daily had complete suppression of testosterone down to levels less than 0.7 nmol/l, or 20 ng/dL.

In December 2005, we initiated a Phase I/II trial of CB7630 for the treatment of advanced prostate cancer. The Phase I/II trial was conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden Hospital in the United Kingdom. The Phase I/II study was an open label, dose escalating study to evaluate the safety and efficacy of CB7630 administered daily as a second-line hormonal agent to patients with chemotherapy-naïve hormone refractory prostate cancer with a rising PSA despite hormonal therapy. In October 2006, we announced the results of the Phase I portion of this clinical trial, and announced further results of this trial in December 2006. Together, the clinical trial included a total of 18 patients. The results is include the following findings:

•	In the patients tested, CB7630 was well-tolerated with minimal toxicity at daily doses as high as 2000 mg. No dose limiting toxicity was observed.

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Of the 13 patients that were evaluable for anti-tumor activity, nine patients experienced a decline in their PSA levels of greater than 50 percent, and six patients experienced PSA level declines of greater than 90 percent.

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Of the eight evaluable patients with measurable tumor lesions, five patients experienced partial radiological responses, as measured by the criteria of the Response Evaluation Criteria in Solid Tumors Group, or RECIST, an accepted standard for measuring anti-cancer activity.

•	One patient in the clinical trial also experienced radiographic regression of bone metastases and another experienced decrease in pain.

•	Sixteen of the 18 patients continue on treatment with CB7630, with some patients having received doses for over 11 months.

Plan of Development
In addition, in February 2006, we announced that our Investigational New Drug Application, or IND, for CB7630 had been approved by the FDA. We anticipate that a Phase I trial of CB7630 as a second line hormonal agent for advanced prostate cancer patients that have failed treatment with first line hormone therapy will be initiated in the second half of 2006. The Phase I trial of CB7630 will be conducted at the University of California San Francisco Comprehensive Cancer Center. In previous filings with the SEC, we had stated our belief that we would be initiating one Phase II trial of CB7630 in 2006. However, as a result of the data we recently announced from the Phase I trial conducted in the United Kingdom, we intend to initiate two Phase II trials of CB7630 prior to the end of 2006. The first of these, a Phase II clinical trial of CB7630 as a second line hormonal agent for advanced prostate cancer patients that have failed treatment with first line hormone therapy, was initiated in December 2006. The Phase II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden NHS Foundation Trust in the United Kingdom. The Phase II clinical trial will evaluate the efficacy of CB7630 administered daily to patients with chemotherapy-naïve HRPC with a rising PSA despite hormonal therapy. Efficacy evaluations in the trial will include declines in PSA levels, tumor shrinkage (as measured using the RECIST criteria), duration of response (by PSA and RECIST criteria) and time to disease progression. We expect a total of 35 patients will be enrolled in the trial. Also in December 2006, we initiated a Phase II trial of CB7630 that will evaluate the efficacy of the drug in patients with advanced prostate cancer that have failed treatment with first line chemotherapy (e.g. Taxotere). The trial will enroll 33 patients and will be conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden NHS Foundation Trust in the United Kingdom as well as at Memorial Sloan-Kettering Cancer Center and the University of California, San Francisco, Comprehensive Cancer Center in the United States. Efficacy evaluations in the trial will include declines in PSA levels, tumor shrinkage (as measured using the RECIST criteria), duration of response (by PSA and RECIST criteria) and time to disease progression.

CB3304 (Noscapine and Related Analogs)

In March 2004, we licensed from Emory University the exclusive, worldwide rights to noscapine, or CB3304, which is an orally available alkaloid derived from opium. We believe that preclinical studies published in the Proceedings of the National Academy of Science demonstrate that CB3304 acts as an inhibitor of microtubules and tubulin (which make up the structural components of cells) and has anticancer activity in preclinical tumor models. More specifically, the drug alters microtubule dynamics, blocks cell division (mitosis) and causes apoptosis (programmed cell death). Therefore, we believe that CB3304 may have potential applications in the treatment of a number of tumor types in which tubulin inhibitors have already been shown to be effective, including non-Hodgkin’s lymphoma, multiple myeloma, breast cancer, lung cancer, ovarian cancer and prostate cancer. CB3304 was derived by Emory University with some assistance from the National Institute of Health, and our license is thus subject to certain rights to the U.S. Government as provided under the Bayh-Dole Act, 35 USCA § 200-212. See "-License Agreements."

Background on Non-Hodgkin’s Lymphoma and Tubulin Inhibitors

Non-Hodgkin’s lymphoma, or NHL, is a cancer that originates in the lymph nodes in the body. More specifically, NHL is a cancer of B-cell and T-cell lymphocytes. According to the American Cancer Society, there are currently over 300,000 patients diagnosed with NHL in the United States, with approximately 58,870 newly diagnosed cases annually. Approximately 85% to 90% of patients diagnosed with NHL in the United States have B-cell NHL. According to the American Cancer Society, NHL is the sixth leading cause of death of cancer-related death in the United States with approximately 18,840 patients expected to die of the disease in 2006, and the international market for NHL is estimated to be at least equal in size to the United States market.

NHL is clinically classified as being either slow-growing, referred to as indolent, or fast-growing, referred to as aggressive, depending on whether the patient’s survival time after relapse from the initial therapy is measured in years or in months. Indolent and aggressive NHL each constitute approximately half of all newly diagnosed B-cell NHL, and roughly half of the indolent B-cell NHL is follicular B-cell NHL. Although indolent B-cell NHL progresses at a slow rate, it is eventually fatal and there is no cure currently available. According to the American Cancer Society, the median survival time from diagnosis for patients with indolent B-cell NHL having stage III/IV follicular B-cell NHL is between seven and ten years. Unlike indolent B-cell NHL, approximately 40% of aggressive B-cell NHL cases are cured by standard chemotherapy. The remaining patients with aggressive B-cell NHL relapse and cannot be effectively treated.

Microtubules, composed of the protein tubulin, are cellular components that play a key role in cell division, or cellular mitosis. Microtubules participate in the exact organization and function of the mitotic spindle, and are critical for assuring the integrity of the segregated DNA. Because of their critical function, microtubules represent one of the key targets for cancer treatments.

Antimicrotubule agents, or tubulin inhibitors, are a well accepted class of drugs in the treatment of cancer and include taxanes (such as paclitaxel and docetaxel) and vinca alkaloids (such as vincristine, vinorelbine, and vinblastine) that are used either alone or in combination with other anti-cancer drugs. These tubulin inhibitors act by promoting apoptosis, or programmed cell death, which results in the destruction of cancer cells. However, the cytotoxic effects of tubulin inhibitors are nonselective; therefore, they affect normal cells as well as cancerous cells. Thus tubulin inhibitors adversely effect rapidly dividing blood cells (leading to anemia, neutropenia and thrombocytopenia) and the cells of nervous system (leading to neural toxicity such as peripheral neuropathy). In addition to these toxicities, repeated dosing with tubulin inhibitors can lead to the tumor developing resistance to treatment, which eventually renders these drugs ineffective.

Advantages of CB3304

As discussed above, CB3304 is an orally active alkaloid derived from opium. Preclinical studies have shown that CB3304 is a microtubule targeting agent that alters microtubule dynamics, blocks mitosis, and causes apoptosis. More specifically, CB3304 has been shown to: 1) bind to tubulin and alter its ability to form microtubules; 2) interfere with microtubule dynamics both in vitro and in living cells; 3) arrest a number of cancerous cells in mitosis and target them for apoptosis and 4) inhibit the growth of solid murine lymphoid tumors, human breast, bladder and melanoma tumors implanted in mice by inducing a condition known as polyploidy (where the cell has more than two sets of chromosomes per nucleus) and apoptosis. CB3304 has also shown the ability to inhibit the proliferation of both paclitaxel sensitive and paclitaxel resistant human ovarian carcinoma cell lines.

We believe that CB3304 may have advantages over existing tubulin inhibitors for the treatment of cancer. More specifically, the mechanism of action of the majority of tubulin inhibitors is that of either promoting or inhibiting microtubule assembly. CB3304 has a unique mechanism of action whereby the drug does not significantly promote or inhibit microtubule assembly but instead alters microtubule dynamics and increases the amount of time that the microtubules spend in an attenuated (or paused) state, which leads to apoptosis. CB3304 has also been shown to bind to a different site on tubulin than other tubulin inhibitors. We believe that this unique mechanism of action and binding site may translate into CB3304 demonstrating efficacy in patients that have failed treatment with other microtubule inhibitors. Moreover, because most tubulin inhibitors affect all rapidly dividing cells (both normal and cancerous), tubulin inhibitors are generally associated with a variety of serious side effects, including neuropathy, anemia and neutropenia. In contrast, we believe preclinical studies have shown that CB3304 does not damage normal cells. We believe the results of these preclinical studies also suggest that CB 3304 does not cause any of the same deleterious side effects as other tubulin inhibitors. If this benign side effect profile is also seen during the clinical testing with CB3304, it could represent an important advantage for CB3304 over other microtubule inhibitors. Finally, since the majority of tubulin inhibitors are administered intravenously, we believe that CB3304, due to its ability to be administered orally, may have significant dosing advantages over existing tubulin inhibitors.

We believe that CB3304 may be utilized in the treatment of NHL. The standard of care for treatment of NHL currently includes chemotherapy and radiation therapy. Specifically, the monoclonal antibody Rituxan® has also been gaining widespread use either alone or in combination with chemotherapy. Although patients with low-grade lymphoma often respond to treatment with Rituxan®, such patients cannot currently be cured with any form of therapy. Eventually, these patients will become refractory to all forms of therapy, including Rituxan®. Some patients with aggressive NHL may be cured with chemotherapy treatment. However, most patients with aggressive NHL may relapse or fail to respond to existing therapies.

Results of Clinical Trials and Plan of Development

In December 2005, we announced that positive interim data from an ongoing investigator sponsored Phase I trial of CB3304 in patients with non-Hodgkin’s lymphoma whose disease had relapsed after treatment with other therapies or whose disease was refractory to other treatments was presented at the American Society of Hematology Annual Meeting. The trial is an open label dose escalating study, being conducted at the University of Southern California Norris Comprehensive Cancer Center, where cohorts of subjects with relapsed/refractory NHL or chronic lymphocytic leukemia, referred to as CLL or SLL, were treated at one of three different dose levels involving total daily doses of 1 gram, 2 grams, and 3 grams per day. At each dose level, CB3304 was administered orally on a three times a day schedule for 49 days. In the trial, responses for NHL patients were evaluated using the International Working Group Response Criteria for NHL and responses for CLL patients were evaluated using the NCI Working Group criteria. For both NHL and CLL patients, toxicity was graded according to the NCI common toxicity criteria.

This interim data involved 12 patients with a median age of 65 years (range 38-71). Four subjects had CLL/SLL, 2 had mantle cell lymphoma, one had follicular grade III lymphoma, 4 had diffuse large cell lymphoma, referred to as DLC, and one had lymphoplasmacytic low grade lymphoma. These interim results suggest:

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Of the 10 patients that are evaluable for response, one patient with follicular grade III disease has had a partial response. This patient initially demonstrated stabilization of their disease for a period of approximately four years before achieving a partial response. In addition, two patients, one with mantle cell lymphoma and one with DLC have demonstrated stable disease of duration 30 days and 77 days, respectively.

•	CB3304 has been well tolerated, with no grade 3 or 4 hematological toxicities. One grade 3 neurotoxicity consisting of depressed level of consciousness was experienced at the 3 gram dose level.
•	A larger study of noscapine is warranted to evaluate the efficacy of the compound in patients with lymphoma.

In December 2005, we also announced that results from preclinical experiments were presented at the American Society of Hematology Annual Meeting that we believe demonstrate the effectiveness of CB3304 for the treatment of NHL and multiple myeloma and that warrant our continued development of the drug in hematological malignancies. The preclinical studies demonstrate that CB3304 exhibits potent antitumor activity against NHL and myeloma cells and in preclinical cancer model. More specifically, the in vitro studies demonstrated that CB3304 exhibited antitumor activity against multiple myeloma cells, and two types of lymphoma cells. Additionally, in studies performed in preclinical cancer models, noscapine was seen to delay the growth of the tumor approximately 30-80% of the tumor volumes. Due to the results of these preclinical studies, we amended the protocol for the ongoing Phase I trial of CB3304 in order to allow multiple myeloma patients to be enrolled in the trial in addition to NHL patients.

We are also currently in preclinical development of several noscapine analogs. According to preclinical studies, which were reported in the October 2002 edition of The Journal of Urology and the October 2003 edition of Molecular Pharmacology, these noscapine analogs appear to be more potent microtubule interfering agents that arrest mitosis and inhibit cell proliferation in human breast, cervical, colon, ovarian and prostate cancer cells, and inhibit the proliferation of human ovarian cancers cells that are resistant to paclitaxel and epothilone, with a much higher efficiency than CB3304. We intend to continue to conduct preclinical studies with respect to these noscapine analogs. If these preclinical studies are successful, we intend to pursue clinical development of the applicable analogs.

In previous filings with the SEC, we stated that we intended to complete the Phase I portion of a Phase I/II clinical trial of CB3304 in hematological malignancies (non-Hodgkin’s lymphoma, multiple myeloma and chronic lymphocytic leukemia) during the second half of 2006, and to initiate the Phase II portion by the end of 2006. As a result of our plan to initiate a second Phase II clinical trial of CB7630 in 2006, as discussed above under “ - CB7630 (Abiraterone Acetate) - Plan of Development,” we subsequently decided to focus our clinical development of CB3304 in only multiple myeloma for the near future. Accordingly, we anticipate initiating a Phase I/II trial of CB3304 in multiple myeloma in either late 2006 or in early 2007.

CB6604 (Extended Release of CB3304)

We are also conducting preclinical development of CB6604, an extended release version of CB3304. We believe that in vitro studies in breast cancer cells have demonstrated that increasing the amount of time that such cells are exposed to CB3304 results in a significant increase in the apoptotic effects of the drug. We plan to proceed with preclinical testing of CB6604 in in vivo tumor models, at the optimal dose determined in the in vitro studies, in order to further investigate the safety and antitumor activity of CB6604.

CB1089 (Seolcalcitol)

In June 2005, we licensed from LEO Pharma A/S the exclusive, worldwide rights to seocalcitol, or CB1089, which is an analog of vitamin D. We believe that a number of preclinical studies have shown that vitamin D, or more specifically its biologically active metabolite “calcitriol,” has demonstrated anticancer activity in a number of different tumors including prostate, breast, pancreas, colon, skin and brain cancer. Calcitriol has many mechanisms of action in cancer including the ability to inhibit cell reproduction (proliferation), the ability to inhibit growth of new blood vessels (angiogenesis), and the ability to cause programmed cell death (apoptosis). To date the clinical use of calcitriol has been limited by its adverse effects on calcium metabolism. More specifically, in human testing calcitriol has been shown to elevate serum levels of calcium, resulting in an adverse condition known as hypercalcemia, which can be life-threatening if left untreated. In preclinical models of prostate cancer, CB1089 has been shown to inhibit tumor cell growth more potently than calcitriol. Importantly, pre-clinical studies also indicate that CB1089 has reduced calcemic activity compared to calcitriol, significantly reducing the incidence of hypercalcemia.

Advantages of CB1089

If significant antitumor activity is seen in the clinical testing of CB1089, it could position the drug well versus calcitriol. Importantly, recent studies suggest calcitriol, when given in combination with currently used anticancer drugs, substantially increases the efficacy of the other anticancer drugs. Preclinical studies published in the Journal of Urology suggest that CB1089, when given in combination with other anticancer drugs, has even stronger antitumor activity than calcitriol given in combination with other cancer drugs. For example, preclinical studies have demonstrated that CB1089 given in combination with ketoconazole, a drug used off label as a second line hormonal therapy for prostate cancer, resulted in a dramatically greater suppression of prostate cancer cell growth than the combination of calcitriol and ketoconazole.

Results of Clinical Trials and Plan of Development

Several epidemiological studies have suggested an association between vitamin D and prostate cancer. More specifically, these studies have suggested that low serum levels of vitamin D results in an increased risk of prostate cancer and that prostate cancer mortality increases with decreasing exposure to sunlight, a natural source of vitamin D. More recently, clinical trial results with calcitriol given in combination with chemotherapy have shown that vitamin D may have a therapeutic benefit in patients with prostate cancer. Data from a Phase III trial of weekly calcitriol in combination with chemotherapy versus placebo and chemotherapy, presented at the 2005 Annual Meeting of the American Society of Clinical Oncology, demonstrated that patients receiving the combination of calcitriol plus chemotherapy had an increased survival over patients receiving placebo plus chemotherapy. Should the results of clinical trials with CB1089 demonstrate efficacy with patients with advanced prostate cancer, we believe we will be able to strongly position CB1089 in the prostate cancer market. In its Phase I testing, CB1089 was administered to 36 patients with advanced cancer. The results from the trial showed that the drug was well tolerated with an acceptable adverse event profile. Importantly, the data from the trial supported the preclinical findings that CB1089 was indeed less calcemic than calcitriol. We intend to initiate clinical trials of CB1089 in prostate cancer in the second half of 2006.

CB1089 has been tested as a single agent in a number of clinical trials including hepatocellular carcinoma, colorectal cancer, breast cancer and pancreatic cancer. Evidence of antitumor activity has been seen in hepatocellular carcinoma and colorectal cancer. More specifically, in a Phase II trial of CB1089 in 33 patients with inoperable hepatocellular carcinoma, 2 patients demonstrated a complete response and 12 patients showed stable disease. However, in subsequent trials CB1089, at the dose and regimen tested, did not demonstrate the ability to increase survival in patients with inoperable hepatocellular carcinoma. Due to the heterogeneous nature of hepatocellular carcinoma, Cougar is performing preclinical investigations to identify subtypes of hepatocellular carcinoma that are more likely to respond to CB1089.

In previous filings with the SEC, we stated that we intended to initiate a two clinical trials of CB1089 during 2006 for the treatment of prostate cancer, including a Phase II trial with CB1089 as a single agent and a Phase I/II clinical trial with CB 1089 as a combination therapy. However, prior to initiating Phase II trials for treatment of prostate cancer, we determined that we needed to better understand the safety of CB1089 in prostate cancer patients. Therefore, we now plan to initiate only a Phase I trial of CB1089 in advanced prostate cancer patients by mid 2007.

Clinical Testing of Our Products in Development

Each of our products in development, and likely all future product candidates we in-license, will require extensive pre-clinical and clinical testing to determine the safety and efficacy of the product applications prior to seeking and obtaining regulatory approval. This process is expensive and time consuming. In completing these trials, we are dependent upon third-party consultants, consisting mainly of investigators and collaborators, who will conduct such trials.

We and our third-party consultants conduct our pre-clinical testing in accordance with Good Laboratory Practices and our clinical testing in accordance with Good Clinical Practice standards, or GCP, which are an international ethical and scientific quality standards utilized for preclinical and clinical testing, respectively. GCP is the standard for the design, conduct, performance, monitoring auditing, recording, analysis and reporting of clinical trials, and is required by the FDA to be followed in conducting clinical trials. Additionally, our pre-clinical and clinical testing that is completed in the European Union are conducted in accordance with applicable EU standards.

Competition

The development and commercialization for new products to treat cancer is highly competitive, and there will be considerable competition from major pharmaceutical, biotechnology, and specialty cancer companies. Many of our competitors have substantially more resources than we do, including both financial and technical. In addition, many of these companies have more experience than we do in preclinical and clinical development, manufacturing, regulatory, and global commercialization. We are also competing with academic institutions, governmental agencies and private organizations that are conducting research in the field of cancer. Competition for highly qualified employees is intense.

In the prostate cancer market, we are aware of several companies, including Abbott Labs, Astrazeneca and Sanofi Aventis, that have products on the market for the treatment of prostate cancer. Additionally, we are aware of several companies, including Abbott Labs, Astrozeneca, Cell Genesys, Dendreon, GPC Biotech and Novacea, that are in development for the treatment of prostate cancer. These current and potential products may compete with the products that we are developing for the treatment of prostate cancer.

In hematological malignancies, several companies, including Biogen Idec, Celgene, Cephalon and Millenium Pharmaceuticals, are currently marketing products for the treatment of hematological malignanices. These companies, and others such as Allos Therapeutics, Cell Therapeutics, Merck and Seattle Genetics, are also developing products for the treatment of hematological malignancies. These marketed products and products in development could compete with our proposed products for the treatment of hematological malignanices.

Intellectual Property and License Agreements

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates (CB7630, CB3304, CB1089, CB6604 and the noscapine analogs) and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. Currently, we have obtained license rights to each of our product candidates, and the entities from which we have licensed the respective drugs from have either obtained or applied for patent protection for such products. With respect to these products, we do not anticipate significant expenses in obtaining and maintaing patent protection on our (and our licensees) behalf, unless and until a claim or assertion of infringement arises. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. See “Risk Factors - Risks Relating to Our Business - If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish,” above.

We will continue to depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

License Agreements

In April 2004, we entered into an exclusive, worldwide license agreement with BTG plc for CB7630 (abiraterone acetate). Specifically, we licensed US Patent No. 5,604,213, dated February 18, 1997 entitled “17-Substituted Steroids Useful in Cancer Treatment”, US Patent No. 5,618,807, dated April 8, 1997 entitled “Method for Preparing 17-Substituted Steroids useful in Cancer Treatment”, the corresponding foreign patents and two additional US patent applications. As consideration for the rights to abiraterone acetate, we paid BTG an initial license fee of $923,100 and agreed to pay BTG an annual license maintenance fee of 150,000 pounds sterling (currently, approximately $288,000) until the first commercial sale of the licensed product. In addition, the license agreement requires us to make substantial payments upon the achievement of certain clinical and regulatory milestones. Should abiraterone acetate become commercialized, we will be obligated to pay to BTG an annual royalty based on net sales of the product. In the event that we sublicense abiraterone acetate to a third party, we are obligated to pay royalties to BTG based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

In March 2004, we entered into an exclusive, worldwide license agreement with Emory University for CB3304 (noscapine), CB6604 and the noscapine analogs. Specifically, Cougar licensed US Patent No. 6,376,516, dated April 23, 2002 entitled “Noscapine Derivatives, Useful as Anticancer Agents”, US Patent No. 6,673,814, dated January 6, 2004 entitled “Delivery Systems and Methods for Noscapine and Noscapine Derivatives, Useful as Anticancer Agents”, the corresponding foreign patent applications and additional US patent applications. As consideration for the rights to noscapine and the analogs of noscapine, we paid Emory University an initial license fee of $72,435 and agreed to sponsor a Research Project involving the licensed technology in the amount of $114,750. In connection with the license agreement, we have agreed to make substantial payments to Emory University, payable upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, we will be obligated to pay to Emory University an annual royalty based on net sales of the product. In the event that we sublicense the licensed technology to a third party, we will be obligated to pay royalties to Emory University based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

Pursuant to our license agreement with Emory University, Emory retained for itself and its research collaborators a right and license to use any product, patent or technology created pursuant to the agreement for use for research and educational purposes. Additionally, our rights under the license agreement are subject to certain rights of the United States government as provided under the Bayh-Dole Act, 35 USCA §200-212, as the same may be amended from time.

CB3304 was derived by Emory University with some assistance from the National Institute of Health, an agency of the United States government. Accordingly, pursuant to the Bayh-Dole Act, the United States government retains a non-exclusive, paid-up, worldwide license for certain uses relating to CB3304 and the related technology as it was created pursuant to the partial use of U.S. government funds. The U.S. government also has the right to require us to grant a nonexclusive, partially exclusive or exclusive license of CB3304 or the related technology, as it determines appropriate, to a third party in the event the U.S. government determines, in its discretion, that (i) we have not taken adequate steps to achieve practical application of CB3304 or the related technology within a reasonable time (or would not be expected under the circumstances to achieve such practical application within a reasonable time), (ii) action is necessary to alleviate health or safety needs that we are not reasonably satisfying, or (iii) action is necessary to meet requirements for public use under federal regulations what we are not reasonably satisfying. In the event the U.S. government intends to exercise these rights, referred to as “march-in rights,” it is required to issue such determination, and we would be provided an opportunity to file a petition challenging such determination with the U.S. Claims Court within sixty days of receipt of the determination.

In the event we commercialize CB3304 or any other product resulting from our agreement with Emory University, we will be required under the Bayh-Dole Act, absent a waiver from the U.S. government, to substantially manufacture the product in the United States.

In June 2005, we entered into an exclusive, worldwide license agreement with LEO Pharma A/S for CB1089 (seocalcitrol). Specifically, we licensed US Patent No. 5,190,935, dated April 7, 1990, US Patent No. 6,310,226, dated October 30, 2001, the corresponding foreign patents and certain additional foreign patent applications. As consideration for the rights to seocalcitrol, we paid LEO Pharma A/S an initial license fee of $250,000. In addition, the license agreement requires us to make substantial payments upon the achievement of certain clinical and regulatory milestones. Should seocalcitrol become commercialized, we will be obligated to pay to LEO Pharma A/S an annual royalty based on net sales of the product. In the event that we sublicense seocalcitrol to a third party, we are obligated to pay royalties to LEO Pharma A/S based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

Government Regulation and Product Approval

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the testing (preclinical and clinical), manufacturing, labeling, storage, recordkeeping, advertising, promotion, import, export, marketing and distribution, among other things, of drugs and drug product candidates. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted.  We and our manufacturers may also be subject to regulations under other United States federal, state, and local laws.

United States Government Regulation

         In the United States, the FDA regulates drugs under the Food Drug and Cosmetic Act, or FDCA, and implementing regulations. The process required by the FDA before our drug candidates may be marketed in the United States generally involves the following (although the FDA is given wide discretion to impose different or more stringent requirements on a case-by-case basis):

•
completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies, all performed in accordance with the FDA’s good laboratory practice regulations and other regulations;

•	submission to the FDA of an IND application which must become effective before clinical trials may begin;

•	performance of multiple adequate and well-controlled clinical trials meeting FDA requirements to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission of an NDA to the FDA;

•
satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product candidate is produced, and potentially other involved facilities as well, to assess compliance with current good manufacturing practice, or cGMP, regulations and other applicable regulations; and

•	the FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our drug candidates will be granted on a timely basis, if at all. Risks to us related to these regulations are described on pages 9 through 12 of this prospectus.

Preclinical tests may include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity and other effects in animals. The results of preclinical tests, together with manufacturing information and analytical data, among other information, are submitted to the FDA as part of an IND application. Subject to certain exceptions, an IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, issues a clinical hold to delay a proposed clinical investigation due to concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND, or those of our collaboration partners, may not result in the FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. The FDA must also approve changes to an existing IND. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice requirements and regulations for informed consent.

Clinical Trials

For purposes of NDA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap (although additional or different trials may be required by the FDA as well):

•
Phase I clinical trials are initially conducted in a limited population to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in patients, such as cancer patients. In some cases, particularly in cancer trials, a sponsor may decide to conduct what is referred to as a “Phase Ib” evaluation, which is a second safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently FDA-approved drugs.

•
Phase II clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the drug candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some cases, a sponsor may decide to conduct what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial that could, if positive and accepted by the FDA, serve as a pivotal clinical trial in the approval of a drug candidate.

•
Phase III clinical trials are commonly referred to as pivotal trials. When Phase II clinical trials demonstrate that a dose range of the drug candidate is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

In some cases, the FDA may condition continued approval of an NDA on the sponsor’s agreement to conduct additional clinical trials with due diligence. In other cases, the sponsor and the FDA may agree that additional safety and/or efficacy data should be provided; however, continued approval of the NDA may not always depend on timely submission of such information. Such post-approval studies are typically referred to as Phase IV studies.

New Drug Application

The results of drug candidate development, preclinical testing and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product and proposed labeling, and the payment of a user fee, are submitted to the FDA as part of an NDA. The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once an NDA is accepted for filing, the FDA begins an in-depth review of the application.

During its review of an NDA, the FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA may refuse to approve an NDA and issue a not approvable letter if the applicable regulatory criteria are not satisfied, or it may require additional clinical or other data, including one or more additional pivotal Phase III clinical trials. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we or our collaboration partners interpret data. If the FDA’s evaluations of the NDA and the clinical and manufacturing procedures and facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which contains the conditions that must be met in order to secure final approval of the NDA. If and when those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. The FDA may withdraw drug approval if ongoing regulatory requirements are not met or if safety problems occur after the drug reaches the market. In addition, the FDA may require testing, including Phase IV clinical trials, and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a drug based on the results of these post-marketing programs. Drugs may be marketed only for the FDA-approved indications and in accordance with the FDA-approved label. Further, if there are any modifications to the drug, including changes in indications, other labeling changes, or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require us to develop additional data or conduct additional preclinical studies and clinical trials.

Orphan Drug Designation and Exclusivity

The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. If the FDA grants orphan drug designation, which it may not, the identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to seven years of orphan drug exclusivity, meaning that the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity (superior efficacy, safety, or a major contribution to patient care). Orphan drug designation does not prevent competitors from developing or marketing different drugs for that indication. We intend to seek orphan drug designation for our products at the appropriate time.

Under European Union medicines laws, the criteria for designating a product as an “orphan medicine” are similar but somewhat different from those in the United States. A drug is designated as an orphan drug if the sponsor can establish that the drug is intended for a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union or that is unlikely to be profitable, and if there is no approved satisfactory treatment or if the drug would be a significant benefit to those persons with the condition. Orphan medicines are entitled to ten years of marketing exclusivity, except under certain limited circumstances comparable to United States law. During this period of marketing exclusivity, no “similar” product, whether or not supported by full safety and efficacy data, will be approved unless a second applicant can establish that its product is safer, more effective or otherwise clinically superior. This period may be reduced to six years if the conditions that originally justified orphan designation change or the sponsor makes excessive profits.

Fast Track Designation

The FDA’s fast track program is intended to facilitate the development and to expedite the review of drugs that are intended for the treatment of a serious or life-threatening condition and that demonstrate the potential to address unmet medical needs. Under the fast track program, applicants may seek traditional approval for a product based on data demonstrating an effect on a clinically meaningful endpoint, or approval based on a well-established surrogate endpoint. The sponsor of a new drug candidate may request the FDA to designate the drug candidate for a specific indication as a fast track drug at the time of original submission of its IND, or at any time thereafter prior to receiving marketing approval of a marketing application. The FDA will determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

If the FDA grants fast track designation, it may initiate review of sections of an NDA before the application is complete. This so-called “rolling review” is available if the applicant provides and the FDA approves a schedule for the submission of the remaining information and the applicant has paid applicable user fees. The FDA’s PDUFA review clock for both a standard and priority NDA for a fast track product does not begin until the complete application is submitted. Additionally, fast track designation may be withdrawn by the FDA if it believes that the designation is no longer supported by emerging data, or if the designated drug development program is no longer being pursued.

In some cases, a fast track designated drug candidate may also qualify for one or more of the following programs:

•
Priority Review. As explained above, a drug candidate may be eligible for a six-month priority review. The FDA assigns priority review status to an application if the drug candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. A fast track drug would ordinarily meet the FDA’s criteria for priority review, but may also be assigned a standard review. We do not know whether any of our drug candidates will be assigned priority review status or, if priority review status is assigned, whether that review or approval will be faster than conventional FDA procedures, or that the FDA will ultimately approve the drug.

•
Accelerated Approval.  Under the FDA’s accelerated approval regulations, the FDA is authorized to approve drug candidates that have been studied for their safety and efficacy in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit to patients over existing treatments based upon either a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than patient survival or irreversible morbidity. In clinical trials, surrogate endpoints are alternative measurements of the symptoms of a disease or condition that are substituted for measurements of observable clinical symptoms. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase IV or post-approval clinical trials to validate the surrogate endpoint or confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies with due diligence, or to validate a surrogate endpoint or confirm a clinical benefit during post-marketing studies, may cause the FDA to seek to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

When appropriate, we and our collaboration partners intend to seek fast track designation, accelerated approval or priority review for our drug candidates. We cannot predict whether any of our drug candidates will obtain fast track, accelerated approval, or priority review designation, or the ultimate impact, if any, of these expedited review mechanisms on the timing or likelihood of the FDA approval of any of our drug candidates.

Satisfaction of the FDA regulations and approval requirements or similar requirements of foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Typically, if a drug candidate is intended to treat a chronic disease, as is the case with some of the drug candidates we are developing, safety and efficacy data must be gathered over an extended period of time. Government regulation may delay or prevent marketing of drug candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for changes in dosage form or new indications for our drug candidates on a timely basis, or at all. Even if a drug candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug may result in restrictions on the drug or even complete withdrawal of the drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of our drug candidates would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

Other Regulatory Requirements

Any drugs manufactured or distributed by us or our collaboration partners pursuant to future FDA approvals are subject to continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, sales or use, seizure of product, injunctive action or possible civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning and/or untitled letters, corrective advertising and potential civil and criminal penalties.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our future products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marking authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marking authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

In addition to regulations in Europe and the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of our future products.

Employees

Currently, we have 10 full-time employees and two part-time employee. Over the course of the next year, we anticipate hiring up to 4 additional full-time employees devoted to research and development activities and up to 2 additional full-time employees for general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing.

Properties

Our executive offices are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Our telephone number is (310) 943-8040. Pursuant to an Office Lease dated October 31, 2005 with Douglas Emmett Realty Fund 1997, we are required to make monthly lease payments of $18,671, with annual increases of approximately 3%. The office space is approximately 7,300 square feet, and the lease expires on February 28, 2011. The office space is suitable for our current needs and we do not anticipate the need for additional space in the near future.

 Legal Proceedings

We are not involved in any pending legal proceedings and are not aware of any threatened legal proceedings against us.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our directors and executive officers:

Name	Age	Positions
Arie S. Belldegrun, M.D, FACS	56	Director and Chairman of Scientific Advisory Board
Alan H. Auerbach	36	Director, Chief Executive Officer and President
Gloria T. Lee, M.D., Ph.D	56	Vice President, Clinical Research and Development
Charles R. Eyler	59	Vice President, Finance, and Treasurer
Lindsay A. Rosenwald, M.D	50	Director
Harold J. Meyers	73	Director
Michael S. Richman	45	Director
Russell H. Ellison, M. D., MSc	58	Director

Arie S. Belldegrun, M.D. Dr. Belldegrun joined Cougar in December 2003 as Vice Chairman of the Board of Directors and Chairman of the Scientific Advisory Board. Dr. Belldegrun is Chief of the Division of Urologic Oncology and holds the Roy and Carol Doumani Chair in Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (UCLA). In 1997, Dr. Belldegrun founded Agensys, Inc., an early stage privately held biotechnology company based in Los Angles, California that is focused on the development of fully human monoclonal antibodies to treat solid tumor cancers in pancreatic and prostate targets. Dr. Belldegrun served as founding Chairman of Agensys from 1997-2002 and currently serves on Agensys’ Board of Directors and as a consultant. Dr. Belldegrun's prior experience also includes serving as principal investigator of more than 30 clinical trials of anti-cancer drug candidates and therapies. Dr. Belldegrun completed his M.D. at the Hebrew University Hadassah Medical School in Jerusalem, his post graduate fellowship at the Weizmann Institute of Science and his residency in Urological Oncology at Harvard Medical School. Prior to UCLA, Dr. Belldegrun was at the National Cancer Institute/NIH as a research fellow in surgical oncology under Steven A. Rosenberg, M.D., Ph.D. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons.

Alan H. Auerbach. Mr. Auerbach joined Cougar in May 2003 as Chief Executive Officer, President and a Director. From June 1998 to April 2003, Mr. Auerbach was Vice President, Senior Research Analyst at Wells Fargo Securities, a brokerage company servicing institutional investors, where he was responsible for research coverage of small and middle capitalization biotechnology companies, with a focus on companies in the field of oncology. From August 1997 to May 1998, Mr. Auerbach was Vice President, Research Analyst at the Seidler Companies, Inc., where he was responsible for research coverage of small capitalization biotechnology companies. Prior to his work as a biotechnology analyst, Mr. Auerbach worked for Diagnostic Products Corporation, where he designed and implemented clinical trials in the field of oncology. Mr. Auerbach received his B.S. in biomedical engineering from Boston University and his M.S. in biomedical engineering from the University of Southern California.

Gloria Lee, M.D, Ph.D. Dr. Lee joined Cougar in November 2004 as Vice President of Clinical Research and Development. From August 2003 to November, 2004, Dr. Lee was Senior Director, Clinical Development-Oncology at Chiron Corporation, a $1.9 billion pharmaceutical company based in Emeroyville, California. Dr. Lee’s duties at Chiron included oversight for Chiron’s Oncology development portfolio, oversight over clinical trials and assisting the Business Development group with due diligence. From July 1999 to August 2003, Dr. Lee was Senior Therapeutic Expert in Oncology at Hoffman La Roche, a pharmaceutical company based in Cranbury, New Jersey. Dr. Lee also served in a variety of clinical development positions at Rhone Poulenc Rorer (now Aventis) from 1994 through 1999, including the position of Associate Director of Medical Affairs, where Dr. Lee was responsible for the clinical development of the anticancer drug Taxotere in breast cancer. Dr. Lee is a board certified medical oncologist and holds an M.D. from The University of Miami School of Medicine and a Ph.D. in molecular biology from Columbia University.

Charles R. Eyler. Mr. Eyler joined Cougar in September 2004 as Vice President of Finance and became our Treasurer in April 2006. Prior to joining Cougar, from March 1999 to January 2004, Mr. Eyler served as Chief Financial Officer and Chief Operating Officer of Hayes Medical Inc., a private company based in El Dorado Hills, California which designs, manufactures, markets and distributes orthopaedic implants and instruments specializing in total hip and knee implants and instrumentation. Prior to Hayes Medical, Mr. Eyler held several financial positions including Director of Finance and Administration at Alphatec Manufacturing, Inc., Division Controller at JBL Scientific, Inc., Division Controller at Surgitek, Inc. and Financial Systems Director at Zimmer, Inc. Mr. Eyler received his B.S. from Drexel University and his M.B.A. from Saint Francis College.

Lindsay A. Rosenwald, M.D. Dr. Rosenwald has been a Director of Cougar since May 2003. Since 1992, Dr. Rosenwald has served as Chairman of Paramount BioCapital, Inc., a New York, New York based broker-dealer specializing in financing early-stage biotechnology and life science investments. Since 1994, he has also served as Chairman of Paramount BioCapital Asset Management, Inc. Since 1995, Dr. Rosenwald has served as Chairman of Paramount BioCapital Investments LLC, a merchant and investment bank specializing in biotechnology. Dr. Rosenwald also serves as a member of the Board of Directors of Keryx Biopharmaceuticals (NASDAQ: KERX), a biopharmaceutical company based in New York, New York which focuses on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Dr. Rosenwald received his M.D. from Temple University School of Medicine and his B.S. in Finance from Pennsylvania State University.

Harold J. Meyers. Mr. Myers has been a Director of Cougar since July 2003. Mr. Meyers’ career encompasses over 45 years of professional experience in various aspects of the financial services industry, including being the founder of Los Angeles based H.J. Meyers and Company from 1982-1994, serving as Managing Director of Wells Fargo Investments (formerly Van Kasper & Company), a brokerage company servicing retail investors, from 1995-2003 and serving in his current position as Senior Vice President of A.G. Edwards & Sons, Inc., since July 2003. Mr. Meyers holds a B.S. from the University of Denver.

Michael S. Richman. Mr. Richman has been a Director of Cougar since June 2006. Since April 2002, Mr. Richman has served as the Executive Vice President and Chief Operating Officer of MacroGenics, Inc., a privately held biotechnology company based in Rockville, Maryland that is engaged in the development of immune-based products, including monoclonal antibodies to treat patients with cancer, autoimmune disorders, allergy, or infectious diseases and vaccines to prevent infections in healthy individuals. From December 2000 to March 2002, Mr. Richman served as Senior Vice President, Corporate Development and Administration, for MedImmune, Inc. (NASDAQ: MEDI), a Gaithersburg, Maryland based company that is engaged in the development of immunotherapeutics focusing on infectious diseases, cancer and inflammatory diseases. From November 1996 to December 2000, Mr. Richman served as Vice President, Business Development, for MedImmune, Inc. Mr. Richman holds an M.S.B.A in International Business from San Francisco State University and a B.S. from the University of California at Davis.

Russell H. Ellison, M.D., MSc. Dr. Ellison has been a director of our company since September 2006. Since October 2005, Dr. Ellison has served as the Vice President of Clinical Development of Fibrogen, Inc., a privately held biotechnology company based in South San Francisco, California engaged in the development of novel therapeutics for fibrotic disorders, diabetic complications, anemia, ischemic disease, cancer and other areas of unmet medical need. From August 2002 to December 2004, Dr. Ellison served as Vice President of Medical Affairs and Chief Medical Officer of Sanofi-Synthelabo, USA, based in New York, New York. From May 1997 to August 2002, Dr. Ellison served as Vice President, Medical Affairs and Chief Medical Officer of Hoffman La Roche, Inc. Dr. Ellison holds an M.D. from the University of British Columbia and an MSc (with distinction) from The London School of Tropical Medicine and Hygiene.

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as our chief executive officer since inception in May 2003; and (ii) each other individual that served as our executive officer at the conclusion of the fiscal year ended December 31, 2005 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation Awards
		Salary	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)
Alan H. Auerbach (1) Chief Executive Officer and President	2005 2004 2003	$200,000 $200,000 $125,000	$225,000 (2) $300,000 (3) -0-	-0- -0- 288,083	-0- -0- $131,625 (4)
Gloria T. Y. Lee, M.D. (5) Vice President, Clinical Research and Development	2005 2004	$310,000 $45,790	-0- $133,500 (6)	-0- 76,822	-0- $18,832 (7)
Charles R. Eyler (8) Treasurer and Vice President, Finance	2005 2004	$140,000 $50,346	-0- -0-	-0- 38,411	-0- $14,300 (7)
Richard A. Rappaport (9) Former Chief Executive Officer and President	2005	-0-	-0-	-0-	-0-

(1) Mr. Auerbach has served as our Chief Executive Officer and President of Cougar since its inception in May 2003.
(2) In February 2006, our Board of Directors declared a bonus of $225,000 payable to Mr. Auerbach in consideration of services in fiscal year 2005, but the payment of such bonus did not take place until April 2006.
(3) In 2004, Mr. Auerbach was paid a bonus in the aggregate amount of $300,000, which was comprised of a discretionary bonus of $150,000 and an additional $150,000 in connection with the in-licensing of certain of our product candidates during such year.
(4) In May 2003, Mr. Auerbach purchased 288,083 shares of our common stock at price per share of $.0026. At that time, the fair market value of our common stock was $0.4595 per share, as determined by the Board based on a recent private placement sale of our common stock. We expensed the amount equal to the difference between fair market value and per value per share, $131,625, as a bonus payment to Mr. Auerbach.
(5) Dr. Lee has served as our Vice President, Clinical Research and Development effective as of the merger with SRKP on April 3, 2006.
(6)  Upon execution of her employment agreement in November 2004, Dr. Lee received (i) a one-time bonus of $37,500 and (ii) an advance bonus payment of $96,000; provided that, Dr. Lee was required to repay the entire advance bonus payment of $96,000 if her employment was terminated prior to her first anniversary with us, and continues to be required to pay back $48,000 of such advance bonus payment if her employment is terminated between her first and second anniversary with us.
(7) Consisting of a moving reimbursement for expenses incurred in relocating to commence employment with us.
(8) Mr. Eyler has served as our Vice President, Finance, since August 2004, and  our Treasurer since the April 3, 2006 merger with SRKP.
(9) Mr. Rappaport served as Chief Executive Officer and President of SRKP 4, Inc. from its inception in May 2005 until the merger with SRKP on April 3, 2006.

Executive Compensation under the 2003 Stock Option Plan

As of December 15, 2006, and as adjusted pursuant to our merger with SRKP 4, Inc., we have outstanding 1,872,556 stock options issued under our 2003 Stock Option Plan, of which 1,021,431 have been issued to the named executives through September 2006.

No options to purchase shares of our common stock were granted during the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

No options to purchase shares of our common stock were exercised by any of the named executive officers during the fiscal year ended December 31, 2005. As of December 31, 2005, the following options were held by named executive officers, as converted pursuant to the merger:

Name	Number of Unexercised Securities Underlying Options at FY-End (#)		Value of Unexercised in-the-money Options at Fiscal Year End (Exercisable/Unexercisable)(1)
	Exercisable	Unexercisable
Alan Auerbach (2)	144,041	144,041	$720,205 / $720,205
Dr. Gloria T. Lee (3)	38,411	38,411	$56,848 / $56,848
Charles Eyler (4)	19,206	19,206	$28,425 / $28,425

(1) The value of unexercised in-the-money options on December 31, 2005 is based on a $2.07 value of our common stock on such date, as determined in the discretion of the Board of Directors on such date, converted pursuant to the merger to $5.39 per share.

(2) Option vests in four equal annual installments commencing January 1, 2005. Exercise price of options is $0.39 per share.

(3) Option vests in two equal annual installments commencing October 2005. Exercise price of options is $3.91per share.

(4) Option vests in two equal annual installments commencing August 2005. Exercise price of options is $3.91per share.

Executive Bonus Compensation

Our executive officers are eligible for discretionary annual bonuses, the maximum amount of which is determined as a percentage of such officer’s annual salary. The determination of whether to declare such bonuses, and if declared, the amount of such bonuses, are made in the sole discretion of our board of directors, and may be based upon the recommendation of our chief executive officer. The chief executive officer does not provide recommendations or other input with respect to his own bonus. A number of performance factors are considered in bonus decisions, including (i) professional ability (job knowledge and professionalism), (ii) human relation skills (interpersonal skills, communication and coordination), (iii) strengths and (iv) areas of developments. We currently do not anticipate changing our informal bonus policy as it pertains to executives.

Compensation of Directors
In June 2006, our board of directors adopted a non-employee director compensation program. Pursuant to the compensation program, each non-employee director serving on our board is entitled to receive $2,500 for each board meeting attended in person, and $500 for each meeting attended telephonically. Additionally, upon initial appointment to the board and thereafter upon election by our stockholders at an annual meeting, each non-employee director is entitled to receive an option grant to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant, such options to vest in equal parts annually over three years. In addition, the chair of the audit committee of our board of directors is also entitled to receive $1,000 for each meeting of the audit committee.

Pursuant to the non-employee director program, on June 28, 2006, we issued each of our non-employee directors ten-year non-qualified options to purchase 30,000 shares of our common stock at an exercise price of $4.50 per share, the fair market value of our common stock, as determined by our board of directors in its good faith discretion. Such options shall vest in three equal annual installments commencing June 2007.

We entered into a Scientific Advisory Agreement dated January 1, 2004, as amended August 24, 2004, with Dr. Arie Belldegrun to serve as Chairman of our Scientific Advisory Board and as a member of our Board of Directors. Pursuant to the Scientific Advisory Agreement, Dr. Belldegrun receives an annual payment of $200,000 per year. Additionally, for each new technology that we in-license or otherwise acquire that are first introduced to us by or through Dr. Belldegrun, or for which Dr. Belldegrun actively participates in the evaluation process (as determined by our Chief Executive Officer), we are to make milestone payments to Dr. Belldegrun ranging from $50,000 to $150,000 for each such technology, depending on the clinical phase trials such technology is undergoing or completed. Furthermore, pursuant to the Scientific Advisory Agreement, we are to make a payment of $100,000 to Dr. Belldegrun in the event he assists in preparation for and participation in meetings with potential investors relating to an offering of securities with minimum proceeds of at least $5,000,000, provided, that only one such payment shall be made per year. The Scientific Advisory Agreement has a term of four years, and annually renews for one year periods thereafter unless either party gives the other thirty (30) days written notice prior to the end of term, or any renewal term, that such term is not to be extended. In the event we terminate the Scientific Advisory Agreement prior to the end of the initial term for any reason other than gross negligence, willful misconduct or fraud on the part of Dr. Belldegrun, we will be obligated to pay Dr. Belldegrun all amounts owed to him for the remainder of the calendar year in which the termination occurs, and all stock options that would otherwise have vested in such calendar year shall automatically vest upon such termination. The Scientific Advisory Agreement contains other customary terms and provisions that are standard in our industry.

In conjunction with the execution of the Scientific Advisory Agreement and the amendment thereto, we granted Dr. Belldegrun options to purchase an aggregate of 192,055 shares of our common stock at an exercise price of $0.39 per share.

During 2005, our Board of Directors approved bonuses in the aggregate of $150,000 to Dr. Belldegrun, including a $50,000 bonus in connection with the in-licensing of one of our product candidates. The remaining $100,000 bonus was in connection with Dr. Belldegrun’s participation in our private placement offering. Dr. Belldegrun, the Chief of the Division of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (UCLA), responded to scientific and clinical questions from potential and actual investors relating to our drugs and their development, including how such drugs could be used in clinical practice should we obtain the necessary regulatory approval. These bonuses were paid in April 2006.

In September 2006, we granted to Dr. Belldegrun a 10-year stock option to purchase 200,000 shares of our common stock at an exercise price of $4.50 per share. The option, which was approved by our board of directors, vests in four equal installments commencing September 2007.

In February 2006, we granted Dr. Belldegrun options to purchase 90,650 shares of our common stock at an exercise price of $4.82 per share. Additionally, in March 2006, we granted Dr. Belldegrun options to purchase an additional 161,326 shares of our common stock at an exercise price of $4.50 per share. All of these options vested upon completion of our private placement offering completed on April 3, 2006.

Upon his appointment as a director in July 2003, Mr. Meyers was granted a stock option to purchase 38,411 shares of our common stock at an exercise price of $0.39 per share. The options vest annually in equal amounts over three years, so long as Mr. Meyers remains on our Board.

Employment Agreements with Executives

President and Chief Executive Officer

On September 28, 2006, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. Pursuant to the agreement, Mr. Auerbach is entitled to receive an annual base salary of $300,000, which is to be retroactive to May 16, 2006. Mr. Auerbach is also eligible for an annual bonus of up to $50,000 for each year of his employment term to be determined at the discretion of our Board based upon Mr. Auerbach’s performance. Additionally, the agreement provides that Mr. Auerbach is eligible for one-time milestone-based bonus payments, as follows: (i) $100,000 upon such time that our market capitalization is at least $150 million; (ii) $250,000 upon such time that our market capitalization is at least $250 million; (iii) $1,000,000 upon such time that our market capitalization is at least $500 million; and (iv) $2,000,000 upon such time that our market capitalization is at least $1 billion. Pursuant to the agreement, we also issued Mr. Auerbach a ten-year option, under the our 2003 Stock Option Plan, to purchase 336,139 shares of our common stock at an exercise price of $4.50 per share, which our Board determined was the fair market value of our common stock on the grant date. The option vests in four equal annual installments commencing on May 16, 2007. Mr. Auerbach’s employment agreement has a term of one year, and annually renews for one year periods thereafter unless either party gives the other 60 days written notice prior to the end of term, or any renewal term, that such term is not to be extended. Mr. Auerbach is entitled to receive his base salary for an additional 12 months following his termination if he is terminated without cause or upon a change of control. The agreement includes standard confidentiality provisions and 18-month non-competition and non-solicitation provisions. Under the terms of Mr. Auerbach’s employment agreement, in the event we terminate his employment upon a change of control, he is entitled to continue receiving his annualized base salary for one year following such termination. In the event we terminate Mr. Auerbach’s employment other than in connection with a change of control, without cause or other than as a result of his death or disability, he is entitled to receive his annual base salary for a period of one year, as well as all earned, but unpaid bonuses. The September 2006 employment agreement supersedes all prior agreements relating to terms of Mr. Auerbach’s employment, including an employment agreement between us and Mr. Auerbach dated May 16, 2003.

In January 2004, we granted Mr. Auerbach options to purchase 288,082 shares of our common stock at an exercise price of $0.39 per share. These stock options vest in four equal installments on each of the first four anniversaries of the date of grant.

In February 2006, we granted Mr. Auerbach options to purchase an 90,650 shares of our common stock at an exercise price of $4.82 per share. Additionally, in March 2006, we granted Mr. Auerbach options to purchase an additional 161,326 shares of our common stock at an exercise price of $4.50 per share. All of these options vested upon completion of our private placement offering on April 3, 2006.

Treasurer, Vice President of Finance

On August 5, 2004, we entered into an employment offer letter with Charles Eyler to act as our Vice President of Finance. Mr. Eyler receives an annual base salary of $140,000 per year. Mr. Eyler is also eligible for a bonus each year, at the discretion of our board of directors, of up to 50% of his base salary. In conjunction with the execution of his employment offer letter, Mr. Eyler also received options to purchase 38,411 shares of our common stock at an exercise price of $3.91 per share. The stock options vest in two equal installments on each of the first two anniversaries of Mr. Eyler’s employment with us.

In September 2006, we granted to Mr. Eyler a 10-year stock option to purchase 15,000 shares of our common stock at an exercise price of $4.50 per share. The option, issued under our 2003 Stock Option Plan, vests in three equal annual installments commencing June 2007.

Vice President of Clinical Development

On October 21, 2004, we entered into an employment offer letter with Gloria Tsi-Yie Lee, M.D., Ph.D. to act as our Vice President of Clinical Development. Dr. Lee receives an annual base salary of $310,000 per year. Dr. Lee is also eligible for a bonus each year, at the discretion of our board of directors, of up to 40% of her base salary. Dr. Lee received a one-time advance retention bonus of $96,000 upon execution of her employment offer letter; provided that, if her employment with us is terminated after the first anniversary but on or prior to the second anniversary thereof, Dr. Lee is obligated to repay 50% of such advance. In conjunction with the execution of her employment offer letter, Dr. Lee also received options to purchase 76,822 shares of our common stock at an exercise price of $3.91 per share. These stock options vest annually in two equal installments on each of the first two anniversaries of Dr. Lee’s employment with us.

In September 2006, we granted to Dr. Lee a 10-year stock option to purchase 15,000 shares of our common stock at an exercise price of $4.50 per share. The option, issued under our 2003 Stock Option Plan, vests in three equal annual installments commencing June 2007.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of our outstanding common stock as of  October 30, 2006 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-B under the Securities Act of 1933), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares. Except as otherwise indicated, the address of the security and stockholders listed below is 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)	Shares of Preferred Stock Beneficially Owned (#) (1)	Total Voting Stock Beneficially Owned (#)	Percentage of Voting Stock Beneficially Owned (%) (1)
Alan H. Auerbach	756,121 (2)	-0-	756,121	5.16%
Arie Belldegrun	506,370 (3)	250,668 (4)	757,038	5.16%
Charles R. Eyler	38,411 (5)	-0-	38,411	*
Gloria T. Lee	76,822 (6)	-0-	76,822	*
Harold J. Meyers 270 S. Canyon View Drive Los Angeles, CA 90049	38,411 (7)	-0-	38,411	*
Lindsay A. Rosenwald 787 Seventh Avenue, 48th Floor New York, NY 10019	3,450,442 (8)	-0-	3,450,442	23.88%
Russell H. Ellison 225 Gateway Blvd. South San Francisco, CA 94080	-0-	-0-	-0-	-0-
Michael Richman 1500 East Gudy Drive Rockville, MD 20850	-0-	-0-	-0-	-0-
Richard A. Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	-0-	-0-	-0-	-0-
Horizon BioMedical Ventures, LLC 787 Seventh Avenue, 48th Floor New York, NY 10019	3,184,903	-0-	3,184,903	22.46%
Brookside Capital Partners Fund, L.P. (9) 111 Huntington Avenue Boston, MA 02199	146,550	1,198,956	1,345,506	9.49%
Adage Capital Partners, L.P. (10) 200 Clarendon Street; 52nd Floor Boston, MA 02116	146,550	1,198,956	1,345,506	9.49%
H&Q Healthcare Investors (11) c/o Hambrecht & Quist Capital Management LLC 30 Rowes Wharf; Suite 430 Boston, MA 02110	39,691	324,717	364,408	2.44%
H&Q Life Sciences Investors (11) c/o Hambrecht & Quist Capital Management LLC 30 Rowes Wharf; Suite 430 Boston, MA 02110	21,372	174,848	196,220	1.38%
Janus Global Life Sciences Fund (12) 151 Detroit Street Denver, CO 90206	73,274	599,477	672,751	4.74%
RA Capital Biotech Fund, LP (13) 111 Huntington Avenue; Suite 610 Boston, MA 02199	61,063	499,565	560,628	3.95%
T. Rowe Price Associates, Inc. (14) 100 East Pratt Street Baltimore, MD 21202	146,651	1,198,956	1,345,507	9.49%
Visium Capital Management, LLC (15) c/o Balyasny Asset Management, LP 650 Madison Avenue New York, NY 10022	122,125	999,129	1,121,254	7.91%
All executive officers and directors as a group (8 persons)	4,866,577	250,668	5,117,245	32.92%

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)
Includes shares of common stock issuable upon exercise of options to purchase an aggregate of 468,038 shares of common stock that are currently exercisable or will become exercisable within the next 60 days.

(3)
Includes (i) shares of common stock issuable upon the exercise of options to purchase an aggregate of 440,031 shares of common stock, (ii) shares of common stock issuable upon exercise of warrants to purchase 35,699 shares of common stock, (iii) 16,751 shares of common stock held by the Belldegrun Children’s Trust, of which Rebecca Belldegrun, Dr. Belldegrun’s spouse, is the trustee and (iv) 12,213 shares of common stock held by Leumi Overseas Trust Corporation Limited, as Trustee of the BTL Trust, a trust of which Dr. Belldegrun is a beneficiary. Dr. Belldegrun disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein, of the securities held by the Belldegrun Children’s Trust and the BTL Trust. All warrants and options referenced in this footnote are exercisable within the next 60 days.

(4)
Consists of (i) 150,755 shares of preferred stock held by the Belldegrun Children’s Trust, of which Rebecca Belldegrun, Dr. Belldegrun’s spouse, is the trustee and (ii) 99,913 shares of preferred stock held by Leumi Overseas Trust Corporation Limited, as Trustee of the BTL Trust, a trust of which Dr. Belldegrun is a beneficiary.. Dr. Belldegrun disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein, of the securities held by the Belldegrun Children’s Trust and the BTL Trust.

(5)
Consists of shares of common stock issuable upon exercise of options to purchase an aggregate of 38,411 shares of common stock that are currently exercisable or will become exercisable within the next 60 days.

(6)
Consists of shares of common stock issuable upon exercise of options to purchase an aggregate of 76,822 shares of common stock that are currently exercisable or will become exercisable within the next 60 days.

(7)
Consists of shares of common stock issuable upon exercise of options to purchase an aggregate of 38,411 shares of common stock that are currently exercisable or will become exercisable within the next 60 days.

(8)
Represents (i) 3,184,903 shares of common stock held by Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member and (ii) warrants to purchase an aggregate of 265,539 shares of common stock issued to Dr. Rosenwald. Does not include 134,550 shares of common stock beneficially owned by The Lindsay A. Rosenwald 2000 Family Trusts dated December 15, 2000, a trust established for the benefit of Dr. Rosenwald’s family. Dr. Rosenwald has advised us that he does not hold the power to vote or dispose of these shares, but instead such power rests solely with Lester Lipschutz, the trustee of such trust, who is not related to Dr. Rosenwald. On this basis, Dr. Rosenwald has informed us that he disclaims any beneficial ownership interest of the shares held by the trust, except to the extent of his pecuniary interest therein.

(9)
Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM, as the sole general partner of Brookside Capital Investors, L.P. (“BCI”), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P., may each be deemed to exercise voting or investment control over the shares of Common Stock held by Brookside Capital Partners Fund, L.P.

(10)
Adage Capital Partners GP, LLC, a Delaware limited liability company, serves as the general partner of Adage Capital Partners, L.P. (“Fund”), and as such has discretion over the portfolio securities beneficially owned by the Fund. Adage Capital Partners GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

(11)
Hambrecht & Quist Capital Management, LLC is the investment advisor to H&Q Healthcare Investors and H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D., is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors Fund and H&Q Life Sciences Fund. Dr. Omstead disclaims beneficial ownership of these securities.

(12)
Includes 21,415 shares of common stock issued to Janus Aspen Global Life Sciences Fund. Thomas Malley is the portfolio manager of Janus Global Life Sciences Fund and Janus Aspen Global Life Sciences Fund, and, as such, may be deemed to share voting or investment control over the securities held by these funds.

(13)
Mr. Peter Kolchinsky, as the managing director of RA Capital Management, LLC, the general partner of RA Capital Biotech Fund, LP, has shared voting and dispositive power with respect to these securities.

(14)
T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed under its name in the table above, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(15)
Represents securities held by Visium Long Bias Offshore Fund, LTD, Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, LTD and Visium Balanced Fund, LP, for which Visium Capital Management, LLC is the investment advisor (“Visium Capital”). Messrs. Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital have shared voting and dispositive power with respect to the securities held by these entities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We engaged Paramount BioCapital, Inc., of which Lindsay A. Rosenwald, M.D., a director, serves as Chairman and Chief Executive Officer, as one of the placement agents (together with Cowen & Co. referred to as the placement agents) in a private placement offering of 8,803,332 units at a price per unit of $4.50 completed on April 3, 2006, each unit constituting 0.9 shares of our preferred stock and 0.1 shares of our common stock, in consideration of gross proceeds of $39,650,000. Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member, and which is an affiliate of Paramount BioCapital,  holds approximately 22.6% of our voting securities and beneficially owns approximately 25% of our common stock assuming the issuance of all shares issuable upon conversion or exercise of all options, warrants and other rights to acquire common stock. Pursuant to an exclusive Placement Agency Agreement dated as of June 16, 2005, as amended effective on December 16, 2005, with Paramount BioCapital and Cowen & Co., in connection with the private placement offering we paid each placement agent (a) cash commissions of $1,387,750, and (b) five-year warrants to purchase 440,172 at an exercise price of $4.95 per share. We have agreed to pay similar placement agent fees, namely cash commissions of 3.5% of gross proceeds and warrants to purchase a number of shares of common stock equal to 5% of the securities issued, on additional sales, on or prior to April 3, 2007, by us of securities (other than in a public offering) to the investors introduced to us by the placement agents. We also paid accountable expenses of approximately $76,000 to the placement agents, of which $26,000 was paid to Paramount BioCapital, as reimbursement for their out-of-pocket expenses. Pursuant to the Placement Agency Agreement, we granted (a) Cowen the right of first refusal to act as our financial advisor or co-lead underwriter in relation to any restructuring transaction (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise), any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock) or any public offering, and (b) the placement agents the right of first refusal to act as co-placement agents, in relation to any private placement of equity or debt securities under Rule 144A or otherwise, in each case initiated by us during the 12-month period following the date of the final closing of the offering. Lastly, we have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act.

We previously engaged Paramount BioCapital to serve as its exclusive placement agent in connection with a bridge offering of $6,145,120 in convertible promissory notes and paid a placement fee of approximately $430,000 and issued warrants to purchase an aggregate of 74,227 shares of our common stock at an exercise price of $8.28 per share. We also agreed to pay similar percentage fees and warrants upon any investments made during the 12-month period following the final closing of the bridge offering by investors first introduced to it by Paramount BioCapital during the bridge offering. In addition, we have granted to Paramount BioCapital a right of first refusal to act as exclusive finder or placement agent in relating to any securities offerings on our behalf during the 24-month period following the date of the final closing of the bridge offering. Paramount BioCapital’s rights to receive payment on such subsequent investments and its right of first refusal are subject to our agreement with Cowen and Paramount BioCapital, Inc., which is described above. In the event either right of first refusal is triggered, our president, will be responsible for negotiating any additional terms of the placement agency agreement.

           We entered into a Scientific Advisory Agreement dated January 1, 2004, as amended August 24, 2004 (the “Scientific Advisory Agreement”), with Dr. Arie Belldegrun to serve as Chairman of our Scientific Advisory Board and as a member of our Board of Directors. Pursuant to the Scientific Advisory Agreement, Dr. Belldegrun receives an annual payment of $200,000 per year, and is entitled to receive certain bonus payment in the event he assists in our in-license of additional technologies. The terms of the Scientific Advisory Agreement are set forth in more detail in the “Management” section above under the caption “Compensation of Directors.”

Timothy M. Hofer, who became our Secretary effective upon completion of the merger, is an Associate General Counsel of Paramount BioCapital. Mr. Hofer does not receive any compensation for his services as our Secretary. Mr. Hofer is not compensated by Paramount BioCapital for services he provides to us, nor is his compensation from Paramount BioCapital in any way based upon our performance. Mr. Hofer assisted us in our private placement of securities completed on April 3, 2006 as an employee of Paramount BioCapital, at which time he was not our Secretary. Paramount BioCapital is a registered broker-dealer, and is an NASD member firm. Mr. Hofer is not a registered broker-dealer.

Lindsay A. Rosenwald, M.D., one of our directors and the managing member of Horizon BioMedical Ventures, LLC, a substantial stockholder, personally guaranteed our obligations under a $1,000,000 credit facility provided by Bank of America in consideration of Cougar’s agreement to grant Dr. Rosenwald warrants to purchase a number of shares of Cougar common stock based on how much of the line of credit facility was actually utilized. Prior to terminating the line of credit in April 2006, Cougar utilized $600,000 of such facility, and thereby granted Dr. Rosenwald warrants to purchase 31,732 shares of common stock at an exercise price of $8.28 per share.

In June 2005, Cougar issued promissory notes to five individuals, including Arie S. Belldegrun, M.D., a director, for an aggregate of $1,000,000. In return for such loans, we granted Dr. Belldegrun and the four other individuals warrants to purchase an aggregate of 52,887 shares of common stock at an exercise price of $8.28 per share, of which warrants to purchase 35,699 shares of common stock were issued, as designated from Dr. Belldegrun, to the Belldegrun Children’s Trust, a trust created for the benefit of Dr. Belldegrun’s children, of which Dr. Belldegrun would be deemed a beneficial owner. $950,000 in principal balance of these notes, together with accrued and unpaid interest thereon, were converted into Cougar securities under the same terms as the offering. Of the shares issued to the noteholders, 15,641 shares of common stock and 140,764 shares of preferred stock were issued to the Belldegrun Children’s Trust. The Belldegrun Children’s Trust also subscribed for 1,110 shares of common stock and 9,991 shares of preferred stock in the private placement offering described above.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the OTC Bulletin Board®.

As of December 15, 2006, we had outstanding 4,696,303 shares of common stock and 9,486,752 shares of Series A Preferred Stock. The shares of Series A Preferred Stock are convertible into shares of common stock as set forth in more detail under the caption “Description of Capital Stock” on page 56 below. Additionally, we have outstanding options to purchase an aggregate of 1,872,556 shares of common stock and warrants to purchase an aggregate of 1,187,654 shares of common stock.

None of our outstanding shares of common stock are currently available for resale to the public under Rule 144 of the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1 percent of the number of our then outstanding common shares, which would equal approximately 46,000 shares as of the date of this prospectus. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Additionally, 14,913,384 shares of our common stock, of which 9,486,752 shares are issuable upon conversion of preferred stock and 1,187,654 shares are issuable upon exercise of warrants, are entitled to certain registration rights we have provided to the holders thereof.

Quotation of our Common Stock on the OTCBB

We are currently in the process of obtaining a listing of our common stock on the Over-the-Counter Bulletin Board, or the OTCBB, a regulated quotation service that is administered and regulated by the NASD. Obtaining a quotation on the OTCBB requires the filing of an application, commonly known as Form 211, by a market maker registered with the NASD on behalf of the issuer. Albert Fried & Company, LLC , a market maker registered with the NASD, informed us that it filed a Form 211 application on our behalf on or around May 30, 2006. We assisted Albert Fried in connection with the application by providing various information related to our company to provide the necessary information relating to our company to complete Form 211. We cannot determine at this time how long Albert Fried’s application will take to process. With the exception of limited employee hours (less than 10 hours) and nominal attorneys' fees in preparing information to provide to the market maker for the Form 211, we do not expect to incur significant expenses or fees relating to our quotation on the Bulletin Board.

We cannot assure you that Albert Fried's application for quotation on the OTCBB will be approved. If our common stock is eligible for quotation on the OTCBB, we will be subject to an SEC rule that, if we fail to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further limit its liquidity. This would also make it more difficult for us to raise additional capital. In the event we fail to obtain quotation on the OTCBB, or even should we obtain our quotation and maintain it, we may in the future plan to seek listing of our common stock on a national securities exchange or on the Nasdaq.

Unlike the New York Stock Exchange, Nasdaq Stock Market or American Stock Exchange, the OTCBB is not a listing issuer service, market or exchange and does not have continued listing or other corporate governance standards that must be satisfied in order to maintain eligibility for quotation. However, issuers of securities quoted on the OTCBB must remain timely file all periodic and current reports and all other filings required to be made with the SEC, such as annual reports on Form 10-K or 10-KSB, quarterly reports on Form 10-Q or 10-QSB and current reports on Form 8-K. Issuers who become delinquent in their required SEC filings will be removed from the OTCBB after a 30 or 60-day grace period.

Record Holders

As of September 30, 2006, there were 147 holders of record of our common stock and 123 holders of record of our preferred stock.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2005, the (i) number of securities to be issued upon the exercise of outstanding options, warrants and rights issued under our equity compensation plans, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans (each as converted pursuant to the merger):

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding (a)) (c)
Equity compensation plans approved by security holders	635,702	$1.07	516,628
Equity compensation plans not approved by security holders	--	--	--
Total	635,702	$1.07	516,628

Regulation of Penny Stocks

Until the completion of our April 3, 2006 private placement offering, our common stock met the definition of a “penny stock” under applicable SEC rules. Broker-dealers who sell penny stocks must satisfy several rules when recommending that their customers purchase penny stock. A summary of those rules is set forth below.

Definition of a Penny Stock. The SEC has adopted several rules regulating transactions involving “penny stocks.” As a general matter, the term “penny stock” means any equity security other than a security that is a “reported security” as that term is defined by SEC rule, including securities listed on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange,
  that is issued by an investment company,
  that is a put or call option issued by the Options Clearing House, that has a price of $5.00 or more,
  that is registered, or approved for registration upon notice of issuance, on a national securities exchange that makes transaction reports available, subject to restrictions provided in the rule, that is authorized, or approved for authorization upon notice of issuance, for quotation on NASDAQ, subject to restrictions provided in the rule, or whose issuer has (i) net tangible assets of more than $2 million if the issuer has been in business for at least 3 continuous years, and $5 million if the issuer has been in business less than 3 years, (ii) average revenue of at least $6 million for the last 3 years.

Suitability Determination. The SEC’s rules governing penny stock transactions are designed to ensure that brokers and dealers make a determination that a particular customer is appropriately suited to purchase penny stocks. Accordingly, prior to the sale of a penny stock recommended by the broker-dealer to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer’s account for transactions in penny stocks. The determination requires the broker-dealer to obtain from the customer information concerning the customer’s “financial situation, investment experience, and investment objectives.” Based on this information, the broker-dealer must then reasonably determine that transactions in penny stocks are suitable for the customer and that the customer has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of penny stock transactions. The broker-dealer then must provide the customer with a written statement, to be signed by the customer, that sets forth the suitability determination made by the broker-dealer.

Penny Stock Risk Disclosure Document. At least two business days prior to the initial penny stock transaction with a customer, the broker-dealer must provide to the customer a risk disclosure document, which states clearly that transactions in penny stocks can be very risky and urges the customer to use caution before proceeding with the transaction. The document warns the customer of the lack of liquidity in many penny stocks, the possibility of losing the investment, the need to use caution, and not to rely on the salesperson. The document also sets forth the remedies available to customers in the event the broker-dealer violates the penny stock rules in connection with a transaction with the customer. The risk disclosure document also includes pricing information relating to the penny stock and the compensation paid to the broker-dealer in connection with the transaction.

Monthly Statements. The broker-dealer must also furnish to the customer a statement as of the last day of each month that describes for each penny stock held by the broker-dealer for the customer’s account the price of the security, the number of shares of each penny stock security held for the customer, and the estimated market value of the security. The monthly statement must be sent to the customer within 10 days following the end of each month.

CHANGES IN OUR CERTIFYING ACCOUNTANT

Effective April 17, 2006, we dismissed AJ. Robbins, P.C. as our independent registered public accounting firm and appointed J.H. Cohn LLP as our independent registered public accounting firm. Prior to the reverse acquisition on April 3, 2006, AJ. Robbins had been the independent registered public accounting firm for SRKP and J.H. Cohn LLP had been the independent registered accounting firm for Cougar Biotechnology, Inc. The majority of our board of directors participated in the decision to change independent registered public accounting firms, which was subsequently formally ratified by our entire board.

AJ. Robbins’ audit report on SRKP’s financial statements for the period ended December 31, 2005 did not include an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as to AJ. Robbins’s independent auditor’s report dated January 19, 2006, furnished in connection with SRKP’s annual report on Form 10-KSB for the period ended December 31, 2005, which contained an opinion raising substantial doubt about our ability to continue as a going concern.

During our most recent fiscal year and any subsequent interim period prior to the date of this report, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AJ. Robbins, would have caused it to make reference to the matter thereof in connection with its report.

We provided AJ. Robbins with a copy of our foregoing disclosure and requested that AJ. Robbins furnish us a letter addressed to the Commission stating whether or not AJ. Robbins agreed with the above statements. A copy of such letter was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2006.

J. H. Cohn LLP has been the independent registered public accounting firm for Cougar Biotechnologies, Inc. since the date of that corporation’s inception in May 2003. During the years ended December 31, 2005 and 2004, and subsequently through April 17, 2006, neither we nor anyone acting on our behalf consulted with J. H. Cohn LLP regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B that were applicable to SRKP.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders. With respect to the underlying shares being offered hereby, we would receive gross proceeds of approximately $6,200,000 assuming the exercise of all warrants. To the extent any of these warrants are exercised, we intend to use the proceeds for general working capital and administrative functions.

DETERMINATION OF OFFERING PRICE
Since our shares are not listed or quoted on any exchange or quotation system, the offering prices of the shares of common stock, including the shares of common stock issuable upon conversion and exercise of preferred stock and warrants referenced herein, were arbitrarily determined. The offering price of the common stock offered by this prospectus was determined by the effective price shares were sold to our shareholders in our recent private placement completed on April 3, 2006, as adjusted to give effect to our merger with SRKP 4, Inc. Specifically, in our April 3, 2006 private placement, we sold 22,918,775 units of our securities consisting of 20,626,896 shares of Series A preferred stock and 2,291,879 shares of our common stock at a price per unit of  $1.73, which price was arrived at by negotiation with the investors in the April 3, 2006 private placement. As a result of the merger with SRKP 4, however, the shares of preferred and common stock sold in the private placement converted into 7,922,998 shares of preferred stock and 880,334 shares of common stock at a rate of 0.38411 (i.e., one share of pre-merger common or preferred stock converted into 0.38411 shares of post-merger common or preferred, as applicable). Accordingly, the effective per unit price of the preferred and common shares paid by the investors in our April 3, 2006 private placement, after giving effect to the merger, was $4.50 (obtained by dividing $1.73 by 0.38411). Therefore, the offering price applicable to the shares offered by the selling stockholders under this prospectus has been established at $4.50.

These offering prices do not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we intend to seek a listing on the OTCBB as soon as practicable following the effective date of the registration statement that contains this prospectus. However, there is no assurance that our common stock, once it becomes listed on a public exchange, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 11,643,871 shares of our common stock, including 9,486,752 shares issuable upon conversion of preferred stock and 1,103,035 shares issuable upon the exercise of warrants.

The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of December 15, 2006, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering (a)		Number of Outstanding Shares of Common Stock Offered by Selling Stock Stockholder	Number of Shares Offered by Selling Stockholder upon conversion of Preferred Stock	Number of Shares Offered by Selling Stockholder upon Exercise of Outstanding Warrants	Total Number of Shares Offered by Selling Stockholder	Percentage Beneficial Ownership of Voting Securities After Offering
Securities issued under terms of the April 3, 2006 offering pursuant to conversion of bridge notes (b)
AAR Associates, L.P. (1)	7,506		678	6,103	725	7,506	0
Neel B. Ackerman & Martha N. Ackerman JTWROS	37,530		3,391	30,515	3,624	37,530	0
Mark J. Ahn	6,207		560	5,043	604	6,207	0
Fernando Ahumada	9,933		897	8,070	966	9,933	0
Jorge Ahumada	12,416		1,121	10,087	1,208	12,416	0
Andrew W. Albstein	24,832		2,242	20,174	2,416	24,832	0
Jorge Altschuler	9,933		897	8,070	966	9,933	0
Balanced Investment, LLC (2)	24,832		2,242	20,174	2,416	24,832	0
David Benadum	6,255		565	5,086	604	6,255	0
David J. Bershad	12,510		1,130	10,172	1,208	12,510	0
Mylo Beyda	6,255		565	5,086	604	6,255	0
Suzanne Brandt	12,416		1,121	10,087	1,208	12,416	0
Brino Investment Ltd. (3)	6,255		565	5,086	604	6,255	0
Frank Calcutta (4)	37,530		3,391	30,515	3,624	37,530	0
James E. Cantrell, Jr.	12,416		1,121	10,087	1,208	12,416	0
Hartwell Davis, Jr.	24,832		2,242	20,174	2,416	24,832	0
Praful Desai	12,510		1,130	10,172	1,208	12,510	0
Domaco Venture Capital Fund (5)	6,207		560	5,043	604	6,207	0
Gregg J. Dovolis	12,510		1,130	10,172	1,208	12,510	0
John O. Dunkin	12,510		1,130	10,172	1,208	12,510	0
Isaac R. Dweck	25,019		2,260	20,343	2,416	25,019	0
Morris Dweck	6,255		565	5,086	604	6,255	0
Nathan Dweck	6,255		565	5,086	604	6,255	0
Ralph I. Dweck	6,255		565	5,086	604	6,255	0
Roger Erickson	6,255		565	5,086	604	6,255	0
Far Ventures (6)	6,207		560	5,043	604	6,207	0
Cynthia K. Finerman	18,764	(7)	452	4,068	483	5,003	*
A. G. Edwards & Sons as Custodian for Ralph Finerman Rollover IRA Account	6,255		565	5,086	604	6,255	0
Hollis N. Gieger, Jr. (8)	12,416		1,121	10,087	1,208	12,416	0
Gitel Family Partnership LP (9)	12,510		1,130	10,172	1,208	12,510	0
Elida Gollomp (10)	6,255		565	5,086	604	6,255	0
Robert Guercio	12,510		1,130	10,172	1,208	12,510	0
Brenda M. Hackney	24,832	(11)	1,121	10,087	1,208	12,416	0
Hackney One Investments, LLC (12)	12,416		1,121	10,087	1,208	12,416	0
Birmingham Hematology & Oncology Associates LLC 401k Plan FBO Dr. Jimmie H. Harvey (13)	12,416		1,121	10,087	1,208	12,416	0
Ben Heller	37,247		3,362	30,261	3,624	37,247	0
Steve Jager	12,416		1,121	10,087	1,208	12,416	0
David Jaroslawicz	50,040		4,521	40,687	4,832	50,040	0
Matthew A. King	12,416		1,121	10,087	1,208	12,416	0
Nicholas B. Kronwall Trust dated 11/12/69 (14)	6,255		565	5,086	604	6,255	0
Thomas A. Lambert, III	12,416		1,121	10,087	1,208	12,416	0
IRA FBO Ronald M. Lazar, Pershing LLC as custodian (15)	6,207		560	5,043	604	6,207	0
William A. Legg, Jr. IRA	12,416		1,121	10,087	1,208	12,416	0
Sam J. Lewis	12,416		1,121	10,087	1,208	12,416	0
Phil Lifschitz	25,019		2,260	20,343	2,416	25,019	0
Michael G. Lindley	24,832		2,242	20,174	2,416	24,832	0
S. Alan Lisenby	18,765		1,695	15,258	1,812	18,765	0
Timothy Malloch	6,255		565	5,086	604	6,255	0
Neurosurgical Associates PC Money 401(k) Plan FBO J. Finley McRae (16)	12,416		1,121	10,087	1,208	12,416	0
A. J. Muir-Taylor	12,416		1,121	10,087	1,208	12,416	0
Michael Mullen (17)	6,255		565	5,086	5,210	10,861	0
Harry Newton and Susan Newton JTWROS	19,264		1,740	15,664	1,860	19,264	0
Nora O'Donoghue	6,255		565	5,086	604	6,255	0
OZF Investments LLC (18)	125,098		11,302	101,717	12,079	125,098	0
Alan D. Platner	6,255		565	5,086	604	6,255	0
Anthony G. Polak (19)	24,830	(20)	560	5,043	604	6,207	0
Anthony G. Polak "S" (19)	24,830	(20)	560	5,043	604	6,207	0
Catharina Polak Trust #2 (21)	6,207		560	5,043	604	6,207	0
Frederick B. Polak "S"	6,207		560	5,043	604	6,207	0
Margrit Polak "S"	6,207		560	5,043	604	6,207	0
Neal Polan	7,450		673	6,052	725	7,450	0
David G. Pudelsky & Nancy Pudelsky JTWROS	6,255		565	5,086	604	6,255	0
PW Investments, L.L.C. (22)	12,416		1,121	10,087	1,208	12,416	0
Rachel Family Partnership (23)	25,019		2,260	20,343	2,416	25,019	0
Leon Recanati	75,058		6,781	61,030	7,247	75,058	0
Louis R. Reif	25,019		2,260	20,343	2,416	25,019	0
Riverside Contracting LLC (24)	27,051		2,444	21,995	2,612	27,051	0
RL Capital Partners, L.P. (25)	12,416		1,121	10,087	1,208	12,416	0
Robert O. Rolfe	12,416		1,121	10,087	1,208	12,416	0
David W. Ruttenberg	6,255		565	5,086	604	6,255	0
Suzanne Schiller	6,255		565	5,086	604	6,255	0
Peter B. Schulze	12,510		1,130	10,172	1,208	12,510	0
Shoup Revocable Trust (26)	11,698		565	5,086	604	11,698	0
William Silver	12,510		1,130	10,172	1,208	12,510	0
Scott G. Sink	12,416		1,121	10,087	1,208	12,416	0
Lucille Slocum	12,510		1,130	10,172	1,208	12,510	0
Howard Sorkin	25,019		2,260	20,343	2,416	25,019	0
South Ferry #2, LP (27)	124,157		11,208	100,870	12,079	124,157	0
Gary J. Strauss	12,510		1,130	10,172	1,208	12,510	0
Delaware Charter Guarantee & Trust Company F/B/O Howard M. Tanning IRA R/O	37,530		3,391	30,515	3,624	37,530	0
Carolyn N. Taylor (28)	25,019		2,260	20,343	2,416	25,019	0
Tisu Investment Ltd. (29)	12,510		1,130	10,172	1,208	12,510	0
J. Rainer Twiford (30)	24,832		2,242	20,174	2,416	24,832	0
Hillel Weinberger	50,040		4,521	40,687	4,832	50,040	0
Weyers Family Limited Partnership (31)	12,416		1,121	10,087	1,208	12,416	0
Jeffrey J. Weyers	12,416		1,121	10,087	1,208	12,416	0
Robert J. Weyers	12,416		1,121	10,087	1,208	12,416	0
Erich W. Wouters	12,416		1,121	10,087	1,208	12,416	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares of Common Stock Offered by Selling Stock Stockholder	Number of Shares Offered by Selling Stockholder upon conversion of Preferred Stock	Number of Shares Offered by Selling Stockholder upon Exercise of Outstanding Warrants	Total Number of Shares Offered by Selling Stockholder	Percentage Beneficial Ownership of Voting Securities After Offering

Securities issued under private placement offering of units completed on April 3, 2006 (c)
CUSTRUST (32)	1,345,173	133,217	1,198,956	0	1,332,173	*
BBT Fund, L.P. (33)	224,924	22,270	200,425	0	222,695	*
Belldegrun Children's Trust (34)	204,881(35)	16,751	150,755	0	167,506	*
Brookside Capital Partners Fund, L.P. (36)	1,345,506	133,217	1,198,956	0	1,332,173	*
Leumi Overseas Trust Corporation Limited as Trustees of the BTL Trust (37)	112,126	11,102	99,913	0	111,015	*
California Quintet LLC (38)	56,063	5,551	49,956	0	55,507	*
CAP Fund, L.P. (33)	110,556	10,946	98,514	0	109,460	*
Cranshire Capital, LP (39)	44,850	4,441	39,965	0	44,406	*
Ronald I. Dozoretz, MD	112,013	11,090	99,813	0	110,903	*
Eugenia VI Venture Holdings Ltd. (40)	222,029	22,203	199,826	0	222,029	0
Gitel Family Limited Partnership (9)	44,850	4,441	39,965	0	44,406	*
H&Q Healthcare Investors (41)	364,408	36,080	324,717	0	360,797	*
H&Q Life Sciences Investors (41)	196,220	19,428	174,848	0	194,276	*
Peeblebay & Co. Nominee for Janus Aspen Global Life Sciences Portfolio (42)	21,415	2,120	19,083	0	21,203	*
Buoybreeze & Co. Nominee for Janus Global Life Sciences Fund (42)	651,336	64,488	580,394	0	644,882	*
Thomas F. Kearns, Jr.	22,425	2,220	19,983	0	22,203	*
Kier Family LP (43)	22,425	2,220	19,983	0	22,203	*
Lakeside Partners, LLC (44)	33,638	3,331	29,974	0	33,305	*
Merlin Nexus II, LP (45)	448,502	44,406	399,652	0	444,058	*
R A Capital Biotech Fund, LP (46)	560,628	55,507	499,565	0	555,072	*
Shea Ventures, LLC (47)	22,203	2,220	19,983	0	22,203	0
SRI Fund, L.P. (33)	45,746	4,529	40,764	0	45,293	*
T. Rowe Price Health Sciences Fund (48)	448,502	44,406	399,652	0	444,058	*
T. Rowe Price Small-Cap Value Fund (48)	897,005	88,812	799,304	0	888,116	*
Tavistock Life Sciences (49)	403,652	39,965	359,687	0	399,652	*
Visium Balanced Offshore Fund, Ltd. (50)	516,852	51,173	460,557	0	511,730	*
Visium Long Bias Fund, LP (49)	50,667	5,016	45,149	0	50,165	*
Visium Long Bias Offshore Fund, Ltd. (50)	188,933	18,706	168,355	0	187,061	*
Visium Balanced Fund, LP (50)	364,802	36,119	325,068	0	361,187	*

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares of Common Stock Offered by Selling Stock Stockholder	Number of Shares Offered by Selling Stockholder upon conversion of Preferred Stock	Number of Shares Offered by Selling Stockholder upon Exercise of Outstanding Warrants	Total Number of Shares Offered by Selling Stockholder	Percentage Beneficial Ownership of Voting Securities After Offering
Miscellaneous issuances
Joshua Donfeld	7,173(51)	579	5,214	0	5,793	*
Scott Fagan	28,692(52)	2,317	20,854	0	23,171	*
Muhammad Tarique Farooqui	14,345(53)	1,158	10,427	0	11,585	*
The Lindsay A. Rosenwald 2000 Family Trusts dated December 15, 2000 (54)	134,550	13,322	119,895	0	133,217	*
Courtney Scott	28,692(52)	2,317	20,854	0	11,585	*
Lindsay Rosenwald (e)(f)	3,450,442(55)	0	0	233,807	233,807	22.47%
Timothy McInerney (e)	0	0	0	3,377	3,377	0
Karl Ruggeberg (e)	0	0	0	1,389	1,389	0
Scott Katzmann (e) (f)	0	0	0	88,376	88,376	0
Michael Rosenman (e) (f)	0	0	0	78,376	78,376	0
Harris Lydon (e)	0	0	0	7,826	7,826	0
Capital Strategies Advisors, Inc. (e) (56)	0	0	0	3,137	3,137	0
Phil Lifschitz (e) (57)	0	0	0	3,850	3,850	0
Oppenheimer & Co. (e) (58)	0	0	0	3,850	3,850	0
Alan Ferraro (e)	0	0	0	1,933	1,933	0
Steven Markowitz (e)	0	0	0	1,450	1,450	0
Fabio Migliaccio (e)	0	0	0	604	604	0
Denise Mormile-Miglino (e)	0	0	0	604	604	0
Joseph Sorbara (e)	0	0	0	1,450	1,450	0
Sandgrain Securities Inc. (e) (59)	0	0	0	91	91	0
Robert Millstone (e)	0	0	0	544	544	0
Steve Sherman (e)	0	0	0	272	272	0
Basil Christakos (f)	0	0	0	5,306	5,306	0
John Knox (f) (60)	0	0	0	20,050	20,050	0
Stephen Rocamboli (f)	0	0	0	21,050	21,050	0
Louis Smookler (f)	0	0	0	10,025	10,025	0
Michael Weiser (f)	0	0	0	22,428	22,428	0
Cowen & Co., LLC (f) (61)	0	0	0	440,172	440,172	0
Totals		1,054,084	9,486,752	1,103,035	11,643,871
_______________

* Less than 1%

(a)	Assumes the conversion or exercise of all outstanding shares of preferred stock and warrants, respectively, held by such selling stockholder.

(b)
Pursuant to the Merger, issued upon exchange of Cougar securities issued upon automatic conversion of Bridge Notes in the aggregate principal amount of $6,145,120 issued and sold in closings on November 23, 2005 and January 24, 2006 of a private placement offering. Bridge notes converted into units of Cougar securities at a price per share of $1.73 (pre-Merger) upon similar terms and conditions as provided in the offering described in footnote (c) herein. Pursuant to the Merger, holders of the bridge notes received an aggregate of 1,245,746 shares of our preferred stock and 138,416 shares of our common stock. As converted pursuant to the Merger, holders also received warrants to purchase an aggregate of 148,454 shares of our common stock at an exercise price of $8.28 per share.

(c)
Pursuant to the Merger, issued upon exchange of Cougar securities to be issued upon completion of a private placement offering of 22,919,075 units, each unit constituting 0.9 shares of Cougar preferred stock and 0.1 Cougar common stock. As converted pursuant to the Merger, holders of the units received an aggregate of 7,922,998 shares of our preferred stock and 880,334 shares of our common stock.

(d)
Pursuant to the Merger, issued upon exchange of Cougar securities to be issued upon conversion of outstanding principal and interest on promissory notes of Cougar in favor of holder at a price per share of $1.73 per share on terms and conditions provided by Cougar in the offering described in footnote (c) herein.

(e)	Pursuant to the Merger, issued upon exchange of placement agent warrants to purchase Cougar common stock that were issued in connection with the bridge note offering described in footnote (b) herein.

(f)	Pursuant to the Merger, issued upon exchange of placement agent warrants to purchase Cougar common stock that were issued in connection with the offering described in footnote (c) herein.

(1)	Ralph Finerman, general partner of AAR Associates, L.P., has voting and dispositive control over the shares held by such selling stockholder.

(2)	Alonso Diaz, Manager of Balanced Investment, LLC, has voting and dispositive control over the shares held by such selling stockholder.

(3)	Urs Brunner, Director of Brino Investment Ltd., has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.

(4)	Mr. Calcutta is a registered representative of Fimat USA, LLC, a registered broker-dealer and NASD member firm.

(5)	Jack Polak, general partner Domaco Venture Capital Fund, has voting and dispositive control over the shares held by such selling stockholder.

(6)
Steven M. Farber, general partner Far Ventures, has voting and dispositive control over the shares held by such selling stockholder. Mr. Farber and S. Edmond Farber, the other general partner of Far Ventures, are employees of the Maxim Group LLC, a registered broker-dealer and NASD member firm.

(7)
Includes (i) 1,143 shares of common stock, (ii) 7,459 shares issuable upon conversion of preferred stock and (iii) 1,329 shares issuable upon exercise of warrants benecially held by Mrs. Finerman’s spouse through an IRA account and as a general partner of AAR Associates, L.P.

(8)	Mr. Geiger is a registered representative of NBC Securities Inc., a registered broker-dealer and NASD member firm.

(9)	Esther Stahler, is the general partner of Gitel Family Partnership LP and Gitel Family Limited Partnership, and has voting and dispositive control over the shares held by such selling stockholder.

(10)	Mrs. Gollomp’s spouse is a registered representative of Wachovia Securities.

(11)
Includes the following securities held by Hackney One Investments, LLC, of which Ms. Hackney is Manager: (i) 10,087 shares of common stock; (ii) 1,121 shares of common stock issuable upon conversion of preferred stock; and(iii) 1,208 shares issuable upon exercise of warrants.

(12)	Brenda M. Hackney, Manager of Hackney One Investments, LLC, has voting and dispositive control over the shares held by such selling stockholder.

(13)
James E. Cantrell, Trustee of Birmingham Hematology & Oncology Associates, LLC 401(k) Plan FBO Dr. Jimmie H. Harvey, M.D., has voting and dispositive control over the shares held by such selling stockholder.

(14)	Nicholas B. Kronwall, Trustee of the Nicholas B. Kronwall Trust dated 11/12/69, has voting and dispositive control over the shares held by such selling stockholder.

(15)	Mr. Lazar is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.

(16)	Charles H. Clark, Trustee of Neurological Associates, P.C. 401(k) Profit Sharing Trust, has voting and dispositive control over the shares held by such selling stockholder.

(17)
Includes warrants to purchase 4,606 shares of common stock issued as placement warrants as identified in footnote (e) hereto. Mr. Mullen is a registered representative of Joseph Stevens & Co., Inc. a registered broker-dealerand NASD member firm.

(18)	Urs Brunner, Director of OZF Investments LLC, has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.

(19)	Mr. Polak is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.

(20)
Includes shares of common stock and shares issuable upon conversion of preferred stock held by Anthony G. Polak, Anthony G. Polak “S” and RL Capital Partners, L.P. , of which Mr. Polak shares voting and dispositive power as a managing member of RL Capital Management LLC, the selling stockholder’s general partner.

(21)	Jack Polak, Trustee of Catharina Polak Trust #2, has voting and dispositive control over the shares held by such selling stockholder.

(22)	Edmund P. Perry, member of PW Investments, L.L.C., has voting and dispositive control over the shares held by such selling stockholder.

(23)	Ruki Renov, general partner of Rachel Family Partnership, has voting and dispositive control over the shares held by such selling stockholder.

(24)	Neil Herksowitz, President of Riverside Contracting LLC, has voting and dispositive control over the shares held by such selling stockholder.

(25)
Ronald M. Lazar and Anthony G. Polak are managing members of RL Capital Management LLC, the general partner of RLCapital Partners, L.P., and have voting and dispositive control over the shares held by such selling stockholder. Messrs. Lazar and Polak are registered representatives of the Maxim Group, LLC, a registered broker-dealer and NASD member firm.

(26)	Stefan P. Shoup and Jane R. Shoup, Trustees of the Shoup Revocable Trust, have voting and dispositive control over the shares held by such selling stockholder.

(27)	Darren Ross, Portfolio Manager of South Ferry #2, LP, has voting and dispositive control over the shares held by such selling stockholder.

(28)	A. Starke Taylor, Jr., who has power of attorney for Carolyn N. Taylor, has voting and dispositive control over the shares held by such selling stockholder.

(29)	Urs Brunner, Director of Tisu Investment Ltd., has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.

(30)	Mr. Twiford is a registered representative of NBC Securities Inc., a registered broker-dealer and NASD member firm.

(31)	Ronald A. Weyers, general partner of Weyers Family Limited Partnership, has voting and dispositive control over the shares held by such selling stockholder.

(32)
Adage Capital Partners GP, LLC, a Delaware limited liability company, serves as the general partner of Adage Capital Partners, L.P. (“Fund”), and as such has discretion over the portfolio securities beneficially owned by the Fund, including those held by CUSTRUST. Adage Capital Partners GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

(33)
Sid R. Bass, in his capacity as President and sole stockholder of the ultimate general partner of each of BBT Fund, L.P., CAP Fund, L.P. and SRI Fund, L.P., may be deemed to exercise voting or investment control over the securities held by these entities. Messr. Bass disclaims beneficial ownership of these securities.

(34)
Rebecca Belldegrun, Trustee of Belldegrun Children's Trust, and the spouse of Dr. Arie Belldegrun, a director, has voting and dispositive control over the shares held by such selling stockholder.  Includes (i) 1,110 shares of common stock and 9,991 shares issuable upon conversion of preferred stock issued in the private placement offering referenced in footnote (c) and (ii) 15,641 shares of common stock and 140,764 shares issuable upon conversion of preferred stock issued upon conversion of a promissory note as referenced in footnote (d).

(35)	Includes (i) 35,699 shares of common stock issuable upon exercise of warrants and (ii) 1,676 shares of common stock that are not included in this registration statement.

(36)
Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM, as the sole general partner of Brookside Capital Investors, L.P. (“BCI”), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P., may each be deemed to share voting or investment control over the shares of common stock held by Brookside Capital Partners Fund, L.P.

(37)
John Le M Germain and Richard Guillaume, each a Director of Leumi Overseas Trust Corporation Limited, which serves as Trustee of the BTL Trust, have voting and dispositive control over the shares held by such selling stockholder. Dr. Arie Belldegrun, a director, is a beneficiary of the BTL Trust.

(38)
Russell Goldsmith has voting and dispositive control over the shares held by such selling stockholder. Mr. Goldsmith is the chief executive officer of City National Corporation, an affiliate of City National Securities, Inc., a registered broker-dealer.

(39)	Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of Cranshire Capital, LP, has voting and dispositive control over the shares held by such selling stockholder.

(40)	Ben Le Sueur, Director of Eugenia VI Venture Holdings Ltd., has voting and dispositive control over the shares held by such selling stockholder.

(41)
Hambrecht & Quist Capital Management, LLC is the investment advisor to H&Q Healthcare Investors and H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D., is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors Fund and H&Q Life Sciences Fund. Dr. Omstead disclaims beneficial ownership of these securities.

(42)
Thomas Malley is the portfolio manager of Janus Global Life Sciences Fund and Janus Aspen Global Life Sciences Fund, and, as such, may be deemed to share voting or investment control over the securities held by these funds. Janus Global Life Sciences Fund and Janus Aspen Global Life Sciences Fund are affiliates of Janus Distributors LLC, a wholly owned subsidiary of Janus Capital Group and a limited purpose broker registered primarily for the purpose of facilitating the distribution, or otherwise being involved in the sale or redemption , of shares of Janus no-load mutual funds and other associated investment companies (the “Funds”). Janus Distributors does not otherwise effect trades for investors or the Funds and the Funds can distribute shares other than through Janus Distribution.

(43)	Isaac Kier, general partner of Kier Family LP and has voting and dispositive control over the shares held by such selling stockholder.

(44)	Jamie Stahler, managing member of Lakeside Partners, LLC, has voting and dispositive control over the shares held by such selling stockholder.

(45)
Dominique Semon, as the managing member of the general partner of Merlin Nexus II, L.P., may be deemed to share voting or investment control over these securities. Mr. Semon disclaims beneficial ownership of these securities.

(46)
Mr. Peter Kolchinsky, as the managing director of RA Capital Management, LLC, the general partner of RA Capital Biotech Fund, LP, has shared voting and dispositive power with respect to these securities.

(47)	Edmund H. Shea, John Shea, Peter Shea, John Morrissey and Ron Lakey, members of Shea Ventures, LLC , each have voting and dispositive control over the shares held by such selling stockholder.

(48)
T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed under its name in the table above, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Health Sciences Fund, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. are affiliated with T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer. TRPIS is a subsidiary of T. Rowe Price Associates, Inc., the investment advisor of the funds identified in the table above. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the above-referenced funds and other funds in the T. Rowe fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities.

(49)	Shehan Dissanayake is the Chief Executive Officer of Tavistock Life Sciences, and as such may be deemed to share voting or investment control over these securities.

(50)
Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital Management, LLC, which is the investment advisor for Visium Long Bias Offshore Fund, LTD, Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, LTD and Visium Balanced Fund, LP, have shared voting and dispositive power with respect to the securities held by these entities.

(51)	Includes warrants to purchase 1,322 shares of common stock at an exercise price of $8.28 per share.

(52)	Includes warrants to purchase 5,289 shares of common stock at an exercise price of $8.28 per share.

(53)	Includes warrants to purchase 2,644 shares of common stock at an exercise price of $8.28 per share.

(54)
Lester E. Lipschutz, Trustee of The Lindsay A. Rosenwald 2000 Family Trusts dated December 15, 2000, has voting and dispositive control over the shares held by such selling stockholder. Issued upon subscription upon terms and conditions similar to those provided in the offering described in footnote (c) herein.

(55)
Includes (i) 3,184,903 shares of common stock held by Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member and (ii) warrants to purchase an aggregate of 265,539 shares of common stock issued to Dr. Rosenwald. Does not include 133,217 shares of common stock beneficially owned by a trust established for the benefit of Dr. Rosenwald’s family, for which Dr. Rosenwald disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein.

(56)	Ranier Twiford, President of Capital Strategies Advisors, Inc., has shared voting and dispositive power with respect to these securities.

(57)	Mr. Lifshitz is a registered representative of Oppenheimer & Co. Inc., a registered broker-dealer and NASD member firm.

(58)	Oppenheimer & Co. Inc. is a registered broker-dealer and NASD member firm.

(59)	Sandgrain Securities, Inc. is a registered broker-dealer and NASD member firm.

(60)	Mr. Knox served as our Treasurer until the effectiveness of the Merger.

(61)
Cowen & Co., LLC, a registered broker-dealer, is a wholly owned subsidiary of SG Americas Securities Holdings, Inc., which is an indirect wholly owned subsidiary of Société Générale, a French banking corporation with shares listed on the Paris Bourse and Tokyo Stock Exchange.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders identified herein will be required to sell the common stock (including shares of common stock issuable upon conversion of preferred stock and exercise of warrants) registered hereunder at a fixed price of $4.50 per share until such time such securities are eligible for trading on a national securities exchange, the Nasdaq or the OTC Bulletin Board. At and after such time, any dispositions by the selling stockholders may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 15,196,892 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our company (as defined in the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DESCRIPTION OF CAPITAL STOCK

We currently have authorized capital of 110,000,000 shares, of which 100,000,000 are designated as common stock, par value $.0001 per share, and 10,000,000 shares are preferred stock, par value $.0001 per share, all of which are currently designated as Series A Preferred Stock. Following completion of the merger, we have outstanding 4,696,303 shares of common stock and 9,486,752 shares of Series A Preferred Stock. Additionally, there are outstanding warrants to purchase an aggregate of 1,187,645 shares of our common stock and options to purchase an aggregate of 1,872,556 shares of our common stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon liquidation, dissolution or winding up of Cougar, holders of common stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding shares of preferred stock. The holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Series A Convertible Preferred Stock

We filed a Certificate of Designation of the Series A Preferred Stock with the Secretary of State of Delaware on March 31, 2006. The following provides only a summary of certain of the terms of our Series A Preferred Stock.

Voluntary Conversion. The holder of each share of the Series A Preferred Stock has the option, at any time, to convert such Series A Preferred shares into common stock at conversion rate equal to the stated value of the Series A Preferred Stock, which, as adjusted, is referred to as the stated value and shall initially be $4.50 per share. In the event of a conversion, a holder would complete a notice of conversion identifying the number of shares of Series A Preferred Stock to be converted Assuming a valid conversion, we would then issue a number of shares of common stock equal to the aggregate value of the to be converted shares (including accrued and unpaid interest on such shares) divided by the stated value. We have no obligation to settle any conversion (including a mandatory conversion) of the Series A Preferred Stock in registered shares; we intend to settle such conversions only in unregistered shares. We have, however, provided the holders of the Series A Preferred Stock with registration rights relating to the resale of the common stock issuable upon conversion of the Series A Convertible Preferred Stock.

In the event of a reclassification, capital reorganization or other similar change in the outstanding shares of common stock, the Series A Preferred Stock will become convertible into the kind and number of shares of stock or other securities or property (including cash) that the holders of Series A Preferred Stock would have received if the Series A Preferred Stock had been converted into common stock immediately prior to such reclassification, capital reorganization or other change.

        Notwithstanding the foregoing, a holder of Series A Preferred Stock can only convert such number of shares of preferred stock so that, upon conversion into common stock, such holder would beneficially own up to 9.99% of our outstanding common stock. This limitation is waivable by the holder upon 65 days prior written notice to us.

Mandatory Conversion. In the event the closing price of our common stock exceeds 200% of the then-current conversion price (which initially is $4.50 per share) for a period of twenty (20) consecutive trading days on any securities exchange, automated quotation system (e.g., Nasdaq) or any other over-the-counter market, such as the OTCBB, the outstanding shares of Series A Preferred Stock shall automatically convert into shares of our common stock at a conversion rate equal to the stated value divided by the then-current conversion price.

Redemption. The holders of a majority of the issued and outstanding shares of Series A Preferred Stock may require us to redeem such Series A Preferred Stock at any time after April 3, 2016, at a redemption price equal to the stated value plus any accrued but unpaid dividends. Upon the request of the holders of a majority of the outstanding Series A Preferred for such a redemption, we will be required to redeem such shares, the payment for which shall be payable quarterly over a three (3) year period. We do not have the option to redeem the outstanding shares of Series A Preferred Stock.

Voting. The holders of Series A Preferred Stock are entitled to vote together with all other holders of our voting stock on all matters submitted to a vote of holders generally, with the holder of each share of Series A Preferred Stock being entitled to one vote for each share of common stock into which such shares of Series A Preferred Stock could then be converted (regardless of the number of shares of common stock then authorized to be issued). So long as 50% of the Series A Preferred Stock initially issued upon completion of the April 3, 2006 merger with SRKP 4, Inc. remain outstanding, we shall not, without the approval of at least two-thirds (2/3) of the shares of Series A Preferred Stock, voting separately as a single class:

•
authorize or issue any shares, or securities convertible into shares, having preference over or on a parity with the Series A Preferred Stock with respect to the payment of dividends or rights upon a liquidation event (as defined below); or

•
(a) increase the number of shares of Series A Preferred Stock or (b) amend, alter, or repeal any of the provisions of our certificate of incorporation in any manner which materially adversely affects the preferences, privileges, restrictions or other rights of the Series A Preferred Stock.

Dividends. Each share of Series A Preferred Stock is entitled to receive cumulative dividends, payable in cash or in shares of Series A Preferred Stock, at our option, at the rate of 4% per annum (computed on the basis of a 365-day year) of the stated value, payable annually in arrears. The holders of Series A Preferred Stock will also be entitled to receive dividends on an equal basis with the holders of common stock and any other class or series of our securities ranking junior to the Series A Preferred Stock when, as and if declared by the board of directors, on an as converted basis.

Liquidation. Upon any (i) liquidation, dissolution or winding up of Cougar, whether voluntarily or involuntarily, or (ii) voluntary or involuntary bankruptcy of Cougar (both (i) or (ii) constitute a liquidation event), each share of Series A Preferred Stock will be entitled to be paid, prior to any distributions to any securities ranking junior to Series A Preferred Stock, an amount equal to the greater of (x) the stated value of such shares of the Series A Preferred Stock, plus any accrued and unpaid dividends thereon and (y) the amount the holder of such share would have been entitled to receive upon such liquidation event had the share been converted immediately prior to such liquidation event. A consolidation or merger of Cougar with or into another company in which we are not the surviving entity or shares of our capital stock constituting in excess of 50% of our voting power are exchanged for or changed into other stock or securities, cash and/or any other property, or a sale of all or substantially all the assets of Cougar, shall not be considered a liquidation event, although we will make appropriate provision to ensure that the terms of the Series A Preferred Stock survive any such transaction.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements of Cougar Biotechnology, Inc. as of December 31, 2005 and 2004, and for the years then ended, and for the period from May 14, 2003 (date of inception) through December 31, 2005, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to our ability to continue as a going concern, dated February 10, 2006, except for Note 16, which is as of April 6, 2006, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The financial statements of SRKP 4, Inc. as of December 31, 2005, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from May 24, 2005 (inception) to December 31, 2005, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to SRKP’s ability to continue as a going concern, dated January 19, 2006, except for Note 5, which is as of February 27, 2006, of AJ. Robbins, P.C., certified public accountants, given on the authority of that firm as experts in accounting and auditing.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

INDEX

Cougar Biotechnology, Inc. for the years ended December 31, 2005 and 2004
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2005 and 2004	F-3
Statements of Operations for the years ended December 31, 2005 and 2004 and the period from May 14, 2003 (Date of Inception) through December 31, 2005	F-4
Statements of Stockholders’ Equity (Deficiency) for the years ended December 31, 2005 and 2004 and the period from May 14, 2003 (Date of Inception) through December 31, 2005	F-5
Statements of Cash Flows for the years ended December 31, 2005 and 2004 and the period from May 14, 2003 (Date of Inception) through December 31, 2005	F-6/7
Notes to Financial Statements	F-8/21

Cougar Biotechnology, Inc. for the nine months ended September 30, 2006 and 2005 (Unaudited)
Condensed Balance Sheets as of September 30, 2006 and December 31, 2005	F-22
Condensed Statements of Operations for the nine months ended September 30, 2006 and 2005 and the period from May 14, 2003 (Date of Inception) through September 30, 2006	F-23
Condensed Statements of Stockholders’ Equity (Deficiency) for the period from May 14, 2003 (Date of Inception) through September 30, 2006	F-24/25
Condensed Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 and the period from May 14, 2003 (Date of Inception) through September 30, 2006	F-26/27
Notes to Unaudited Condensed Financial Statements	F-28/36

SRKP 4, Inc. for the period from May 24, 2005 (Inception) to December 31, 2005
Report of Independent Registered Public Accounting Firm	F-37
Balance Sheet as of December 31, 2005	F-38
Statements of Operations for the period from May 24, 2005 (Inception) to December 31, 2005	F-39
Statements of Changes in Stockholders’ Equity for the period from May 24, 2005 (Inception) to December 31, 2005	F-40
Statements of Cash Flows for the period from May 24, 2005 (Inception) to December 31, 2005	F-41
Notes to Financial Statements	F-42

SRKP 4, Inc. and Subsidiary for the three months ended March 31, 2006 (Unaudited)
Condensed Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005	F-44
Condensed Consolidated Statements of Operations for the three months ended March 31, 2006 and for the period from May 24, 2005 (Inception) to March 31, 2006	F-45
Condensed Consolidated Statements of Stockholders’ Deficiency for the period from May 24, 2005 (Inception) to March 31, 2006	F-46
Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and for the period from May 24, 2005 (Inception) to March 31, 2006	F-47
Notes to Unaudited Condensed Consolidated Financial Statements	F-48/49

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Cougar Biotechnology, Inc.

We have audited the accompanying balance sheets of Cougar Biotechnology, Inc. (A Development Stage Enterprise) as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended and for the period from May 14, 2003 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cougar Biotechnology, Inc. (A Development Stage Enterprise) as of December 31, 2005 and 2004, and its results of operations and cash flows for the years then ended and for the period from May 14, 2003 (date of inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company has incurred losses and negative cash flows from operating activities from its inception. As of December 31, 2005, the Company had working capital and stockholders’ deficiencies, and management believes that the Company will require additional financing to fund its operations, but cannot assure that such financing will be available. Such matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments related to the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP
San Diego, California
February 10, 2006, except for Note 16, which is as of April 6, 2006

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

ASSETS	2005	2004
Current assets:
Cash and cash equivalents	$1,040,864	$1,838,594
Employee advance	48,000	96,000
Debt issuance costs, net of accumulated amortization of $43,541	47,500
Prepaid expenses and other	116,061	15,600
Total current assets	1,252,425	1,950,194

Furniture and fixtures, net of accumulated depreciation
of $3,797 and $733, respectively	8,581	6,980
Note issuance costs, net of accumulated amortization
of $46,057	453,276
Deposits	160,000

Totals	$1,874,282	$1,957,174

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Borrowings under line of credit	$600,000
Notes payable, net of discount of $65,113	934,887
Warrant liability	856,398
Option compensation liability for non-employees	459,833
Accounts payable	1,163,360	$102,868
Related party payable	88,226	8,699
Accrued expenses	875,728	237,060
Total current liabilities	4,978,432	348,627

Convertible notes payable, net of discount of $446,796	3,113,324

Total liabilities	8,091,756	348,627

Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock - $.0001 par value; 3,841,000 shares
authorized; none issued or outstanding
Common stock - $.0001 par value; 19,205,500 shares
authorized; 3,553,021 shares issued and outstanding	355	355
Additional paid-in capital	5,132,020	5,146,703
Deficit accumulated during the development stage	(11,349,849)	(3,538,511)
Total stockholders' equity (deficiency)	(6,217,474)	1,608,547

Totals	$1,874,282	$1,957,174

SEE NOTES TO FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.

(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
MAY 14, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

	2005	2004	Period from May 14, 2003 (date of inception) through December 31, 2005
Operating expenses:
General and administrative	$1,266,620	$1,238,918	$2,886,353
Research and development	6,256,700	1,941,271	8,197,971
Depreciation	3,064	610	3,797
Totals	7,526,384	3,180,799	11,088,121
Loss from operations	(7,526,384)	(3,180,799)	(11,088,121)
Other income (expense):
Interest income	14,281	20,663	37,507
Interest expense	(299,235)		(299,235)
Totals	(284,954)	20,663	(261,728)
Net loss	$(7,811,338)	$(3,160,136)	$(11,349,849)
Net loss per share -basic and diluted	$(2.20)	$(.96)
Weighted-average common shares outstanding - basic and diluted	3,553,021	3,275,723

SEE NOTES TO FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
MAY 14, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total
Issuance of shares of common stock at $.4595 per share	1,632,468	$163	$749,837		$750,000
Effect of issuance of shares of common stock to an officer at $.0026 per share	288,083	29	132,346		132,375
Option compensation for non-employees			207		207
Net loss				$(378,375)	(378,375)
Balance at December 31, 2003	1,920,551	192	882,390	(378,375)	504,207
Issuance of shares of common stock at $2.60 per share	1,632,470	163	4,249,837		4,250,000
Option compensation for non-employees			14,476		14,476
Net loss				(3,160,136)	(3,160,136)
Balance at December 31, 2004	3,553,021	355	5,146,703	(3,538,511)	1,608,547
Issuance of warrants with notes			130,954		130,954
Issuance of warrants for debt costs			91,041		91,041
Option compensation for non-employees			403,331		403,331
Reclassification of non-employees options and warrants due to issuance of convertible notes to liabilities			(640,009)		(640,009)
Net loss				(7,811,338)	(7,811,338)
Balance at December 31, 2005	3,553,021	$355	$5,132,020	$(11,349,849)	$(6,217,474)

SEE NOTES TO FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
MAY 14, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

	2005	2004	Period from May 14, 2003 (date of inception) through December 31, 2005
Operating activities:
Net loss	$(7,811,338)	$(3,160,136)	$(11,349,849)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,064	610	3,797
Non-cash compensation	48,000		48,000
Option compensation for non-employees	445,150	14,476	459,833
Stock issued for compensation			131,625
Amortization of note discounts	110,073		110,073
Amortization of debt and note issuance costs	89,598		89,598
Charge to interest expense for increase in warrant value	20,000		20,000
Changes in operating assets and liabilities:
Employee advance		(96,000)	(96,000)
Prepaid expenses and other assets	(260,461)	(11,863)	(276,061)
Accounts payable and accrued expenses	1,778,687	331,894	2,127,314
Net cash used in operating activities	(5,577,227)	(2,921,019)	(8,731,670)

Investing activities - purchase of furniture and fixtures	(4,665)	(6,485)	(12,378)

Financing activities:
Net proceeds from issuance of common stock		4,250,000	5,000,750
Payment of debt issuance costs	(375,958)		(375,958)
Proceeds from issuance of notes payable	1,000,000		1,000,000
Proceeds from issuance of convertible notes payable	3,560,120		3,560,120
Proceeds from borrowings under line of credit	600,000		600,000
Net cash provided by financing activities	4,784,162	4,250,000	9,784,912

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS (Concluded)
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
MAY 14, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005
	2005	2004	Period from May 14, 2003 (date of inception) through December 31, 2005
Net increase (decrease) in cash and cash equivalents	$(797,730)	$1,322,496	$1,040,864

Cash and cash equivalents, beginning of period	1,838,594	516,098

Cash and cash equivalents, end of period	$1,040,864	$1,838,594	$1,040,864

Supplemental disclosures of non-cash investing and financing activities:
Value of warrants charged to debt and note issuance costs	$214,416		$214,416

Value of warrants issued with notes payable	$621,982		$621,982

Supplemental disclosures of cash flow information:
Interest paid	$14,802		$14,802

SEE NOTES TO FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business and basis of presentation:
Business:
Cougar Biotechnology, Inc. (the “Company”) was incorporated in the State of Delaware in May 2003. The Company in-licenses or acquires clinical stage products that have previously been tested in clinical trials for the treatment of cancer with the goal of developing the drugs for its own proprietary portfolio. The Company’s portfolio includes CB7630, which is currently being tested in Phase I/II clinical trials in prostate cancer, CB3304, which is currently being tested in a Phase I trial in non-Hodgkins lymphoma and CB1089, which has previously been tested in a number of clinical trials in cancer.

Basis of presentation:
The Company is a development stage enterprise since it has not yet generated any revenue from the sale of products and, through December 31, 2005, its efforts have been principally devoted to identifying and acquiring, by license or otherwise, drug candidates for the treatment of cancer. Accordingly, the accompanying financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company has reported a net loss of $11,349,849 for the period from May 14, 2003 (date of inception) to December 31, 2005. As of December 31, 2005, the Company had a working capital deficiency of $3,726,007 and cash and cash equivalents of $1,040,864. Management believes that the Company will continue to incur net losses through at least 2008.

Based on the resources of the Company available at December 31, 2005, management believes that the Company will need additional equity or debt financing to fund its operations beyond June 2006. The Company's continued operations will depend on its ability to raise additional funds through various potential sources such as equity and debt financing. Additional funds may not become available on acceptable terms or at all, and there can be no assurance that any additional funding that the Company does obtain will be sufficient to meet the Company's needs in the long-term. Through December 31, 2005, the Company's financing has been obtained through private placements of common stock, short-term notes, convertible notes and a revolving bank line of credit. Until and unless the Company's operations generate adequate revenue and cash flows, the Company will attempt to continue to fund operations from cash on hand and through the sources of capital discussed above. These factors raise substantial doubt about the Company’s ability to continue as a going concern. On June 16, 2005, the Company entered into an introduction agreement with Paramount BioCapital, Inc. (“Paramount”) and SG Cowen & Co. LLC (“SG Cowen”) to assist the Company in raising a minimum of $20,000,000 (see Note 15). A stockholder and director of the Company is the Chairman of the Board and Chief Executive Officer of Paramount. Should this placement not close, the Company will seek to raise additional funds through various potential sources such as equity and debt financing or corporate partnerships.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies:
Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents:
Cash and cash equivalents consist of cash and investments in highly-liquid money market funds.

Fair value of financial instruments:
The carrying value of financial instruments including cash and cash equivalents, accounts payable, line of credit borrowings, and notes payable approximate their fair values due to the relatively short maturities of these instruments.

Furniture and fixtures:
Furniture and fixtures are recorded at cost and depreciated over estimated useful lives ranging from three to five years using the straight-line method.

Research and development:
Research and development costs are expensed as incurred.

Income taxes:
Deferred income taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred income taxes also are recognized for net operating loss carry-forwards and tax credits that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net loss per share:
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods presented as required by SFAS No. 128, “Earnings Per Share”. Diluted earnings per share have not been presented because the assumed exercise of the Company’s outstanding options and warrants would have been anti-dilutive. Potentially dilutive securities excluded from the calculations amounted to 935,336 shares at December 31, 2005, comprised of 635,703 options and 299,633 of warrants, and 635,703 options at December 31, 2004.

Share Amounts:
All share and per share information presented has been retroactively adjusted to reflect the effect on the Company’s capital stock as a result of the Company’s April 3, 2006 merger transaction with SRKP 4, Inc. (see Note 16). Pursuant to such transaction, each share of the Company’s capital stock converted into .38411 shares of SRKP 4, Inc.’s capital stock.

Stock-based compensation:
SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), provides for the use of a fair value-based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”).

The Company accounts for its employee and director stock options (except options issued to directors who are also scientific advisory board members or consultants) using the intrinsic value method in accordance with APB 25 and related interpretations. The Company measures compensation expense for employee and director stock options as the aggregate excess of the market value of its common stock over the exercise prices of the options on the date that both the number of shares the grantee is entitled to receive and the exercise prices are known. Such excess is amortized over the vesting period.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies (continued):
Stock-based compensation (concluded):
In accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” all other issuances of common stock, stock options or other equity instruments to non-employees (including consultants and all members of the Scientific Advisory Board) as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Any options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity (deficiency) or warrant liability in current liabilities over the applicable service periods using variable accounting through the vesting date based on the fair value of the options at the end of each period.

The fair value of options granted to non-employees was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions at December 31, 2005:

Dividend yield	0%
Expected volatility	72%
Risk-free interest rate	4.13%
Expected lives	4 years

The price volatility for the calculation of value of warrants and options was computed by using an average historical volatility of public companies in the same industry.

Had the Company elected to recognize compensation expense based on the fair value at the grant dates for the awards to employees under its plans and amortized the cost over the service period pursuant to SFAS 123, net loss would have increased to the pro forma amounts listed in the table below. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model. The Company’s pro forma information is as follows:

Net loss:	2005	2004
As reported	$(7,811,338)	$(3,160,136)
Deduct total stock-based employee compensation expense determined under the fair value-based method for all awards	9,789	9,789
Pro forma	$(7,821,127)	$(3,169,925)

Basic and diluted loss per share:
As reported	$(2.20)	$(.96)
Pro forma	(2.20)	(.96)

The fair value of options granted to employees were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Dividend yield	0%
Expected volatility	0%
Risk-free interest rate	4.13%
Expected lives	3 years

Debt and note issuance costs and debt discounts:
Debt and note issuance costs related to obtaining the line of credit and the issuance of notes and debt discounts attributable to the value of warrants issued with the notes are being amortized to interest expense over the terms of the related debt instruments on a straight-line basis, which approximates the effective interest method.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies (continued):
Warrants issued with debt instruments:
For warrant and debt issuances in June 2005, the Company accounted for the value of warrants arising from the issuance of debt instruments pursuant to Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” by allocating the proceeds from issuance to the debt instruments and the warrants based on their relative fair values. The fair value of the warrants is allocated to additional paid-in capital and to debt or note discount, which is amortized to interest expense over the term of the instrument on a straight-line basis, which approximates the effective interest method.

In November 2005, the Company issued convertible notes payable and warrants. Since the conversion of the Company’s convertible notes payable could result in a conversion into an indeterminable number of common shares, the Company determined that under the guidance in EITF Issue No. 00-19 (“EITF 00-19”) “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”, the Company was prohibited from concluding that the Company had sufficient authorized and unissued shares to net-share settle any warrants or options granted to non-employees. Therefore, on the date convertible notes were issued, the Company reclassified the related fair value of all warrants and options issued to non-employees that were outstanding from additional paid-in capital to current liabilities. Additionally, the Company retroactively revalued warrants issued in June 2005 to fair value in accordance with EITF 00-19. The fair value of all warrants is based on the Black-Scholes option pricing model and is marked to market at the end of each reporting period in which a change in fair value occurs. Changes in the fair value of warrants are recorded as interest expense. As a result of the change in valuation methods for the warrants issued in June 2005, a $20,000 charge was recorded to interest expense during 2005.

For warrants and convertible notes payable issued in November 2005, the Company accounted for the value of the warrants arising from the issuance of debt instruments pursuant to EITF 00-19, by allocating the proceeds first to the fair value of warrants, and then any residual amounts to the debt instruments. The fair value of the warrants is allocated to liabilities and to note discount. Upon conversion of the convertible notes to stock, warrants and options classified as current liabilities may be reclassified to additional paid-capital in the balance sheet.

The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the money at the commitment date pursuant to the consensus of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 (“EITF00-27”), “Application of Issue No. 98-5 to Certain Convertible Instruments.” Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants included in the exchange based on the fair values of the warrants and the debt instruments as explained above. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital or liabilities and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved.

Reclassifications:
Certain amounts for 2004 have been reclassified to conform to the current year’s presentation.

Note 3 - Employee advance:
As part of an employment agreement entered into in October 2004, the Company advanced an employee $96,000. Upon the completion of one year of service, $48,000 of the balance was forgiven and charged to expense with the remaining $48,000 to be forgiven upon completion of the employee’s second year of service.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 4 - Prepaid expenses and other current assets:
Prepaid expenses and other current assets consists of the following at December 31:

	2005	2004
Clinical investigational services	$72,045
Prepaid rent	18,671
Other	25,345	$15,600
Totals	$116,061	$15,600

Note 5 - Accrued expenses:
Accrued expenses consists of the following at December 31:

	2005	2004
Accrued compensation	$613,910	$162,205
Accrued research and development costs	170,000
Other	91,818	74,855
Totals	$875,728	$237,060

Note 6 - Line of credit:
On July 15, 2005, the Company entered into a credit facility with a commercial bank that allows for borrowing under a line of credit of up to $1,000,000. Interest is charged monthly at (i) the bank’s prime rate minus 0.5% or (ii) LIBOR plus 0.75% per annum (6.75% at December 31, 2005). The credit facility balance outstanding and any unpaid interest are due and payable on June 30, 2006. The credit facility is guaranteed by a stockholder. In return for such guaranty, the Company is obligated to grant the stockholder warrants to purchase a number of shares of Company common stock based on the highest amount borrowed against the line of credit. In the event the Company utilizes all $1,000,000 of this facility, the stockholder will be issued warrants to purchase 52,887 shares of Company common stock. The highest balance borrowed under this credit facility totaled $600,000 through December 31, 2005, and in February 2006 the Company issued to the stockholder for the guaranty a warrant with a five year term to purchase 31,732 shares of Company common stock at $8.28 per share. Additional warrants may be issued if borrowings increase prior to maturity. The warrant issued for guaranteeing the credit facility was valued at $91,041 using the Black-Scholes option pricing model which was recorded as debt issuance costs. The model assumed a risk-free interest rate of 4.33%, a five year term and stock volatility of 72%. The warrants are exercisable upon written notice of exercise delivered to the Company together with payment in cash of the exercise price.  The warrants do not include cashless exercise or redemption provisions.  Under the terms of the warrants, the Company has no obligation to settle the warrants in cash or in registered shares; the Company intends to settle only in unregistered shares of its common stock.  However, the Company has also provided the warrantholders with piggy-back registration rights relating to the registration of the resale of the shares issuable upon exercise of the warrants.

Note 7 - Notes payable:
On June 30, 2005, the Company issued unsecured promissory notes with attached warrants to six individuals, including a member of the Company’s Board of Directors, for aggregate proceeds of $1,000,000. A note issued to a member of the Company’s Board of Directors totaled $625,000. The promissory notes bear interest at 5.75%. The promissory notes and all unpaid interest are required to be repaid by the 10th business day following the earlier of (a) the closing of the private placement equity offering dated July 1, 2005, which never occurred; or (b) on demand any time after June 29, 2006. Included in accrued expenses at December 31, 2005 is accrued interest of $32,097 relating to the promissory notes. Warrants to purchase an aggregate of 52,887 shares of Company common stock at $8.28 per share were issued with the promissory notes. Warrants issued with the promissory notes expire in five years and were valued at $130,954 using the Black-Scholes option pricing model which was recorded as debt discount. The model assumes a risk-free interest rate of 4.2%, a five year term and stock volatility of 72%. The warrants are exercisable upon written notice of exercise delivered to the Company together with payment of the exercise price. The warrants do not include cashless exercise or redemption provisions. Under the terms of the warrants, the Company has no obligation to settle the warrants in cash or in registered shares; the Company intends to settle only in unregistered shares of its common stock.  However, the Company has also provided the warrantholders with piggy-back registration rights relating to the registration of the resale of the shares issuable upon exercise of the warrants.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 8 - Convertible notes payable:
The Company engaged Paramount to serve as exclusive placement agent in connection with a bridge finance offering (the “Bridge Offering”) of up to $7,000,000 and agreed to a placement fee equal to 7% of the aggregate gross proceeds resulting from the sale of the bridge securities, an accountable expense allowance of up to $100,000 and five-year warrants to purchase, at an exercise price of $8.28 per share, a number of shares of Company common stock equal to 10% of the aggregate principal amount of any bridge notes sold in a bridge offering divided by $8.28. The warrants are exercisable upon written notice of exercise delivered to the Company together with payment in cash of the exercise price.  The warrants do not include cashless exercise or redemption provisions.  Under the terms of the warrants, the Company has no obligation to settle the warrants in cash or in registered shares; the Company intends to settle only in unregistered shares of its common stock.  However, the Company has also provided the warrantholders with piggy-back registration rights relating to the registration of the resale of the shares issuable upon exercise of the warrants.

On November 23, 2005, the Company sold $3,560,120 in aggregate principal amount of senior convertible notes (the “Bridge Notes”) to certain institutional and individual accredited investors (the “Bridge Offering”). Fees paid in cash to Paramount for this transaction totaled $325,958. The Bridge Notes and all unpaid interest are due on January 24, 2007 (the “Term”) provided, however, that the Company may extend the Term of the Bridge Notes for one additional year (the “Extended Term”) upon notice from the Company to each holder prior to expiration of the Term. Interest will accrue at the annual rate of (i) 5% during the Term and (ii) 8% during the Extended Term, if any, and is payable upon the maturity of the Bridge Notes. Included in accrued expenses at December 31, 2005 is accrued interest of $19,284 relating to the Bridge Notes. In addition to the Bridge Notes, the investors received five-year warrants exercisable at $8.28 per share (subject to adjustments for stock splits, recapitalizations and similar events), for a number of shares of Company common stock equal to (i) 20% of the principal amount of the Bridge Notes purchased divided by $8.28 if a “Qualified Financing” is completed within 90 days of the final closing of the Bridge Offering, or (ii) 40% of the principal amount of Bridge Notes purchased divided by $8.28 if a Qualified Financing is not completed within 90 days of the final closing of the Bridge Offering. A “Qualified Financing” is defined as an equity financing or series of related equity financings by the Company resulting in gross cash proceeds of at least $10,000,000. The Bridge Notes and all unpaid interest shall automatically convert into the Company’s equity securities at a price equal to the lowest unit price paid upon closing of such equity financing. Warrants issued with the Bridge Notes were valued at $491,028, which was recorded as debt discount. The warrant issued to the placement agent was valued at $123,375 using the Black-Scholes option pricing model which was also recorded as debt issuance cost. A risk-free interest rate of 4.3%, a term of five years and stock volatility of 72% were used in the model. The intrinsic value of the embedded conversion feature of the Bridge Notes could not be computed due to the contingent conversion date and the unknown conversion price. Should the contingencies be resolved, the Company could be required to recognize up to $432,000 for the embedded conversion feature. The valuation of warrants was computed based on 40% of the principal amount of the Bridge Notes sold divided by $8.28 which resulted in the maximum amount of debt discount. The warrants are redeemable at the option of the Company if the Company's common stock is traded on the OTCBB, Nasdaq or a national securities exchange and the common stock has had an average closing price per share over a period of 30 consecutive calendar days equal to or greater than twice the exercise price of the warrants, as adjusted, which initially is $8.28. The warrants are exercisable upon written notice of exercise delivered to the Company together with payment in cash of the exercise price.  The warrants do not include cashless exercise or redemption provisions.  Under the terms of the warrants, the Company has no obligation to settle the warrants in cash or in registered shares; the Company intends to settle only in unregistered shares of its common stock.  However, the Company has also provided the warrantholders with piggy-back registration rights relating to the registration of the resale of the shares issuable upon exercise of the warrants.

Note 9 - Common stock:
The Company issued 1,632,468 shares of common stock to investors during May 2003 for $750,000 at $.4595 per share. Additionally, in May 2003, 288,083 shares were issued to an officer of the Company at $.0026 per share for a total of $750 in cash. The Company recorded compensation expense of $131,625 for the difference between the fair value of the shares ($.4595 per share) and the amount paid. In March 2004, the Company issued 1,632,470 shares of common stock for $4,250,000 at $2.60 per share.

In June 2005, the total number of shares of capital stock which the Company is authorized to issue was increased to 23,046,600 capital shares, of which 19,205,500 shares are common stock and 3,841,100 shares are preferred stock.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 10- Stock options:
The Company’s 2003 Stock Option Plan (the “Plan”) was adopted by the Board of Directors on May 15, 2003. Pursuant to the Plan, the Company may grant incentive stock options and nonqualified stock options, as well as other forms of equity-based compensation. Incentive stock options may be granted only to employees, while consultants, employees, officers and directors are eligible for the grant of nonqualified options under the Plan. The maximum term of stock options granted under the Plan is 10 years. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of such shares on the date of grant. During 2004, the Board of Directors approved an increase in the number of shares reserved from 384,110 to 768,220. As of December 31, 2005, there were a total of 768,220 shares of the Company’s common stock reserved for issuance under the Plan.

In July 2003, a member of the Board of Directors received options to purchase 38,411 shares of common stock under the Plan at an exercise price of $.39 per share. These options vest over a three-year period with a third of the options vesting on each anniversary of the grant.

In January 2004, the Vice Chairman of the Company’s Board of Directors and Chairman of the Company’s Scientific Advisory Board received options to purchase 153,644 shares of common stock under the Plan at an exercise price of $.39 per share. These options vest over a four-year period with 25% of the options vesting on each anniversary of the grant. Amortization over the vesting period of the options using variable accounting at the end of each period resulted in a charge to consulting expense in the amount of $383,949 and $5,000 for the years ended December 31, 2005 and 2004, respectively.

In June 2004, a member of the Scientific Advisory Board received options to purchase 1,921 shares of common stock under the Plan at an exercise price of $13.02 per share. These options vest over a three-year period with each third of the options vesting on each anniversary of the grant. Amortization over the vesting period of the options using variable accounting at the end of each period resulted in a charge to consulting expense in the amount of $1,229 for the year ended December 31, 2005.

In August 2004, a member of the Board of Directors/Consultant received options to purchase 38,411 shares of common stock under the Plan at an exercise price of $.39 per share. These options vest over a four-year period with 25% of the options vesting on each anniversary of the grant. Amortization over the vesting period of the options using variable accounting at the end of each period resulted in a charge to consulting expense in the amount of $59,972 and $9,063 for the years ended December 31, 2005 and 2004, respectively.

In January 2004, the Chief Executive Officer and President of the Company received options to purchase 288,083 shares of common stock under the Plan at an exercise price of $.39 per share. These options vest over a four-year period with 25% of the options vesting on each anniversary of the grant.

In August 2004, the Vice President of Finance of the Company received options to purchase 38,411 shares of common stock under the Plan at an exercise price of $3.91 per share. The options vest over a two-year period with 50% of the options vesting on each anniversary of the grant.

In November 2004, the Vice President of Clinical Research and Development of the Company received options to purchase 76,822 shares of common stock under the Plan at an exercise price of $3.91 per share. The options vest over a two-year period with 50% of the options vesting on each anniversary of the grant.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 10- Stock options (continued):
Activity with respect to the Plan is summarized as follows:

	Shares Available For Grant	Stock Options Outstanding	Options Exercise Price	Weighted Average Exercise Price
Authorized	384,110
Granted	(38,411)	38,411	$.39	$.39
Balance at December 31, 2003	345,699	38,411	$.39	$.39
Additional shares authorized	384,110
Granted	(597,292)	597,292	$.39 - $13.02	$1.12
Balance at December 31, 2004 and 2005	132,517	635,703	$.39 - $13.02	$1.07

The following table summarizes the information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
$0.39	518,549	8.1	$.39	145,641	$.39
$0.42 - $3.91	115,233	8.8	3.91	57,617	3.91
$3.93 - $13.02	1,921	8.4	13.02	640	13.02
$0.39 - $13.02	635,703	8.4	$1.07	203,898	$1.43

Note 11- 401(k) savings plan:
During 2005, the Company adopted a 401(k) savings plan (the “401(k) Plan”) for the benefit of its employees. The Company is required to make matching contributions to the 401(k) Plan equal to 100% of the first 3% of wages deferred by each participating employee and 50% on the next 2% of wages deferred by each participating employee. During 2005, the Company incurred expenses of approximately $9,100 for employer matching contributions.

Note 12- Income taxes:
At December 31, 2005, the Company had net operating loss carry-forwards available to reduce future taxable income, if any, of approximately $10,153,000 and $10,014,000 for Federal and California income tax purposes, respectively. The Federal and California net operating losses, if not utilized, expire through 2025 and 2015, respectively. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 12- Income taxes (continued):
Temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes (the loss carry-forward described above) give rise to the Company’s deferred income taxes. The components of the Company’s deferred tax assets as of December 31, 2005 and 2004 are as follows:

	Federal	State	Total
Deferred tax assets - 2005:
Net operating loss carry-forward	$3,452,100	$885,200	$4,337,300
Research and development credit	216,500	117,400	333,900
Stock based compensation	163,300	42,600	205,900
Accrued expenses and other	(146,400)	59,600	(86,800)
Total deferred tax assets	3,685,500	1,104,800	4,790,300
Valuation allowance	(3,685,500)	(1,104,800)	(4,790,300)
Net deferred tax assets	$-	$-	$-

	Federal	State	Total
Deferred tax assets - 2004:
Net operating loss carry-forward	$1,142,100	$283,500	$1,425,600
Accrued expenses and other	60,100	15,600	75,700
Total deferred tax assets	1,202,200	299,100	1,501,300
Valuation allowance	(1,202,200)	(299,100)	(1,501,300)
Net deferred tax assets	$-	$-	$-

As the ultimate realization of the potential benefits of the Company’s net operating loss carry-forwards is considered unlikely by management, the Company has offset the deferred tax assets attributable to those potential benefits through valuation allowances in 2005 and 2004. Accordingly, the Company did not recognize any benefit from income taxes in the accompanying statements of operations to offset its pre-tax losses. The valuation allowance increased by $3,289,000 in 2005 and $1,353,300 in 2004.

The reasons for the difference between the amount computed by applying the statutory federal income tax rate to losses before income tax benefit and the actual income tax benefit for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Expected income tax benefit	$(2,655,800)	$(1,074,200)
Research and development credit	(198,900)	(34,200)
State income tax, net of federal tax	(430,700)	(245,400)
Other	(3,600)	500
Total before valuation allowance	(3,289,000)	(1,353,300)
Change in valuation allowance	3,289,000	1,353,300
Income tax benefit	$-	$-

Note 13 - Related party transactions:
Paramount has been performing certain administrative functions for the Company since its inception. The Company has been billed $86 and $2,200 for these services, which are included in accounts payable at December 31, 2005 and 2004, respectively. Additionally, included in accounts payable are advances totaling $88,226 and $8,699 from officers/directors of the Company at December 31, 2005 and 2004, respectively.

Note 14 - Concentration of credit risk
The Company maintains its cash and cash equivalent balances primarily in one financial institution. Certain deposits are not maintained in accounts that are FDIC and SIPC insured. At December 31, 2005, the Company had cash and cash equivalent deposits of approximately $979,000 that were not insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 15- Commitments:
Leases:
The Company has an office lease agreement that expires in March 2006 that requires monthly payments of $8,555. Rent expense totaled approximately $92,000 and $66,000 for the years ended December 31, 2005 and 2004, respectively.

On October 31, 2005, the Company executed a five-year lease agreement effective February 15, 2006 for a new office that requires monthly payments of $18,671 and expires in 2011. Lease payments increase 3% annually beginning on March 1, 2007. The Company paid a security deposit of $160,000 in 2005.

Future minimum lease payments for each of the five years subsequent to December 31, 2005 and thereafter are as follows:

Year Ending December 31	Amount
2006	$222,000
2007	230,000
2008	237,000
2009	244,000
2010	252,000
Thereafter	42,000
Total	$1,227,000

Consulting agreements:
On June 25, 2003, the Company entered into a one-year agreement with a consultant to serve as a member of its Scientific Advisory Board. Pursuant to the terms of the agreement, the Company pays the consultant a monthly fee of $4,167. In addition, the Company will pay a one-time finder’s fee of $100,000 for each technology that the Company acquires that is first introduced to the Company by the consultant. The agreement automatically extends for one-year periods unless either party terminates upon written notice to the other prior to such extension.

Effective January 1, 2004, and as amended on August 24, 2004, the Company entered into a four-year agreement with a consultant to serve as the Chairman of its Scientific Advisory Board and Vice Chairman of its Board of Directors. Pursuant to the terms of the agreement, the Company pays a monthly fee of $16,667. In addition for each new technology that the Company in-licenses or otherwise acquires and which is first introduced to the Company by the consultant, the Company pays a finder’s fee equal to: i) $50,000 for each such newly acquired technology or in-license that is undergoing or has completed Phase I clinical testing at the time of the introduction; ii) $100,000 for each newly acquired technology or in-license that is undergoing or has completed Phase II clinical testing at the time of introduction; and iii) $150,000 for each newly acquired technology or in-license that is undergoing or has completed Phase III clinical testing at the time of the introduction. The consultant may also earn a $100,000 bonus for his assistance in raising a minimum of $5,000,000 in proceeds from the issuance of Company common stock. The consultant was also granted options to purchase 192,055 shares of Company common stock at a price of $0.39 vesting at the rate of 25% on each anniversary date of the option grants. The agreement may be terminated by the consultant or the Company upon thirty days prior written notice. During 2005 and 2004, the consultant was paid a finders’ fee of $50,000.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 15- Commitments (continued):
Consulting agreements (concluded):
On June 10, 2004, the Company entered into a three-year consulting agreement with a consultant to serve as a member of its Scientific Advisory Board. Pursuant to the terms of the agreement, the Company pays a monthly fee of $833. The consultant was also granted an option to purchase 1,921 shares of Company common stock at a price of $13.02 vesting over the term of the agreement. The agreement automatically extends for one-year periods, unless either party terminates upon written notice to the other prior to such extension. The agreement may be terminated by the consultant or the Company upon thirty days prior written notice.

On June 10, 2004, the Company entered into three-year consulting agreements with six consultants to serve as members of its Scientific Advisory Board. Pursuant to the terms of the respective agreements, the Company pays a fee of $3,000 for each meeting that the advisor attends. The agreements automatically extend for one-year periods, unless either party terminates upon written notice to the other prior to such extension. The agreement may be terminated by the consultant or the Company upon thirty days prior written notice.

On January 24, 2005, the Company entered into a three-year consulting agreement with a consultant to serve as a member of its Scientific Advisory Board. Pursuant to the terms of the respective agreement, the Company pays a fee of $3,000 for each meeting attended. The agreement automatically extends for one-year periods, unless either party terminates upon written notice to the other prior to such extension. The agreement may be terminated by the consultant or the Company upon thirty days prior written notice.

Employment contracts:
On May 16, 2003, the Company entered into an employment agreement with the Company’s President and Chief Executive Officer which originally was set to expire on May 15, 2004. However, the term shall be extended automatically for additional one-year periods unless one party advises the other in writing at least 60 days before the initial expiration of the agreement or a subsequent anniversary date that the agreement shall no longer be extended. The employment agreement provides for an annual salary of $200,000, with annual salary increases, and bonuses of up to 75% of his base salary, at the discretion of the Company’s Board of Directors. Additionally, for each new technology that the Company in-licenses or otherwise acquires, that are first introduced to the Company by or through the Company’s President and Chief Executive Officer, the Company pays a one-time bonus of $75,000. In addition, in conjunction with the execution of his employment agreement, the President and Chief Executive Officer also received and executed a stock purchase agreement for the purchase of 288,083 shares of Company common stock at $.0026 per share for $750. A performance bonus of $150,000 and an in-licensing bonus of $75,000 were accrued in 2005. A performance bonus of $150,000 and an in-licensing bonus of $150,000 were paid in 2004.

License agreements:
On February 23, 2004, the Company entered into a license agreement (the “License Agreement”) with Emory University (“Emory”) for the worldwide, exclusive rights to discover, develop, have made, use, sell, have sold, offer for sale and import the products described in Emory’s intellectual property portfolio for noscapine and analogs of noscapine. The License Agreement terminates upon the date of the last to expire patent contained in the licensed technology. In consideration for the rights under the License Agreement, the Company paid Emory an initial license fee of $72,435 in 2004. The Company sponsored a research project involving the licensed technology in the amount of $114,000 of which $28,688 and $85,312 were paid in 2005 and 2004, respectively. In connection with the license agreement, the Company has agreed to future milestone payments to Emory for the first technology from the intellectual property portfolio in the aggregate of up to $3,500,000, payable upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, the Company will be obligated to pay to Emory an annual royalty based on net sales of the product. In the event that the Company sublicenses the licensed technology to a third party, the Company will be obligated to pay royalties to Emory based on a fixed rate of fees or royalties received from the sublicensee.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 15- Commitments (continued):
License agreements (concluded):
Effective April 20, 2004, the Company entered into a license agreement with BTG International, LTD. (“BTG”) for the exclusive worldwide rights to make, use, lease and sell abiraterone acetate. The agreement terminates upon the date of the last to expire patent contained in the licensed technology. In consideration for the rights under the BTG license agreement, the Company paid BTG an initial license fee of £500,000 ($923,100) in 2004 and agreed to pay BTG an annual license maintenance fee of £150,000 until the first commercial sale of the licensed product. In addition, the license agreement requires the Company to make aggregate milestone payments of up to £9,000,000, payable upon the achievement of certain clinical and regulatory milestones. Should abiraterone acetate become commercialized, the Company will be obligated to pay to BTG an annual royalty based on net sales of the product. In the event that the Company sublicenses abiraterone acetate to a third party, the Company is obligated to pay royalties to BTG based on a fixed rate of fees or royalties received from the sublicensee.

Effective June 27, 2005, the Company entered into a license agreement with LEO Pharma A/S (“LEO”) for the exclusive worldwide right to make, use, lease and sell seocalcitol. The agreement terminates upon the later of the date of the last patent contained in the licensed technology to expire or twenty years. In consideration for the rights under the LEO license agreement, the Company paid LEO an initial license fee of $250,000 in 2005. In addition, the license agreement requires the Company to make aggregate milestone payments of up to $13,000,000, payable upon the achievement of certain clinical and regulatory milestones. Should seocalcitol become commercialized, the Company will be obligated to pay to LEO an annual royalty based on net sales of the product. In the event that the Company sublicenses seocalcitol to a third party, the Company is obligated to pay royalties to LEO based on a fixed rate of fees or royalties received from the sublicensee.

Research agreements:
Effective February 2005, the Company entered into an agreement with Sloan- Kettering Institute for Cancer Research to perform tests on one of the Company’s drugs in the amount of $188,152 payable at various milestones. During 2005, $125,436 was paid under the terms of the agreement.

Effective June 28, 2005, the Company entered into an agreement with a U.K based contract research organization to provide services for planning, initiating, managing and conducting clinical trials of CB7630 in the U.K. The Company shall pay to the contract research organization approximately £188,200 (excluding pass through expenses). Pass through expenses are estimated to be £38,200. During 2005, £74,632 ($135,772) was paid under the terms of the agreement.

Effective November 2, 2005, the Company entered into an agreement with The Royal Marsden NHS Foundation Trust to perform a Phase I/II trial of CB7630. Estimated costs for the services performed by The Royal Marsden NHS Foundation Trust is $456,000. Final costs for the services will be dependent on a number of factors, including the number of patients enrolled in the trial and the duration of treatment for each patient.

Placement agent agreements:
Effective June 16, 2005, the Company entered into an exclusive introduction agreement (the “Agreement”) with Paramount and SG Cowen (SG Cowen and Paramount collectively, the “Placement Agents”) whereby the Placement Agents agreed to assist the Company in placing shares of the Company’s stock to raise a minimum of $20,000,000 in proceeds and up to a maximum of $35,000,000. Pursuant to the terms of the Agreement, the Company has agreed to pay each Placement Agent for its services, compensation in the form of (a) cash commissions equal to 3.5% of the gross proceeds from the sale of the shares, and (b) warrants to acquire a number of shares equal to 5% of the number of shares issued, exercisable for a period of five years from the closing date at a per share exercise price equal to the price per share sold. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to any investors introduced to the Company by the Placement Agents during the six month period subsequent to the last closing of an offering. The Company also agreed to pay to each Placement Agent an accountable expense allowance of up to $75,000. The Company paid SG Cowen a retainer of $50,000 in 2005. On December 16, 2005, the Agreement was amended to extend the term to March 31, 2006 with an option to extend it an additional 60 days.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 16- Subsequent events:
Issuance of convertible notes payable:
On January 24, 2006, the Company completed the final closing of the Bridge Financing with an additional issuance of $2,585,000 of Bridge Notes. Fees of $180,950 were paid in cash to Paramount. All terms of the financing are consistent with those of the November issuance (see Note 8).

Authorized shares:
On February 24, 2006, the total number of shares of stock the Company is authorized to issue was increased to 28,808,250 capital shares, of which 19,205,500 shares are common stock and 9,602,750 shares are preferred stock. Additionally, the 9,602,750 shares of preferred stock have been designated Series A convertible preferred stock (“Series A Preferred”). Each share of the Series A Preferred will be convertible into an equal number of common shares at the option of the holder at any time or automatically upon the occurrence of a specific event. Series A Preferred holders will receive 4% dividends, have certain rights senior to common stockholders, and may demand mandatory redemption of their shares after the tenth anniversary of issuance.

Agreement and plan of merger:
On February 27, 2006, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with SRKP 4, Inc. (“SRKP”) and its wholly-owned subsidiary, SRKP Acquisition Corp. (“SRKP Acquisition”). As a result, on April 3, 2006 the Company completed a reverse merger in which SRKP Acquisition merged with the Company and the Company became a wholly-owned subsidiary of SRKP (the “Merger”).

At the effective time of the Merger, the Company’s then issued and outstanding shares of preferred stock and common stock were exchanged into a number of shares of preferred stock and common stock of SRKP, so that the Company’s then existing stockholders have the same percentage of the issued and outstanding shares of SRKP preferred and common stock as they held in the Company prior to the Merger, on a fully diluted basis. Further, upon completion of the Merger, SRKP assumed all obligations of outstanding warrants and stock options of the Company. Upon completion of the Merger, all Company equity instruments were converted to .38411 shares of SRKP for each share of Company stock. All share information presented has been retroactively adjusted to reflect the conversion ratio of .38411. At the effective time of the Merger SRKP redeemed all of its shares from its pre-merger stockholders in exchange for aggregate consideration of $200,000 paid by the Company.

Upon completion of the Merger, SRKP will adopt and continue implementing the Company’s business plan and change its name to “Cougar Biotechnology, Inc.” Upon completion of the Merger, the current officers and directors of SRKP will resign and the current officers and directors of the Company will be appointed officers and directors of SRKP. The Merger will be accounted for as a reverse acquisition with the Company as the accounting acquirer and SRKP as the accounting acquiree. SRKP is subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, and has not had significant operations since its inception. On April 6, 2006, SRKP changed its name to Cougar Biotechnology, Inc.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 16- Subsequent events (continued):
Stock options:
On February 24, 2006, the Board of Directors and stockholders approved an increase in the number of common shares reserved for issuance under the Plan from 768,220 to 1,152,330. On March 9, 2006, the Board of Directors approved an increase in the number of common shares reserved for issuance under the Plan from 1,152,330 to 1,344,385.

In February 2006, the Company issued options to purchase an aggregate of 181,300 shares of common stock at an exercise price of $4.82 per share, to two directors, one of whom is also an officer of the Company. These options vested contemporaneously with the closing of the private placement on April 3, 2006.

In March 2006, Cougar issued options to purchase an aggregate of 322,652  shares of common stock at an exercise price of $4.50 per share, to two directors, one of whom is also an officer of the Company. These options vested contemporaneously with the closing of the private placement on April 3, 2006.

Stockholders’ equity:
On April 3, 2006, contemporaneously with the closing of the Merger, the Company completed a private placement offering, whereby the Company raised gross proceeds of approximately $39,650,000 through the sale of 7,922,998 shares of Series A Preferred Stock and 880,334 shares of common stock (the “Offering”). Additionally, on terms similar to that in the Offering, the Company sold 35,334 shares of common stock and 318,008 shares of Series A Preferred Stock in consideration of cash in the amount of approximately $600,000 and the cancellation of approximately $990,000 of note obligations of the Company, including principal and interest. Each of the two placement agents in the Offering received a placement fee of $1,387,750 and was issued a five-year warrant to purchase 440,167 shares of the Company's common stock at an exercise price of $4.95 per share. The value of the warrants, using the Black-Scholes option pricing model, was approximately $2,400,000. The model assumed a risk-free interest rate of 4.78%, a five-year term and stock volatility of 72%. The Company has no obligation to settle any conversion of the Series A Preferred Stock in registered shares; the Company intends to settle such conversions only in unregistered shares. However, the Company has provided the holders of the Series A Preferred Stock with registration rights relating to the resale of the common stock issuable upon conversion of the Series A Convertible Preferred Stock.

Additionally, the Company converted the principal balance of the Bridge Notes totaling $6,145,120, together with accrued and unpaid interest of approximately $89,000 into 1,384,162 units under the same terms as provided in the Offering. Accordingly, the Company issued an additional 138,416 shares of common stock and 1,245,746 shares of Series A Preferred Stock as a result of the conversion of the Bridge Notes.

COUGAR BIOTECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$34,179,355	$1,040,864
Debt issuance costs, net	-	47,500
Prepaid expenses and other assets	961,885	164,061
Total current assets	35,141,240	1,252,425

Property and equipment, net	155,306	8,581
Debt issuance costs, net	-	453,276
Deposits	160,000	160,000
Totals	$35,456,546	$1,874,282

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable	$1,370,727	$1,251,586
Accrued expenses	838,839	875,728
Borrowings under line of credit	-	600,000
Convertible notes payable, net of discount	-	3,113,324
Notes payable, net of discount	-	934,887
Warrant liability	-	856,398
Option compensation liability for non-employees	-	459,833
Total current liabilities	2,209,566	8,091,756

Deferred rent	37,508	-

Total liabilities	2,247,074	8,091,756

Series A Redeemable Convertible Preferred Stock; $.0001 par value; 10,000,000 shares authorized; 9,486,752 shares issued and outstanding; liquidation value of $43,570,882 at September 30, 2006	38,954,520	-

Commitments and contingencies	-	-

Stockholders’ deficiency:
Common stock - $.0001 par value; 100,000,000 shares authorized; 4,607,105 shares issued and outstanding at September 30, 2006 and 3,553,021 shares issued and outstanding at December 31, 2005	460	355
Additional paid-in capital	13,338,194	5,132,020
Deficit accumulated during the development stage	(19,083,702)	(11,349,849)
Total stockholders’ deficiency	(5,745,048)	(6,217,474)
Totals	$35,456,546	$1,874,282

SEE ACCOMPANYING NOTES TO THE CONDENSED FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

			Period from
			May 14, 2003
			(date of
	Nine Months Ended		inception) to
	September 30,		September 30,
	2006	2005	2006
Operating expenses:
General and administrative	$3,124,549	$932,503	$6,934,002
Research and development	4,076,926	4,068,425	11,351,797
Depreciation	19,011	1,470	22,808
Totals	7,220,486	5,002,398	18,308,607

Loss from operations	(7,220,486)	(5,002,398)	(18,308,607)

Other income (expenses):
Interest income	699,294	12,358	736,800
Interest expense	(1,012,661)	(48,414)	(1,311,895)
Other expense	(200,000)	-	(200,000)

Totals	(513,367)	(36,056)	(775,095)

Net loss	(7,733,853)	(5,038,454)	(19,083,702)

Accretion of dividends on preferred stock	(842,845)	-	(842,845)
Accretion of issuance costs on preferred stock	(242,943)	-	(242,943)
Net loss applicable to common stock	$(8,819,641)	$(5,038,454)	$(20,169,490)

Net loss per common share - basic and diluted	$(2.07)	$(1.42)
Weighted-average common shares outstanding - basic and diluted	4,256,095	3,553,021

SEE ACCOMPANYING NOTES TO THE CONDENSED FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(Unaudited)

Period from May 14, 2003 (date of inception) through September 30, 2006

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Issuance of shares of common stock through private placement at $.4595 per share	1,632,468	$163	$749,837	$-	$750,000

Effect of issuance of shares of common stock to an officer at $.0026 per share	288,083	29	132,346	-	132,375

Option compensation for non-employees	-	-	207	-	207

Net loss	-	-		(378,375)	(378,375)

Balance at December 31, 2003	1,920,551	192	882,390	(378,375)	504,207

Issuance of shares of common stock through private placement at $2.60 per share	1,632,470	163	4,249,837	-	4,250,000

Option compensation for non-employees	-	-	14,476	-	14,476

Net loss				(3,160,136)	(3,160,136)

Balance at December 31, 2004	3,553,021	355	5,146,703	(3,538,511)	1,608,547

Issuance of warrants with notes payable	-	-	130,954	-	130,954

Issuance of warrants for debt costs	-	-	91,041	-	91,041

Option compensation for non-employees	-	-	403,331	-	403,331

Reclassification of fair value of non-employee options and warrants to liabilities due to issuance of convertible notes	-	-	(640,009)	-	(640,009)

Net loss	-	-	-	(7,811,338)	(7,811,338)

Balance at December 31, 2005	3,553,021	355	5,132,020	(11,349,849)	(6,217,474)

Issuance of shares of common stock through private placement at $4.50 per share	893,656	89	3,725,063	-	3,725,152

SEE ACCOMPANYING NOTES TO THE CONDENSED FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY) (CONCLUDED)
(Unaudited)

Period from May 14, 2003 (date of inception) through September 30, 2006

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Issuance of shares of common stock through debt conversion at $4.50 per share	160,428	16	722,544	-	722,560

Issuance of warrants with Series A Preferred	-	-	2,160,672	-	2,160,672

Option compensation for employees	-	-	744,799	-	744,799

Reclassification of fair value of non-employee options from liabilities due to debt conversion	-	-	1,195,927	-	1,195,927

Option compensation for non-employees	-	-	62,953	-	62,953

Reclassification of fair value of warrants from liability due to debt conversion	-	-	680,004	-	680,004

Accretion of dividends on preferred stock	-	-	(842,845)	-	(842,845)

Accretion of issuance costs on preferred stock	-	-	(242,943)	-	(242,943)

Net loss	-	-	-	(7,733,853)	(7,733,853)

Balance at September 30, 2006	4,607,105	$460	$13,338,194	$(19,083,702)	$(5,745,048)

SEE ACCOMPANYING NOTES TO THE CONDENSED FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
			Period from
			May 14, 2003
			(date of
	Nine Months Ended		inception) to
	September 30,		September 30,
	2006	2005	2006

Operating activities:
Net loss	$(7,733,853)	$(5,038,454)	$(19,083,702)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19,011	1,469	22,808
Option compensation for non-employees	799,048	83,350	1,258,881
Option compensation for employees	744,799	-	744,799
Stock issued for compensation	-	-	131,625
Other non-cash compensation	-	-	48,000
Amortization of discount on notes payable	376,712	33,102	486,785
Amortization of debt issuance costs	612,993	-	752,591
Charge to interest expense for change in warrant value	(68,634)	-	(48,634)
Amortization of deferred rent	3,753	-	3,753
Changes in operating assets and liabilities:
Employee advance	-	-	(96,000)
Prepaid expenses and other assets	(747,824)	(105,539)	(1,073,885)
Accounts payable and accrued expenses	212,729	2,179,746	2,340,043
Net cash used in operating activities	(5,781,266)	(2,846,326)	(14,512,936)

Investing activities - purchase of furniture and fixtures	(131,985)	(4,664)	(144,363)

Financing activities:
Net proceeds from issuance of common and preferred stock	37,251,520	-	42,252,270
Payment of debt issuance costs	(134,778)	-	(510,736)
Proceeds from issuance of notes payable	-	1,000,000	1,000,000
Payment of notes payable	(50,000)	-	(50,000)
Proceeds from issuance of convertible notes payable	2,585,000	-	6,145,120
Borrowings (payments) under line of credit	(600,000)	500,000	-
Net cash provided by financing activities	39,051,742	1,500,000	48,836,654
Net increase (decrease) in cash and cash equivalents	33,138,491	(1,350,990)	34,179,355

Cash and cash equivalents, beginning of period	1,040,864	1,838,594	-

Cash and cash equivalents, end of period	$34,179,355	$487,604	$34,179,355

SEE ACCOMPANYING NOTES TO THE CONDENSED FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS (CONCLUDED)
(Unaudited)
			Period from
			May 14, 2003
			(date of
	Nine Months Ended		inception) to
	September 30,		September 30,
	2006	2005	2006

Supplemental disclosures of non-cash investing and financing activities:
Carrying value of convertible notes converted to preferred and common stock	$6,145,120	$-	$6,145,120

Carrying value of promissory notes converted to preferred and common stock	$950,000	$-	$950,000

Fair value of warrants issued with notes payable	$47,497	$130,954	$574,485

Accrued interest on convertible and other notes converted to preferred and common stock	$130,477	$-	$130,477

Acquisition of leasehold improvements paid by lessor under lease obligation	$33,751	$-	$33,751

Fair value of warrants issued to placement agents	$2,400,000	$-	$2,400,000

Supplemental disclosures of cash flow information:
Interest paid	$12,588	$1,563	$27,390

SEE ACCOMPANYING NOTES TO THE CONDENSED FINANCIAL STATEMENTS

COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BUSINESS DESCRIPTION

Cougar Biotechnology, Inc. (the “Company”) is a development stage biopharmaceutical company based in Los Angeles, California that in-licenses novel therapeutics and develops such therapeutics for the treatment of cancer. The Company’s strategy is to license technologies that have previously been tested in clinical trials, enabling it to obtain an initial indication of the drug’s safety and biological activity in humans before committing capital to the drug’s development.

NOTE 2. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements (the “Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Security and Exchange Commission for interim financial information. Accordingly, the Financial Statements do not include all information and footnotes required by accounting principles generally accepted in the United States for complete annual financial statements. In the opinion of management, the accompanying unaudited Financial Statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2006 or for any subsequent period. These Financial Statements should be read in conjunction with the audited financial statements for Cougar Biotechnology, Inc. and notes thereto for the year ended December 31, 2005 included elsewhere in this prospectus.

NOTE 3. MERGER WITH PUBLIC COMPANY

On April 3, 2006, pursuant to an Agreement and Plan of Merger dated February 27, 2006 (the “Merger Agreement”) by and among the Company, SRKP 4, Inc., a Delaware corporation (“SRKP”), and SRKP Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SRKP, the Company entered into a “reverse merger” transaction whereby SRKP Acquisition Corp. merged with and into the Company, with the Company remaining as the surviving corporation and a wholly owned subsidiary of SRKP (the “Merger”). Pursuant to the Merger Agreement, each share of outstanding common stock and preferred stock of the Company automatically converted into shares of SRKP common stock and preferred stock, respectively, at a conversion ratio of .38411. All share and per share information in these unaudited condensed financial statements have been restated to retroactively reflect the conversion ratio of .38411. In consideration for their shares of the Company’s pre-merger capital stock and, in accordance with the Merger Agreement, the Company’s stockholders received an aggregate of 4,607,105 shares of SRKP common stock and 9,486,752 shares of SRKP’s newly designated Series A Preferred Stock. Upon completion of the Merger and the Redemption (as defined below), the Company’s stockholders held 100% of SRKP capital stock. In addition, the Company assumed all of the rights and obligations relating to all other securities convertible into and exercisable for shares of the Company’s capital stock outstanding immediately prior to the Merger, which constituted, on a fully-diluted basis, the rights to acquire an aggregate of 2,327,299 shares of SRKP common stock. Subsequent to the Merger, the holders of the Company’s capital stock held the same percentage of the Company’s capital stock after the effectiveness of the Merger as they held immediately prior to the Merger.

In addition, in accordance with the terms of the Merger, upon the effective time of the Merger the board of directors and officers of SRKP were replaced by the directors and officers of the Company. The business of SRKP was abandoned and the business plan of the Company was adopted. The transaction was therefore accounted for as a reverse acquisition with the Company as the acquiring party and SRKP as the acquired party for accounting purposes. On April 6, 2006, the Company completed a short-form merger with SRKP, whereby the Company merged with and into SRKP, and changed its name to “Cougar Biotechnology, Inc.”

NOTE 3. MERGER WITH PUBLIC COMPANY (CONCLUDED)

As a condition to the Merger, the Company entered into an Indemnity Agreement dated April 3, 2006 with Richard A. Rappaport and Anthony C. Pintsopoulos, SRKP’s former officers and directors, pursuant to which it agreed to indemnify such persons for actions taken in their official capacities as officers and directors relating to the consideration, approval and consummation of the Merger.

Contemporaneously with the closing of the Merger, pursuant to the terms of a Redemption Agreement dated February 27, 2006 by and among SRKP’s then-current stockholders, SRKP completed a redemption of an aggregate of 2,700,000 shares of common stock (the “Redemption”) from such former stockholders in consideration of an aggregate of $200,000 less the aggregate amount of fees, costs and expenses of attorneys, accountants and other service providers incurred by SRKP on or prior to the effective time of the Merger and an aggregate of $12,500 to be paid to such former stockholders on a pro rata basis in satisfaction of loans made by such individuals to SRKP. The 2,700,000 shares constituted all of the issued and outstanding shares of SRKP’s capital stock, on a fully-diluted basis, immediately prior to the Merger.

The merger of a private operating company into a non-operating public shell corporation with nominal net assets is considered to be a capital transaction in substance, rather than a business combination, for accounting purposes. Accordingly, the Company treated this transaction as a capital transaction without recording goodwill or adjusting any of its other assets or liabilities. The consideration in the amount of $200,000 paid to the former stockholders of SRKP was recorded as an Other Expense item and included in the Company’s net loss from operations for the nine months ended September 30, 2006.

NOTE 4. LIQUIDITY AND CAPITAL RESOURCES

The Company reported a net loss of $7,733,853 and negative cash flows from operating activities of $5,781,266 for the nine months ended September 30, 2006. The net loss from date of inception, May 14, 2003, to September 30, 2006 amounted to $19,083,702. As of September 30, 2006 the Company had approximately $34.2 million in cash and cash equivalents; however, it is still a development stage company that has not generated any revenues from operations. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from licensing of its products or by entering into strategic alliances to sustain its operations until it can achieve profitability and positive cash flows, if ever. The Company’s continued operations will depend on whether it is able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that the Company does obtain will be sufficient to meets its needs in the long term. Through September 30, 2006, a significant portion of the Company’s financings have been through private placements of common and preferred stock and debt financing.

The Company will continue to fund operations from cash on hand and through the similar sources of capital previously described. The Company can give no assurances that any additional capital that it is able to obtain will be sufficient to meet its needs. There can be no assurance that such capital will be available to the Company on favorable terms or at all. Should the Company be unable to raise additional funds in the future on acceptable terms, or at all, it may be forced to curtail its desired development. In addition, the Company could be forced to delay or discontinue product development, and forego attractive business opportunities. Any additional sources of financing will likely involve the sale of the Company’s equity securities, which will have a dilutive effect on the Company’s stockholders.

NOTE 5. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the periods presented as required by SFAS No. 128, “Earnings Per Share”. For the purpose of determining basic net loss per share, dividends and accreted issuance costs on Series A Convertible Preferred Stock have been added to the net loss to arrive at net loss applicable to common stock. Diluted earnings per share have not been presented because the assumed conversion of Series A Convertible Preferred Stock and the exercise of the Company’s outstanding options and warrants would have been anti-dilutive. Potentially dilutive securities excluded from the calculations amounted to 12,535,953 shares for the nine months ended September 30, 2006, comprised of 9,486,752 shares of Series A Convertible Preferred Stock, 1,861,556 shares issuable upon exercise of options and 1,187,654 shares issuable upon exercise of warrants. Potentially dilutive securities excluded from the calculations amounted to 688,590 shares for the nine months ended September 30, 2005, comprised of 635,703 shares issuable upon exercise of options and 52,887 shares issuable upon exercise of warrants.

STOCK- BASED COMPENSATION

The Company’s 2003 Stock Option Plan (the “Plan”) was adopted by the Board of Directors on May 15, 2003. Pursuant to the Plan, the Company may grant incentive stock options and nonqualified stock options, as well as other forms of equity -based compensation. Incentive stock options may be granted only to employees, while consultants, employees, officers and directors are eligible for the grant of nonqualified options under the Plan. The maximum term of stock options granted under the Plan is 10 years. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of such shares on the date of grant. During the nine months ended September 30, 2006, the Board of Directors approved an increase in the number of shares reserved from 1,344,385 to 2,344,385.

As required, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123, “Share-Based Payment” (“SFAS 123R”) on January, 1, 2006. SFAS 123R requires the fair value of all share-based payments to employees, including grants of stock options, to be recognized in the statement of operations over the requisite service period. The Company will continue to account for the fair value of all share-based payments to non-employees, including stock options, in a similar manner as required by SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123R eliminated the option provided by SFAS 123 that was used by the Company prior to January 1, 2006 to account for stock options granted to employees using the intrinsic value method under Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees.” Under APB 25, the Company only recorded compensation expense for stock options granted to employees for the excess, if any, of the fair value over the exercise price of an option as of the date of grant. By electing the intrinsic value method, the Company was required to present pro forma disclosures as if it had used the provisions of SFAS 123 and had recorded the fair value of employee stock options over the vesting period.

The Company has adopted SFAS 123R using the modified-prospective method and accordingly financial statement amounts for periods prior to January 1, 2006 have not been restated to reflect the fair value method of recognizing compensation cost relating to employee stock options. The adoption of SFAS 123R’s fair value method had and will continue to have a material impact on the Company's results of operations, although it will have no impact on the Company's cash flows or overall financial position. Under SFAS 123R, employee option grants are generally valued at the grant date and those valuations do not change once they have been established. As a result, the stock-based compensation expense the Company expects to record in 2006 will be based largely upon the amortization of costs for awards granted in 2006 and amounts related to the amortization of the fair value of unvested options granted in prior periods. As SFAS 123R includes further guidance on the assumptions to be used in the stock option pricing models, the Company expects to have difference between the expenses the Company would have

NOTE 5. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK- BASED COMPENSATION (CONTINUED)

been recognized for the pro-forma disclosures required by SFAS 123 and the expense the Company will recognize under SFAS 123R. Because of the variability in the assumptions to be used in the valuation of stock options we may grant in 2006 and the variability in the quantity and other terms of stock based awards we may issue in 2006, our ability to predict the 2006 stock-based compensation expense is limited.

Consequently, for the nine months ended September 30, 2006, the Company’s results of operations reflect compensation expense for stock options granted to employees in 2006 under its stock incentive plan and the unvested portion of stock option granted to employees prior to 2006 which vested during 2006. The amounts recognized in the financial statements related to stock-based compensation was $744,799 for the nine months ended September 30, 2006, which was included in general and administrative operating expense.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. As allowed by SFAS 123R for companies with a short period of publicly traded stock history, management’s estimate of expected volatility is based on the average expected volatilities of a sampling of five companies with similar attributes to the Company, including: industry, stage of life cycle, size and financial leverage. As the Company has so far only awarded “plain vanilla options” as defined by Staff Accounting Bulletin (SAB) No.107, the Company used the “simplified method” for determining the expected life of the options granted. This method is allowed at least until December 31, 2007, after which the Company may be required to adopt another method to determine expected life of the option awards. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant valuation. SFAS 123R does not allow companies to account for option forfeitures as they occur, instead estimated option forfeitures must be calculated upfront to reduce the option expense to be recognized over the life of the award and updated upon receipt of further information as to the amount of options expected to be forfeited.

The fair value of options granted to employees was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used during the nine months ended September 30, 2006:

2006
Dividend yield	0%
Expected volatility	72%
Risk - free interest rate	4.8%
Expected life	5.8 years
Expected forfeiture rate	0%

Through September 30, 2006 only senior level employees have been granted stock options. These employees tend to have a long-term commitment to the Company with negligible turnover, thus a forfeiture rate of 0% was determined.

NOTE 5. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK- BASED COMPENSATION (CONTINUED)

Activity with respect to the Plan is summarized as follows:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Shares	Exercise Price	Term (years)	Value
Outstanding at December 31, 2003	38,411	$0.39
Granted in the year-ended December 31, 2004	597,292	$1.12
Outstanding at December 31, 2004 and December 31, 2005	635,703	$1.08
Granted in nine months ended September 30, 2006	1,225,853	$4.54
Outstanding at September 30, 2006	1,861,556	$3.35	8.8	$1,930,085
Exercisable at September 30, 2006	937,997	$2.89	8.7	$1,214,903

At September 30, 2006, total unrecognized estimated employee compensation cost related to non-vested stock options granted prior to that date was $1,471,618, which is expected to be recognized over a weighted average period of 2.9 years. The weighted average grant date fair value of options granted during the nine months ended September 30, 2006 was $4.54 per share.

Prior to adoption of SFAS 123R, the Company accounted for stock-based employee compensation under APB 25. Had compensation cost for stock-based compensation been determined using the fair value method consistent with SFAS 123, the net loss and net loss per share for the nine months ended September 30, 2005 would have been adjusted to the following pro forma amount:

Nine Months
Ended
September 30,
2005
Net loss applicable to common stock:
As reported	$(5,038,454)
Stock-based employee compensation determined under the fair value method	(7,342)

Net loss applicable to common stock, pro forma	$(5,045,796)

Basic and diluted net loss per common share:
As reported	$(1.42)
Pro forma	$(1.42)
In accordance with the provisions of SFAS 123, and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” all other issuances of common stock, stock options or other equity instruments to non-employees (including consultants and all members of the Company’s Scientific Advisory Board) as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). The fair value of any options issued to non-employees is recorded in expense and additional paid-in capital in stockholders’ deficiency or current liabilities over the applicable service periods using variable accounting through the vesting date based on the fair value of the options at the end of each period.  During the nine months ended September 30, 2006 and 2005, the Company recognized expenses of $799,048 and $83,350, respectively, relating to the granting of options to non-employees for services and such expenses are included in the accompanying statements of operations. Approximately $727,000 of the option expense for the nine months ended September 30, 2006 represents the effect of options granted during such period, which is when the services were provided.

NOTE 5. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

STOCK- BASED COMPENSATION (CONCLUDED)

The fair value of options granted to non-employees was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions at September 30, 2006 and 2005:

	2006	2005
Dividend yield	0%	0%
Expected volatility	72%	72%
Risk - free interest rate	4.8%	4.0%
Expected lives	4 years	4 years

The price volatility for the calculation of value of options to non-employees was computed by using an average historical volatility of public companies in the same industry.

NOTE 6. PRIVATE PLACEMENT OFFERING

On April 3, 2006, immediately prior to the reverse acquisition of SRKP, the Company completed a private placement offering of 8,803,332 units at a price per unit of $4.50, each unit constituting 0.9 shares of Company preferred stock and 0.1 shares of Company common stock, in consideration of gross proceeds of $39,650,000. Accordingly, the Company issued 7,922,998 shares of newly designated Series A Preferred Stock and 880,335 shares of its common stock to investors in the offering. Cowen & Co. and Paramount BioCapital, Inc. (“Paramount”), of which Lindsay A. Rosenwald, M.D., a director and stockholder of the Company, serves as Chairman and Chief Executive Officer, each of whom are registered with the NASD as broker-dealers, acted as placement agents in the offering. Each placement agent received a placement fee of $1,387,750 and was issued a five-year warrant to purchase 440,167 shares of Company common stock at an exercise price of $4.95 per share. The value of the warrants, which was determined using the Black-Scholes option pricing model, was approximately $2,400,000. The model assumed a risk-free rate of 4.78%, a five year term and stock volatility of 72%. The warrants are exercisable upon written notice of exercise to the Company together with the payment of the exercise price or with a duly executed notice of cashless exercise. The warrants (and the common stock issued upon exercise of the warrants) were not registered, and include restrictions upon transfer. The Company has no obligation to settle any exercise of the placement agent or other warrants in cash or registered shares; the Company intends to settle only in unregistered shares. The Company has provided the warrantholders demand and piggyback registration rights relating to the resale of common stock issuable upon exercise of the warrants. Total net proceeds of $31,366,696 from the private placement were allocated to the Series A Convertible Preferred Stock including an allocation of $2,160,672 for the value of the warrants using the fair value method. Reimbursable expenses associated with the placement were approximately $76,000.

NOTE 7. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

In connection with the private placement closed on April 3, 2006 (see Note 6) and debt conversion on April 3, 2006 (see Note 10), the Company issued 9,486,752 shares of Series A Convertible Preferred Stock (“Series A”), the terms of which are set forth in a Certificate of Designation for the Series A filed with the Secretary of State of Delaware, for an aggregate amount of $42,728,037 in cash and debt conversion. The Series A have a stated value of $4.50 per share. Commencing on the date of issue, the holders of the Series A are entitled to receive cumulative dividends on each share of Series A, payable at the election of the Company in kind or in cash, at the rate of 4% per annum of the stated value, payable annually in arrears on each anniversary of the original issuance date. Among other rights, in the event of a liquidation, dissolution or winding up of the Company, holders of Series A are entitled to receive an amount equal to the greater of the stated value plus an amount equal to all accrued and unpaid dividends and the amount such holders would have been entitled to receive upon such liquidation event had the Series A been converted immediately prior to such liquidation event. The Series A can be converted at the option of the stockholder in whole or in part into shares of common stock at an initial conversion price per share of common stock of $4.50 at any time. Cumulative dividends as of September 30, 2006 were $842,845, or $0.09 per share.

Each share of Series A automatically converts into shares of common stock at a conversion price of $4.50, subject to adjustment, in the event that the closing price of the Company’s common stock exceeds 200% of the conversion price for twenty consecutive trading days. At any time after the tenth anniversary of the original issue date, the holders of a majority of the Series A then outstanding may demand that the Company redeem all of the remaining outstanding shares of Series A for a cash amount equal to the stated value, plus all accrued and unpaid dividends. Payment shall be made by the Company quarterly over the three years following such mandatory redemption date. The Company does not have an option to redeem such outstanding shares.

The Company has no obligation to settle any conversion of the Series A Preferred Stock or the related placement agent warrants in cash or registered shares; the Company intends to settle only in unregistered shares. However, the Company has provided the holders of the Series A Preferred Stock and the placement agent with registration rights relating to the resale of the common stock issuable upon conversion of the Series A Convertible Preferred Stock or exercise of the related placement agent warrants .

Pursuant to Rule 5-02-28 of Regulation S-X, the mandatory redemption feature of the Series A requires that it be presented in the balance sheet outside of permanent equity, as redemption is outside the control of the Company. Accordingly, the Company has recorded the Series A outside of permanent equity at its fair value at date of issue and has adjusted its carrying value for accreted dividends and issuance costs. The issuance costs are amortized over the period between the issuance date and the initial mandatory redemption date, using the interest method.

NOTE 8. CONVERTIBLE NOTES

On January 24, 2006, the Company completed the second and final closing relating to the issuance and sale of 5% convertible promissory notes (the “Bridge Notes”) with the issuance of Bridge Notes in the aggregate principal amount of $2,585,000. Fees of $134,778 were paid in cash and 31,244 warrants were issued to Paramount, of which Lindsay A. Rosenwald, M.D., a director and stockholder of the Company, serves as Chairman and Chief Executive Officer. The Bridge Notes and all unpaid interest were due on January 24, 2007. Interest was accrued at an annual rate of 5% and was originally payable upon the maturity of the Bridge Notes. The Bridge Notes were converted to equity on April 3, 2006 (see Note 10). In addition to the Bridge Notes, the investors received five-year warrants initially exercisable at $8.28 per share (subject to adjustments for stock splits, recapitalizations and similar events), for a number of shares of Company common stock equal to 20% of the principal amount of the Bridge Notes purchased divided by $8.28 (see Note 9). The number of shares issuable would have been 40% of the principal amount of the Bridge Notes purchased divided by $8.28 if the qualified equity placement (see Note 6) had not been completed within 90 days of the Bridge Note and warrant final closing in January 2006. Within 90 days of the Bridge Note and warrant closing in January 2006, the Company completed a qualified equity placement (see Note 6). Accordingly, the warrant coverage for the November 2005 and the January 2006 warrant issuances were adjusted from 40% coverage to 20% coverage. Warrants issued with the Bridge Notes were valued at $178,275, which was recorded as debt discount. The warrant issued to the placement agent was valued at $89,137 using the Black-Scholes option pricing model which was recorded as debt issuance cost. A risk-free interest rate of 4.3%, a term of five years and stock volatility of 72% were assumed in the model to determine the fair value. The warrants are exercisable upon written notice of exercise to the Company together with the payment of the exercise price. The warrants are redeemable at the option of the Company if the Company’s common stock is traded on the OTCBB, NASDAQ or a national securities exchange and the common stock has had an average closing price per share over a period of thirty consecutive calendar days equal to or greater than the exercise price of the warrants, as adjusted, which is initially $8.28. The warrants do not include cashless exercise or redemption provisions. Under the terms of the warrants, the Company has

NOTE 8. CONVERTIBLE NOTES (CONCLUDED)

no obligation to settle the warrants in cash or in registered shares; the Company intends to settle only in unregistered shares of its common stock. However, the Company has also provided the warrant holders with piggyback registration rights relating to the registration of the resale of the shares issuable upon exercise of the warrants.

NOTE 9. WARRANTS ISSUED WITH DEBT INSTRUMENTS

In November 2005 and January 2006, the Company issued Bridge Notes and warrants as discussed in Note 8 to the audited financial statements in the Form 8-K filed April 7, 2006 and Note 8 above. Since the conversion of the Bridge Notes could result in a conversion into an indeterminable number of common shares, the Company determined that under the guidance in EITF Issue No. 00-19 (“EITF 00-19”) “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”, the Company was prohibited from concluding that the Company had sufficient authorized and un-issued shares to net-share settle any warrants or options granted to non-employees. Therefore, on the date convertible notes were issued, the Company recorded the related fair value of the warrants as current liabilities. Further, on that date, the fair value of the non-employee options were reclassified from additional paid-in capital in equity to current liabilities.

For warrants and convertible notes payable issued in January 2006, the Company accounted for the value of the warrants arising from the issuance of debt instruments pursuant to EITF 00-19, by allocating the proceeds first to the fair value of warrants, and then any residual amounts to the debt instruments. The fair value of the warrants was allocated to liabilities and to note discount. Upon conversion of the convertible debt to stock on April 3, 2006 (see Note 10), the Company no longer had debt or equity instruments that could result in a conversion or an exercise into an indeterminable number of common shares. Accordingly, on April 3, 2006 the warrants and non-employee options were reclassified from current liabilities to additional paid-capital in the balance sheet.

The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the money at the commitment date pursuant to the consensus of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 (“EITF 00-27”), “Application of Issue No. 98-5 to Certain Convertible Instruments.” Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants included in the exchange based on the fair values of the warrants and the debt instruments as explained above. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital or liabilities and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved.

NOTE 10. DEBT CONVERSION AND PAY-OFF

Additionally, in conjunction with the private placement offering described in Note 6, the Company converted the aggregate principal balance totaling $6,145,120, together with accrued and unpaid interest of approximately $89,000 thereon, of its outstanding Bridge Notes into 1,384,162 units under the same terms as provided in the offering. Accordingly, the Company issued an additional 1,245,746 shares of Series A Preferred Stock and 138,416 shares of common stock to the holders of the Company’s Bridge Notes.

Under the same conditions as the Company’s April 3, 2006 private placement offering, the Company also issued 133,217 units to a director of the Company for a cash payment of approximately $600,000, and converted into preferred and common shares an aggregate of $950,000 of notes payable, together with accrued and unpaid interest of approximately $41,000 thereon, issued to five individuals, one of whom is a director of the Company. Accordingly, the Company issued an additional 318,008 shares of Series A Preferred and 35,334 shares of common stock to these individuals upon the conversion of the Bridge Notes.

Proceeds from the sale of the units was used to fully pay off the balance on a line of credit of $600,000 plus interest.

NOTE 11. SUBSEQUENT EVENTS

In conjunction with the closing on April 3, 2006 of the private placement offering (see Note 6), the Company was required by the subscription agreement to file a registration statement with the SEC on the appropriate form to allow the resale of the common stock issued in the offering (including the common stock issuable upon conversion of the Series A Preferred Stock) under the Securities Act within 30 days after the closing and to use its best effort to have the registration statement effective within 180 days after the closing. The Company's penalty for not meeting the registration requirement is to make compensatory payments (“Liquidated Damages”) in the amount equal to one percent of the aggregate purchase price paid by the subscribers for each 30-day period or prorated portion thereof in which the Company is in default of its obligation to register the shares or have the registration statement become effective. However, in no event will the Company be required to pay an aggregate amount that exceeds 12% of the aggregate purchase price paid by the investors. As of December 18, 2006, the registration statement had not become effective. Beginning on October 1, 2006 and up to the date the registration statement becomes effective, the Company will be in default of its obligations to have the registration statement become effective within 180 days of the placement closing. The Company is subject to compensatory payments to each placement subscriber payable within five business days of the end of each 30-day period in which such Liquidated Damages accrue. For each 30-day period in which the Company is in default it will be required to pay Liquidated Damages in the amount of approximately $412,000. The maximum potential exposure for the Company, based on the 12% cap, is approximately $4,944,000. As a result of the Liquidated Damages provision, the Company performed an evaluation of the transaction to determine whether it would cause the underlying instruments to be treated as liabilities under EITF 00-19. The Company reviewed the variance in the value of unregistered and registered stock to determine if it exceeded the 12% cap of the Liquidated Damages provision in accordance with provisions of EITF 05-4, “The Effect of a Liquidating Damages Clause in a Freestanding Financial Instrument Subject to Issue No. 00-19.” Based on this review, management has concluded that the Liquidated Damages provision does not cause the underlying instrument to be treated as liabilities under EITF 00-19.

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SRKP 4, Inc.
Los Angeles, California

We have audited the accompanying balance sheet of SRKP 4, Inc. (a development stage company) as of December 31, 2005, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from May 24, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SRKP 4, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the period from May 24, 2005 (inception) to December 31, 2005, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has not commenced operations. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company and ultimately achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado
January 19, 2006, except for the event discussed Note 5, dated February 27, 2006

SRKP 4, INC.
(A Development Stage Company)
BALANCE SHEET
DECEMBER 31, 2005

ASSETS

CURRENT ASSETS
Cash	$4,628
$4,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Due to Shareholders	$12,500

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT):
Preferred stock, $.0001 par value, 10,000,000 shares authorized, none issued	---
Common stock, $.0001 par value, 100,000,000 shares authorized, 2,700,000 shares issued and outstanding	270
Additional paid-in capital	24,730
(Deficit) accumulated during development stage	(32,872)

Total Stockholders’ (Deficit)	(7,872)
$4,628

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

SRKP 4, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM
MAY 24, 2005 (INCEPTION)
TO DECEMBER 31, 2005

	Cumulative from May 24, 2005 (Inception) To December 31, 2005

REVENUE	$	---

EXPENSES		32,872

NET (LOSS)		$(32,872)

NET (LOSS) PER COMMON SHARE - BASIC		$(.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING		2,700,000

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

SRKP 4, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM MAY 24, 2005 (INCEPTION)
TO DECEMBER 31, 2005

					(Deficit)
					Accumulated
				Additional	During	Total
	Common Stock			Paid-In	Development	Stockholders’
	Shares	Amount		Capital	Stage	Equity

Balances, May 24, 2005	---	$	---	$ ---	$ ---	$ ---

Sale of common stock on May 26, 2005 at $.009 per share	2,700,000		270	24,730	---	25,000
Net (loss)	---		---	---	(32,872)	(32,872)

Balances, December 31, 2005	2,700,000		$270	$24,730	$(32,872)	$(7,872)

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

SRKP 4, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM
MAY 24, 2005 (INCEPTION)
TO DECEMBER 31, 2005
Cumulative from May 24, 2005 (Inception) To December 31, 2005

CASH FLOWS (TO) OPERATING ACTIVITIES:
Net (loss)	$(32,872)

Net Cash (Used) by Operating Activities	(32,872)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued for cash	25,000

Advance From Shareholders	12,500

Net Cash Provided by Financing Activities	37,500

NET CHANGE IN CASH AND ENDING BALANCE	$4,628

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

SRKP 4, INC.
(A Development Stage Company)
NOTES TO AUDITED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
SRKP 4, Inc. (the Company), a development stage company, was organized under the laws of the State of Delaware on May 24, 2005. The Company is in the development stage as defined in Financial Accounting Standards Board Statement No. 7. The fiscal year end is December 31.

Going Concern and Plan of Operation
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and has not earned any revenues from operations to date. These conditions raise substantial doubt about it’s ability to continue as a going concern.

The Company is currently devoting its efforts to locating merger candidates. The Company's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company, and ultimately, achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Income Taxes
The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial amounts at year end.

For federal income tax purposes, substantially all expenses must be deferred until the Company commences business and then they may be written off over a 60-month period. These expenses will not be deducted for tax purposes and will represent a deferred tax asset. The Company will provide a valuation allowance in the full amount of the deferred tax asset since there is no assurance of future taxable income. Tax deductible losses can be carried forward for 20 years until utilized.

Deferred Offering Costs
Deferred offering costs, consisting of legal, accounting and filing fees relating to the offering will be capitalized. The deferred offering costs will be offset against offering proceeds in the event the offering is successful. In the event the offering is unsuccessful or is abandoned, the deferred offering costs will be expensed.

Cash and Cash Equivalents
Cash and cash equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

Concentrations of Credit Risk
The Company maintains all cash in deposit accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.

Earnings Per Common Share
A basic earnings per common share is computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

SRKP 4, INC.
(A Development Stage Company)
NOTES TO AUDITED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements
The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements is not anticipated to have a material effect on the operations of the Company.

NOTE 2 - STOCKHOLDERS' EQUITY

During May 2005, the Company sold for $25,000 cash 2,700,000 shares of its $.0001 par value common stock to various investors.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company neither owns nor leases any real or personal property. Most office services are provided without charge by the president. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein.  The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 4 - DUE TO STOCKHOLDERS

During the period certain stockholders advanced the Company $12,500 to pay for operating expenses. These funds have been advanced interest free.

NOTE 5 - SUBSEQUENT EVENTS

On February 27, 2006, the Company entered into an Agreement and Plan of Merger with a privately held company. In connection with the merger, the Company will redeem all of its currently outstanding shares of common stock, pursuant to a redemption agreement entered into between the Company and its existing shareholders. Certain conditions to consummating the merger exist and the parties may terminate the merger if the merger is not completed by March 31, 2006.

SRKP 4, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$--	$4,628

Totals	$--	$4,628

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Advance from stockholders	$12,500	$12,500

Total liabilities	12,500	12,500

Commitments and contingencies
Stockholders' deficiency:
Preferred stock - $.0001 par value; 10,000,000 shares
authorized; none issued or outstanding	--	--
Common stock - $.0001 par value; 100,000,000 shares
authorized; 2,700,000 shares issued and outstanding	270	270
Additional paid-in capital	24,730	24,730
Deficit accumulated during the development stage	(37,500)	(32,872)
Total stockholders' deficiency	(12,500)	(7,872)

Totals	$--	$4,628

SEE ACCOMPANYING NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SRKP 4, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
		Period From
		May 24, 2005
	Three Months Ended	(date of inception) to
	March 31, 2006	March 31, 2006
Operating expenses:
General and administrative	$4,628	$37,500
Totals	4,628	37,500

Net loss	$(4,628)	$(37,500)

Net loss per share	$(.00)

Weighted-average common shares
outstanding - basic	2,700,000

SEE ACCOMPANYING NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SRKP 4, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY
(Unaudited)

Period from May 24, 2005 (date of inception) through March 31, 2006

				Deficit
			Additional	Accumulated
	Common Stock		Paid-in	During the
	Shares	Amount	Capital	Development Stage	Total

Issuance of shares of common stock at $.0093 per share	2,700,000	$270	$24,730		$25,000
Net loss				$(32,872)	(32,872)
Balance at December 31, 2005	2,700,000	270	24,730	(32,872)	(7,872)
Net loss				(4,628)	(4,628)
Balance at March 31, 2006	2,700,000	$270	$24,730	$(37,500)	$(12,500)

SEE ACCOMPANYING NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SRKP 4, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2006 AND THE PERIOD FROM
MAY 24, 2005 (DATE OF INCEPTION) TO MARCH 31, 2006

		Cumulative
		Period
		From
		May 24, 2005
	Three Months	(date of
	Ended	inception) to
	March 31, 2006	March 31, 2006
Operating activities:
Net loss	$(4,628)	$(37,500)
Net cash used in operating activities	(4,628)	(37,500)

Financing activities:
Net proceeds from issuance of common stock		25,000
Advances from stockholders	--	12,500

Net cash provided by financing activities	--	37,500

Net decrease in cash and cash equivalents	(4,628)	--
Cash and cash equivalents, beginning of period	4,628	--

Cash and cash equivalents, end of period	$--	$--

SEE ACCOMPANYING NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SRKP 4, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS DESCRIPTION

SRKP 4, Inc. (the “Company”), a development stage company, was organized under the laws of the State of Delaware on May 24, 2005 for the purpose of acquiring an operating business. The Company has had limited activities and has not generated any revenue as of March 31, 2006 and, accordingly, is in the development stage as defined in Financial Accounting Standards Board Statement No. 7.

NOTE 2. BASIS OF PRESENTATION:

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, the financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2006 or for any subsequent period. These statements should be read in conjunction with the audited financial statements for SRKP 4, Inc. and notes thereto for the period ended December 31, 2005 included elsewhere herein.

NOTE 3. LIQUIDITY AND CAPITAL RESOURCES

The Company reported a net loss of $4,628 for the three months ended March 31, 2006. The net loss from date of inception, May 24, 2005 to March 31, 2006 amounted to $37,500. We have financed our operations since inception primarily through equity debt financing and from stockholder advances. The Company’s ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company, and ultimately, achieve profitable operations. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods presented as required by SFAS No. 128, “Earnings Per Share”.

PRINCIPLES OF CONSOLIDATION

The accompanying Consolidated Financial Statements include the accounts of SRKP 4, Inc. and SRKP Acquisition Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

SRKP 4, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. SUBSEQUENT EVENTS

Acquisition of Cougar Biotechnology, Inc.

Pursuant to an Agreement and Plan of Merger dated February 27, 2006 (the “Merger Agreement”) by and among us, SRKP Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, and Cougar Biotechnology, Inc., a Delaware corporation (“Cougar”), SRKP Acquisition Corp. merged with and into Cougar, with Cougar remaining as the surviving corporation and our wholly-owned subsidiary. Cougar in-licenses or acquires clinical stage products that have previously been tested in clinical trials for the treatment of cancer. This transaction is referred to throughout this report as the “Merger.” The Merger was effective as of April 3, 2006, upon the filing of a certificate of merger with the Delaware Secretary of State. In consideration for their shares of Cougar capital stock, and in accordance with the Agreement, the stockholders of Cougar at March 31, 2006 received an aggregate of 3,553,021 shares of our common stock. Upon completion of the Merger and the Redemption (as defined below), Cougar stockholders held 100% of our capital stock. In addition, we assumed all of the rights and obligations relating to all other securities convertible into and exercisable for shares of Cougar capital stock outstanding immediately prior to the Merger, which constitute, on a fully-diluted basis, the rights to acquire an aggregate 2,327,299 shares of our common stock. The Merger will be accounted for as a reverse merger in which Cougar will be the accounting acquirer.

As a condition to the Merger, we entered into an Indemnity Agreement dated April 3, 2006 with our former officers and directors, pursuant to which we agreed to indemnify such former officers and directors for actions taken by such officers and directors in their official capacities relating to the consideration, approval and consummation of the Merger.

On April 6, 2006, our board of directors approved a transaction pursuant to which Cougar merged with and into us, and we remained as the surviving corporation. In connection with this parent-subsidiary merger, we relinquished our prior corporate name, SRKP 4, Inc., and assumed in its place the name “Cougar Biotechnology, Inc.” The parent-subsidiary merger and name change became effective on April 6, 2006.

Redemption Agreement

Contemporaneously with the closing of the Merger, pursuant to the terms of a Redemption Agreement dated February 27, 2006 by and among the Company and its then-current stockholders, the Company completed a redemption of an aggregate of 2,700,000 shares of common stock (the “Redemption”) from its former stockholders in consideration of an aggregate of $200,000 paid by Cougar, less (i) the aggregate amount of fees, costs and expenses of our attorneys, accountants and other service providers incurred by the Company on or prior to the effective time and (ii) an aggregate of $12,500 to be paid to such former stockholders on a pro rata basis in satisfaction of an outstanding obligation of the Company to such former stockholders. The 2,700,000 shares constituted all of the issued and outstanding shares of the Company’s capital stock, on a fully-diluted basis, immediately prior to the Merger.

11,643,871 Shares

Common Stock

Cougar Biotechnology, Inc.

______________________

PROSPECTUS
______________________

____________, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under provisions of the certificate of incorporation and bylaws of the registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The registrant’s Certificate of Incorporation also eliminates the liability of directors of the registrant for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 25. Other Expenses Of Issuance And Distribution.

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$5,700
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Printing and engraving expenses	2,000
Miscellaneous	2,300

Total	$85,000

Item 26. Recent Sales of Unregistered Securities.

Issuances by SRKP 4, Inc.
SRKP issued 2,700,000 shares of common stock on May 26, 2005, to five accredited investors, Richard Rappaport, Anthony Pintsopoulos, Debbie Schwartzberg, Thomas Poletti and Glenn Krinsky, for aggregate cash consideration of $25,000. These shares were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder on the basis that SRKP reasonably believed each purchaser was an accredited investor, no general solicitation was involved and the offering did not otherwise involve a public offering. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Issuances by Cougar Biotechnology, Inc.

The following summarizes all of our sales of unregistered securities since inception in May 2003, as adjusted to reflect the Merger.

In May 2003, in connection with Cougar’s incorporation, we issued an aggregate of 1,632,468 shares of common stock to Horizon BioMedical Investments, LLC, for aggregate consideration of $750,000.

In May 2003, in connection with Cougar’s incorporation, we issued an aggregate of 288,083 shares of common stock to Alan H. Auerbach, our Chief Executive Officer and President and a director, for aggregate consideration of $750,750.

In July 2003, we issued Harold J. Meyers, a director, options to purchase 38,411 shares of common stock at an exercise price of $0.39 per share, such options vesting in equal amounts annually over three years. This issuance was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction completed pursuant to compensation benefit plans and contracts relating to compensation.

In January 2004, we issued Alan H. Auerbach, our Chief Executive Officer and President and a director, options to purchase 288,083 shares of common stock and Dr. Arie S. Belldegrun, a director, options to purchase an 153,644 shares of common stock. These options had an exercise price of $0.39 per share, and vest in equal amounts annually over four years, subject to acceleration upon certain change in control events. These issuances were exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as transactions completed pursuant to compensation benefit plans and contracts relating to compensation.

In March 2004, we issued an aggregate of 1,632,469 shares of common stock to Horizon BioMedical Investments, LLC, for aggregate consideration of $4,250,000.

In June 2004, we issued Eric Small, a consultant, an option to purchase 1,921 shares of common stock at an exercise price of $13.02 per share, such options vesting in equal amounts annually over three years. This issuance was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction completed pursuant to compensation benefit plans and contracts relating to compensation.

In August 2004, we issued Dr. Arie S. Belldegrun, a director, a 10-year option to purchase 38,411 shares of common stock at an exercise price of $0.39 per share, such options vesting in equal amounts annually over four years, subject to acceleration upon certain change in control events. The fair market value of our common stock at the date of this issuance was $2.60 per share. The grant was authorized by our board of directors. This issuance was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction completed pursuant to compensation benefit plans and contracts relating to compensation.

In August 2004, we issued Charles R. Eyler, our Vice President, Finance, an option to purchase 38,411 shares of common stock at an exercise price of $3.91 per share, such options vesting in equal amounts annually over two years. This issuance was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction completed pursuant to compensation benefit plans and contracts relating to compensation.

In November 2004, we issued Dr. Gloria Tsi-Yie Lee, our Vice President, Clinical Research and Development, an option to purchase 76,822 shares of common stock at an exercise price of $3.91 per share, such options vesting in equal amounts annually over two years. This issuance was exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction completed pursuant to compensation benefit plans and contracts relating to compensation.

On October 31, 2005, we issued to Dr. Lindsay A. Rosenwald, one of our directors and the managing member of Horizon BioMedical Investments, LLC, a significant stockholder, a warrant to purchase an aggregate of 31,732 shares of common stock at an exercise price of $8.28 per share in consideration of such director providing a guaranty of Cougar’s obligations under a $1,000,000 line of credit facility with Bank of America.

In June 2005, we issued warrants to purchase an aggregate of 52,887 shares of common stock at an exercise price of $8.28 per share to five individuals in consideration of loans from such individuals in the aggregate amount of $1,000,000. Of this amount, warrants to purchase 35,699 shares of common stock were issued to Dr. Arie S. Belldegrun, a director. The remaining four individuals are not affiliates of Cougar.

In two closings on November 23, 2005 and January 24, 2006, we sold an aggregate of $6,145,120 in aggregate principal amount of senior convertible notes to certain institutional and individual accredited investors in a private placement transaction. Additionally, we issued warrants to purchase an aggregate of 74,227 shares of common stock at an exercise price per share of $8.28 to our placement agent, Paramount BioCapital, Inc., and its designees. The Chairman and Chief Executive Officer of Paramount BioCapital, Inc. is Lindsay A. Rosenwald, M.D., one of our directors, and Paramount BioCapital, Inc. is an affiliate of Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member, and which is one of our substantial stockholders

In February 2006, we issued each of Alan H. Auerbach, our Chief Executive Officer, President and a director, and Dr. Arie S. Belldegrun, a director, options to purchase 90,650 shares of common stock, at an exercise price of $4.82 per share. These options vested contemporaneously with our completion of the private placement offering on April 3, 2006. These issuances were exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as transactions completed pursuant to compensation benefit plans and contracts relating to compensation.

In March 2006, we issued each of Alan H. Auerbach, our Chief Executive Officer, President and a director, and Dr. Arie S. Belldegrun, a director, options to purchase 161,326 shares of common stock, at an exercise price of $4.50 per share. These options vested contemporaneously with our completion of the private placement offering on April 3, 2006. These issuances were exempt from registration under the Securities Act pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as transactions completed pursuant to compensation benefit plans and contracts relating to compensation.

On April 3, 2006, we completed a private placement offering to accredited investors (as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) of 8,803,332 units, each unit consisting of 0.9 shares of preferred stock and 0.1 shares of common stock, at a price per unit of $4.50. Accordingly, we issued 880,334 shares of our common stock and 7,922,998 shares of our preferred stock under the offering.

Additionally, Cougar converted the aggregate principal balance of $6,145,120, together with accrued and unpaid interest of $89,053 thereon, of the bridge notes into 3,603,568 units under the same terms as provided in the offering. Accordingly, we issued an additional 138,417 shares of our common stock and 1,245,750 shares of our preferred stock pursuant to the conversion of the bridge notes. The conversion of the bridge notes into units was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof, as the securities were exchanged for other securities of the issuer and no commission or other remuneration was paid in relation to such exchange.

Cougar also issued units, under the same terms as provided in the offering, to a trust established for the benefit of the family of Dr. Lindsay A. Rosenwald, a director, for approximately $600,000 and converted an aggregate of $950,000 of notes, together with interest thereon, issued to five individuals, including Dr. Arie Belldegrun, a director. Pursuant to the approximately $600,000 and the conversion of notes, Cougar issued an additional 35,334 shares of our common stock and 318,008 shares of preferred stock.

On or about December 18, 2006, we issued pursuant to a private placement offerintg to certain of our security holders who participated in our April 3, 2006 offering an aggregate of 89, 198 shares of our common stock, at a price per share of $4.50, in lieu of a cash payment of an aggregate of $401,391 to such security holders for the delay in effectiveness of registration of the resale of certain shares held by them.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, Cougar believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Based on representations from the above-referenced investors, we have determined that such investors were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 27. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated February 27, 2006 by and among Cougar Biotechnology, Inc., SRKP 4, Inc. and SRKP Acquisition Corp. (incorporated by reference to Exhibit 10.1 to the Cmpany's Current Report on Form 8-K filed on March 2, 2006).

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our registration statement on Form 10SB filed on August 3, 2005)
3.2
Certificate of Merger relating to the merger of SRKP Acquisition Corp. with and into Cougar Biotechnology, Inc. (incorporated by reference to Exhibit 3.1 of our Current Report Form 8-K dated April 3, 2006 and filed on April 7, 2006)

3.3
Certificate of Ownership relating to the merger of Cougar Biotechnology, Inc. with and into SRKP4, Inc. (incorporated by reference to Exhibit 3.2 of our Current Report Form 8-K dated April 3, 2006 and filed on April 7, 2006)

3.4
Certificate of Designation of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 31, 2006 and filed by April 6, 2006.)

3.5	Bylaws of the Company (incorporated by reference to Exhibit 3.1 of our registration statement on Form 10SB filed on August 3, 2005)
4.1	Form of Warrant issued on or about June 5, 2005+
4.2	Schedule indentifying holders of warrants issued to certain lenders in consideration of loans, in the form of Warrant incorporated by reference to Exhibit 4.1 (incorporated by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-QSB filed on August 16, 2006).
4.3	Form of Warrant - Related to the Sale of Bridge Notes+
4.4	Form of Warrant issued in 2006 and expiring in 2011+
4.5	Form of Warrant (2005A Series)+
4.6	Form of Warrant issued to placement agents in connection with April 3, 2006 private placement (incorporated by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-QSB filed on August 16, 2006).+
5.1	Opinion of Maslon Edelman Borman and Brand, LLP+
10.1	Stock Purchase Agreement with Horizon BioMedical+
10.2	Employment Agreement with Alan H. Auerbach September 28, 2006 (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed October 2, 2006).
10.3	Scientific Advisory Agreement with Dr. Arie Belldegrun dated December 2003+
10.4	Amendment to Scientific Advisory Agreement with Dr. Belldegrun dated August 24, 2004+
10.5	Employment Offer Letter to Charles R. Eyler dated August 5, 2004+
10.6	Employment Offer Letter to Dr. Gloria Lee dated October 21, 2004+
10.7	License Agreement with BTG International Ltd dated March 23, 2004 ++
10.8	Exclusive License Agreement with Emory University dated February 23, 2004++
10.9	First Amendment to License Agreement made and entered into June 2, 2004 with Emory University ++
10.10	License Agreement with LEO Pharma A/S dated June 27, 2005 ++
10.11	Summary terms of non-employee directors compensation program (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed September 12, 2006).
10.12	2003 Stock Option Plan (as amended through September 6, 2006) (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed September 12, 2006).
10.13	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the Company’s form 8-K Filed September 12, 2006).
10.14
Redemption Agreement dated February 27, 2006 by and among SRKP 4, Inc. and Richard A. Rappaport, Anthony C. Pintsopoulos, Debbie Schwartzberg, Thomas Poletti and Glenn Krinsky (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 2, 2006).

10.15
Indemnity Agreement dated April 3, 2006 by and among SRKP 4, Inc., Cougar Biotechnology, Inc., Richard A. Rappaport and Anthony C. Pintsopoulos (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 7, 2006).

10.16	Form of Subscription agreement dated April 3, 2006 entered into with investors in the April 3, 2006 private placement offering
16.1	Letter of AJ. Robbins, P.C. dated April 26, 2006 (incorporated by reference to our Current Report on Form 8-K filed on April 26, 2006)
23.1	Consent of J.H. Cohn LLP
23.2	Consent of AJ. Robbins, P.C.
23.3	Consent of Maslon Edelman Borman and Brand, LLP (included in Exhibit 5.1)
____________________

+	Previously filed
++	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Item 28. Undertakings.

(a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 20, 2006.

COUGAR BIOTECHNOLOGY, INC.

By:	/s/ Alan H. Auerbach
Name: Alan H. Auerbach
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registration Statement has been signed as of the dates indicated by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Alan H. Auerbach	President, Chief Executive Officer and Director (Principal Executive Officer)	December 20, 2006
Alan H. Auerbach

/s/ Charles R. Eyler	Treasurer (Principal Accounting and Financial Officer)	December 20, 2006
Charles R .Eyler

*	Director	December 20, 2006
Arie Belldegrun, M.D.

*	Director	December 20, 2006
Lindsay A. Rosenwald, M.D.

*	Director	December 20, 2006
Harold J. Meyers

Director
Michael S. Richman

Director
Russell H. Ellison, M. D.

* By: /s/ Alan H. Auerbach
Name: Alan H. Auerbach
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
10.7	License Agreement with BTG International Ltd. dated March 23, 2004**
10.8	Exclusive License Agreement with Emory University dated February 23, 2004**
10.9	First Amendment to License Agreement made and entered into June 2, 2004 with Emory University**
10.10	License Agreement with LEO Pharma Als dated June 27, 2005**
10.16	Form of Subscription Agreement dated April 3, 2006 entered into with investors in the April 3, 2006 private placement offering.
23.1	Consent of J.H. Cohn LLP
23.2	Consent of AJ. Robbins, P.C.

** Confidential treatment has been requested us to certain portions of this exhibit pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.